As filed with the Securities and Exchange Commission on September 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Civista Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6022	34-1558688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dennis G. Shaffer

President and Chief Executive Officer

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony D. Weis Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, OH 43215 Phone: (614) 464-5465	Michael G. Dailey Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, OH 45202 Phone: (513) 977-8644

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE FARMERS SAVINGS BANK

111 W. Main St.

Spencer, Ohio 44275

Notice of Special Meeting of Shareholders

To be held on November [●], 2025

To the Shareholders of The Farmers Savings Bank:

Notice is hereby given that a special meeting of the shareholders of The Farmers Savings Bank (“Farmers”) will be held at    .m., Eastern Daylight Savings Time, on November [●], 2025, at Farmers’ main office located at 111 W. Main St., Spencer, Ohio 44275, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of July 10, 2025, by and among Civista Bancshares, Inc., Civista Bank and Farmers; and

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

Holders of record of Farmers common shares at the close of business on September [●], 2025, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The adoption and approval of the Agreement and Plan of Merger requires the affirmative vote of the holders of at least two-thirds (2/3rds) of the Farmers common shares outstanding as of the record date.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of Farmers common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Farmers common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.

The Farmers board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you have any questions regarding the accompanying proxy statement/prospectus, please contact Thomas W. Lee, President and Chief Executive Officer of Farmers, by calling (330) 648-3188, or by email to twlee@fsb-spencer.com].

By Order of the Board of Directors,

Thomas W. Lee

President and Chief Executive Officer

The Farmers Savings Bank

September [●], 2025

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 10, 2025

SUBJECT TO COMPLETION

Prospectus of Civista Bancshares, Inc.	Proxy Statement of The Farmers Savings Bank

To the Shareholders of The Farmers Savings Bank

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Civista Bancshares, Inc. (“Civista”), Civista Bank and The Farmers Savings Bank (“Farmers”) have entered into an Agreement and Plan of Merger dated as of July 10, 2025 (the “Merger Agreement”), which provides for the merger of Farmers with and into Civista Bank, with Civista Bank being the surviving bank in the merger (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Farmers and the approval of the Merger by certain regulatory agencies.

Under the terms and subject to the conditions of the Merger Agreement, each Farmers common share issued and outstanding immediately prior to the effective time of the Merger (excluding any Farmers treasury shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into the right to receive (i) $69,850 in cash and (ii) approximately 2,869 Civista common shares (the “Merger Consideration”). The Merger Consideration is subject to potential adjustment under the terms of the Merger Agreement based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Farmers common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Farmers common shares owned by such holder at the effective time of the Merger) will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista common shares on the Nasdaq Capital Market for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Civista’s common shares are traded on the Nasdaq Capital Market under the symbol “CIVB.” On July 9, 2025, the last trading day preceding the public announcement of the Merger, the closing price of Civista’s common shares was $24.72 per share. On September [●], 2025, the closing price of Civista common shares was $[●] per share.

Because the number of Civista common shares to be received for each Farmers common shares in the Merger is fixed (except for customary anti-dilution adjustments and the potential adjustment to the mix of consideration if necessary to ensure the intended tax treatment of the Merger, as described in the Merger Agreement), when you receive Civista common shares as a portion of the Merger Consideration for your Farmers common shares, the implied value of the common share consideration that you will receive will depend on the market price of Civista’s common shares at the time you receive your Civista common shares. The value of the Civista common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Civista common shares on the date of this proxy statement/prospectus. Accordingly, we urge you to obtain current market quotations of Civista common shares.

Farmers will hold a special meeting of its shareholders at    .m., Eastern Daylight Savings Time, on November [●], 2025, at Farmers’ main office located at 111 W. Main St., Spencer, Ohio 44275. At the special meeting, Farmers’ shareholders will be asked to adopt and approve the Merger Agreement (the “Merger Proposal”). Farmers’ shareholders will also be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Proposal.

This document is a proxy statement that Farmers is using to solicit proxies for use at its special meeting of shareholders to vote on the adoption and approval of the Merger Agreement. It is also a prospectus relating to Civista’s offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger Proposal and other related matters.

The board of directors of Farmers unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” each of the proposals to be considered at the special meeting.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 21 for a discussion of the risks related to the Merger and owning Civista common shares after the Merger.

Whether or not you plan to attend Farmers’ special meeting, the Farmers board urges you to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope. Not voting by proxy or at the Farmers special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement.

Sincerely,

Thomas W. Lee

President and Chief Executive Officer

The Farmers Savings Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Civista common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated September [●], 2025, and is first being mailed to Farmers shareholders on or about September [●], 2025.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Civista Bancshares, Inc. (“Civista”) from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Civista at no cost from the SEC’s website at www.sec.gov. You may request a copy of Civista’s filings with the SEC (excluding exhibits) at no cost by contacting Civista at the address and/or telephone number below. Certain information filed by Civista with the SEC is also available, without charge, through Civista’s website at www.civb.com under the “Documents” page under the “Resources” section.

Civista has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Farmers shareholders as part of the Merger Consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. These documents are available, without charge, to you upon written or oral request at the Civista address and telephone number listed below:

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

Attention: Investor Relations

(419) 625-4121

Additional information about Farmers may be obtained by contacting Thomas W. Lee, President and Chief Executive Officer of Farmers, by calling (330) 648-3188, or by email to twlee@fsb-spencer.com.

To obtain timely delivery of these documents, you must request the information no later than [●], 2025, which is five business days before the date of the Farmers special meeting, in order to receive them before the Farmers special meeting.

Civista common shares are traded on the Nasdaq Capital Market under the symbol “CIVB.” There is no established public trading market for Farmers common shares, which are not listed for trading or quoted on any exchange or over-the-counter market.

Neither Civista nor Farmers has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Civista’s and Farmers’ business, financial condition, results of operations and prospects may have changed since those dates. Neither the mailing of this proxy statement/prospectus to holders of Farmers common shares nor the issuance of the Civista common shares in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Civista has been provided by Civista and information contained in this proxy statement/prospectus regarding Farmers has been provided by Farmers.

See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●] for further information.

Annexes:

ANNEX A	Agreement and Plan of Merger

ANNEX B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

ANNEX C	Opinion of Janney Montgomery Scott LLC

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Civista Bancshares, Inc. (“Civista”), Civista Bank and The Farmers Savings Bank (“Farmers”) have entered into an Agreement and Plan of Merger dated as of July 10, 2025 (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. Pursuant to the terms and subject to the conditions of the Merger Agreement, Farmers will merge with and into Civista Bank, with Civista Bank being the surviving bank in the merger (the “Merger”). The Merger Agreement must be adopted and approved by the holders of at least two-thirds (2/3rds) of the Farmers common shares outstanding and entitled to vote at the special meeting.

Farmers is holding a special meeting of the shareholders of Farmers to consider and vote on the adoption and approval of the Merger Agreement. This document is also a prospectus that is being delivered to holders of Farmers common shares because, in connection with the Merger, Civista will be issuing Civista common shares to holders of Farmers common shares as part of the Merger consideration.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of Farmers, and you should read it carefully. The enclosed proxy materials allow you to vote your Farmers common shares without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will Farmers shareholders receive in the Merger?

A:

Under the terms and subject to the conditions of the Merger Agreement, each Farmers common share issued and outstanding immediately prior to the effective time of the Merger (excluding any Farmers treasury shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into the right to receive:

•	$69,850 in cash (the “Cash Consideration”), and

•	2,869 Civista common shares (the “Stock Consideration”).

The amount of the Cash Consideration is subject to potential adjustment under the terms of the Merger Agreement based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement (the “Adjusted Farmers Equity”). If the Adjusted Farmers Equity is less than $56,000,000 (the “Equity Minimum”), then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be reduced by the amount by which the Adjusted Farmers Equity is less than the Equity Minimum. Conversely, if the Adjusted Farmers Equity is greater than the Equity Minimum, then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be increased by 50% of the amount by which the Adjusted Farmers Equity is greater than the Equity Minimum.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Farmers common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Farmers common shares owned by such holder at the effective time of the Merger) will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista common shares on the Nasdaq Capital Market for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Q:	Can I make an election to select the form of Merger consideration I desire to receive?

A:	No. Each Farmers common share will be converted into the right to receive the combination of Cash Consideration and Stock Consideration as provided in the Merger Agreement.

Q:	Does Farmers anticipate paying any dividends prior to the effective date of the Merger?

A:

Yes. Under the terms of the Merger Agreement, prior to the effective date, Farmers is permitted to pay to its shareholders quarterly cash dividends consistent with its past practice and in compliance with applicable laws, provided such dividends do not exceed $1,500 per share per quarter (pro-rated for any partial quarter).

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of Farmers common shares?

A:

The completion of the Merger is conditioned on receipt by Civista of a tax opinion from its legal counsel, Vorys, Sater, Seymour and Pease LLP, and receipt by Farmers of a tax opinion from its legal counsel, Dinsmore & Shohl LLP, dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). However, none of Civista, Civista Bank or Farmers has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. The U.S. federal income tax consequences of the Merger to a U.S. holder of Farmers shares will depend on the relative mix of cash and Civista common shares received by that Farmers shareholder. U.S. holder of Farmers shares will recognize gain, but not loss, when they exchange their Farmers common shares for a combination of cash and Civista common shares, but their taxable gain in that case will not exceed the cash they receive in the Merger. Special rules apply to U.S. holders of Farmers shares who receive cash in lieu of fractional Civista common shares or who properly exercise dissenters’ rights and receive solely cash in exchange for their Farmers common shares. For a more detailed discussion of the material U.S. federal income tax consequences of the Members, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus.

The tax consequences of the Merger to any particular Farmers shareholder will depend upon that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Merger to you.

Q:	When and where will the Farmers special meeting of shareholders take place?

A:

The special meeting of shareholders of Farmers will be held at be held at _____ __.m., Eastern Daylight Savings Time, on November [●], 2025, at Farmers’ main office located at 111 W. Main St., Spencer, Ohio 44275.

Holders of record of Farmers common shares at the close of business on September [●], 2025, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

Even if you plan to attend the Farmers special meeting, Farmers recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “How do I vote my common shares of Farmers?” below.

Q:	What matters will be considered at the Farmers special meeting?

A:

At the Farmers special meeting, the shareholders of Farmers will be asked to vote to (1) adopt and approve the Merger Agreement, and (2) approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	What is the recommendation of the Farmers board of directors with respect to the matters to be considered at the special meeting?

A:

The board of directors of Farmers has unanimously determined that the Merger Agreement is in the best interests of Farmers and its shareholders and recommends that Farmers shareholders vote “FOR” the proposal to adopt and approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement.

Q:	What vote is needed to adopt and approve the Merger Agreement and to approve the adjournment of the special meeting?

A:

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds (2/3rds) of the Farmers common shares outstanding and entitled to vote at the special meeting. As of the September [●], 2025 record date, there were a total of 500 Farmers common shares outstanding. As a result, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 334 Farmers common shares.

As of July 10, 2025, the directors and certain other key shareholders of Farmers, who collectively beneficially own 357.5 Farmers common shares, entered into voting agreements with Civista pursuant to which they have agreed, subject to certain terms and conditions, to vote their Farmers common shares in favor of the adoption and approval of the Merger Agreement.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Farmers common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote my Farmers common shares?

A:

If you were the record holder of Farmers common shares as of the September [●], 2025 record date, you are entitled to receive notice of, and to vote at, the Farmers special meeting. Each holder of Farmers common shares is entitled to cast one (1) vote on each matter properly brought before the Farmers special meeting for each Farmers common share that such holder owned of record as of the record date.

Attendance at the Farmers special meeting is not required to vote. Whether or not you attend the Farmers special meeting, the Farmers board of directors urges you to promptly submit your voting instructions by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares will be represented at the Farmers special meeting. If you return your properly executed proxy card, prior to the special meeting and do not revoke it prior to its use, your shares will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting.

Q:	How will my Farmers common shares be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card and do not indicate how you want your Farmers common shares to be voted, then your Farmers common shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	What will happen if I fail to vote or abstain from voting?

A:

If you fail to promptly submit your voting instructions by returning your proxy card before the Farmers special meeting and you do not vote in person at the Farmers special meeting, or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

If you are a record holder of your Farmers common shares and you have returned a properly executed proxy card, you may revoke it or change it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Corporate Secretary of Farmers, at 111 W. Main St., Spencer, Ohio 44275;

•

executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the Corporate Secretary of Farmers, at 111 W. Main St., Spencer, Ohio 44275, before it is voted at the special meeting; or

•	attending the special meeting and either giving notice of revocation in person to the Secretary, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	Are Farmers shareholders entitled to dissenters’ rights?

A:

Yes. If you are a Farmers shareholder as of the September [●], 2025 record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your Farmers common shares. To exercise your dissenters’ rights, you must deliver to Farmers a written demand for payment of the fair cash value of your shares before the vote on the adoption and approval of the Merger Agreement is taken at the special shareholders meeting. The demand for payment must include your address, the number of Farmers common shares owned by you, and the amount you claim to be the fair cash value of your Farmers common shares, and should be mailed to: The Farmers Savings Bank, Attention: Corporate Secretary, 111 W. Main St., Spencer, Ohio 44275. Farmers shareholders who wish to exercise their dissenters’ rights must: (i) not vote in favor of the Merger or elect not to return the proxy card, and (ii) deliver written demand for payment prior to the Farmers shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page [●] of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger late in the fourth quarter of 2025, assuming shareholder approvals and all applicable regulatory approvals have been received by then and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Farmers shareholders send in their stock certificates now?

A:

No. Within five (5) business days after the Merger is completed, the Exchange Agent for the Merger will send to you a letter of transmittal with instructions informing you how to send in your Farmers stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Farmers stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy card.

Q:	What do I need to do now?

A:

After carefully reviewing this proxy statement/prospectus, including its Annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Are there any risks that I should consider in deciding whether to vote in favor of the Merger Agreement and the other proposals to be considered at the Farmers special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section titled “RISK FACTORS” beginning on page [●]. You also should read and carefully consider the risk factors of Civista in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	Who can answer my questions?

A:

If you have questions about the Merger Agreement or the Merger, need assistance in submitting your proxy card or voting your Farmers common shares, or need additional copies of this proxy statement/prospectus or additional proxy cards, please contact Thomas W. Lee, President and Chief Executive Officer of Farmers, by calling (330) 648-3188, or by email to twlee@fsb-spencer.com.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Civista into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Certain items in this summary include a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Civista Bancshares, Inc.

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

Civista was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended (the “GLBA”). Civista’s office is located at 100 East Water Street, Sandusky, Ohio.

Civista Bank, owned by Civista since 1987, opened for business in 1884 as The Citizens National Bank. In 1898, Civista Bank was reorganized under Ohio banking law and was known as The Citizens Bank and Trust Company. In 1908, Civista Bank surrendered its trust charter and began operation as The Citizens Banking Company. The name Civista Bank was introduced during the first quarter of 2015 to solidify our dual Citizens/Champaign brand and distinguish ourselves from the many other banks using the “Citizens” name in our existing and prospective markets. Civista Bank maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky, Norwalk, Berlin Heights, Huron, Port Clinton, Castalia, New Washington, Shelby, Willard, Greenwich, Plymouth, Shiloh, Akron, Dublin, Plain City, Russells Point, Urbana, West Liberty, Quincy, Dayton, Beachwood, Gahanna, Napoleon, Malinta, Liberty Center, Holgate, Bowling Green, and in the following Indiana communities: Lawrenceburg, Aurora, West Harrison, Milan, Osgood and Versailles. Civista Bank also operates loan production offices in Westlake, Ohio and Fort Mitchell, Kentucky and a leasing company office in Pittsburgh, Pennsylvania. Civista and its consolidated subsidiaries as discussed below, accounted for 99.4% of Civista’s consolidated assets at December 31, 2024.

First Citizens Investments, Inc. (“FCI”) was formed in 2007 as a wholly owned subsidiary of Civista Bank to hold and manage its securities portfolio. The operations of FCI are located in Wilmington, Delaware.

Civista Leasing & Financing (“CLF”) formerly known as Vision Financial Group, Inc. (“VFG”) was acquired in the fourth quarter of 2022 as a wholly owned subsidiary of Civista Bank. Effective as of August 31, 2023, VFG was merged with and into Civista Bank, and CLF is now operated as a full-service general equipment leasing and financing division of Civista Bank. The operations of CLF are located in Pittsburgh, Pennsylvania.

First Citizens Insurance Agency, Inc. (“FCIA”) was formed as a wholly owned subsidiary of Civista to allow Civista to participate in commission revenue generated through its third-party insurance agreement.

Water Street Properties, Inc. (“WSP”) was formed as a wholly owned subsidiary of Civista to hold properties repossessed by Civista’s subsidiaries.

CIVB Risk Management, Inc. (“CRMI”), a wholly owned subsidiary of Civista that was formed and began operations on December 26, 2017, is a Delaware-based captive insurance company which insures against certain risks unique to the operations of Civista and for which insurance may not be currently available or economically feasible in today’s insurance marketplace. CRMI pools resources with several other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among themselves. CRMI is subject to regulations of the State of Delaware and undergoes periodic examinations by the Delaware Department of Insurance.

Civista’s primary business is incidental to Civista Bank and its subsidiaries. Civista Bank, through its locations in the Ohio counties of Erie, Crawford, Champaign, Cuyahoga, Franklin, Huron, Logan, Madison, Montgomery, Ottawa, Richland, Henry, Wood and Summit, in the Indiana counties of Dearborn and Ripley and in the Kentucky county of Kenton, conducts general banking business that involves collecting customer deposits, making loans, purchasing securities, and offering Trust services. Civista Bank also engages in a general equipment leasing and financing business nationwide through its CLF division.

On a parent company only basis, Civista’s primary source of funds is the receipt of dividends paid by its subsidiaries, principally Civista Bank. The ability of Civista Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Civista Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions (the “ODFI”) unless the total of the dividends in a calendar year exceeds the total net profits of Civista Bank for the year combined with the retained profits of Civista Bank for the two preceding years.

At June 30, 2025, Civista had total consolidated assets of $4.2 billion, total net loans of $3.1 billion, total deposits of $3.2 billion and total shareholders equity of $404.1 million.

Recent Developments. On July 10, 2025, Civista announced an underwritten public offering of up to a maximum of 3,788,238 of its common shares (the “Offering”). Civista subsequently closed on the sale of 3,294,120 common shares on July 14, 2025, and the sale of an additional 494,118 common shares on July 16, 2025 pursuant to the underwriters’ exercise of their overallotment option, at the public offering price of $21.25 per share. The aggregate net proceeds from the Offering to Civista were approximately $76.0 million, after deducting expenses and the underwriting discount. Civista plans to use the net proceeds from the Offering for general corporate purposes, which may include supporting organic growth opportunities and future strategic transactions.

Civista common shares are traded on the Nasdaq Capital Market under the symbol “CIVB.” Civista is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Civista is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page [●] of this proxy statement/prospectus.

The Farmers Savings Bank

The Farmers Savings Bank

111 W. Main St.

Spencer, Ohio 44275

Phone: (330) 648-2441

Farmers is an Ohio-chartered commercial bank headquartered in Spencer, Ohio. Farmers conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering online banking services. Farmers maintains its main office at 111 W. Main St., Spencer, Ohio 44275 and operates second branch banking office at 502 South Main St., Wellington, Ohio 44090.

At June 30, 2025, Farmers had total consolidated assets of $283.5 million, total net loans of $104.3 million, total deposits of $230.4 million, and total shareholders equity of $52.1 million.

There is no established public trading market for Farmers common shares, which are not listed for trading or quoted on any exchange or over-the-counter market.

The Merger Agreement (page [●])

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Farmers will be merged with and into Civista Bank, with Civista Bank surviving. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Farmers shareholders will receive in the Merger (page [●])

Under the terms of the Merger Agreement, each Farmers common share issued and outstanding immediately prior to the effective time of the Merger (excluding any Farmers treasury shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into the right to receive (i) $69,850 in cash (the “Cash Consideration”), and (ii) 2,869 Civista common shares (the “Stock Consideration”). However, the amount of the Cash Consideration is subject to potential adjustment under the terms of the Merger Agreement based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement (the “Adjusted Farmers Equity”). If the Adjusted Farmers Equity is less than $56,000,000 (the “Equity Minimum”), then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be reduced by the amount by which the Adjusted Farmers Equity is less than the Equity Minimum. Conversely, if the Adjusted Farmers Equity is greater than the Equity Minimum, then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be increased by 50% of the amount by which the Adjusted Farmers Equity is greater than the Equity Minimum. As of June 30, 2025, the amount of the Adjusted Farmers Equity was approximately $52,053,000.

Because the number of Civista common shares to be received for each Farmers common shares in the Merger is fixed (except for customary anti-dilution adjustments and the potential adjustment to the mix of consideration if necessary to ensure the intended tax treatment of the Merger, as described in the Merger Agreement), the implied value of the Stock Consideration will fluctuate as the market price of Civista common shares fluctuates before the completion of the Merger. Therefore, the implied value of the Stock Consideration that you will receive will depend on the market price of Civista’s common shares at the time you receive your Civista common shares. The value of the Civista common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Civista common shares on the date of this proxy statement/prospectus. Accordingly, we urge you to obtain current market quotations of Civista common shares.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Farmers common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Farmers common shares owned by such holder at the effective time of the Merger) will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista common shares on the Nasdaq Capital Market for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Exchange of Farmers common shares (page [●])

Within five (5) business days after the Merger is completed, the Exchange Agent for the Merger will send to you a letter of transmittal with instructions informing you how to send in your Farmers stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Farmers stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy card, or otherwise prior to the completion of the Merger.

Farmers shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger consideration, including the Stock Consideration and Cash Consideration, plus any cash payable in lieu of any fractional Civista common shares, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Farmers special meeting of shareholders (page [●])

A special meeting of the shareholders of Farmers will be held at _____ __.m., Eastern Daylight Savings Time, on November [●], 2025, at Farmers’ main office located at 111 W. Main St., Spencer, Ohio 44275, for the purpose of considering and voting on the following matters:

•	A proposal to adopt and approve the Agreement and Plan of Merger dated as of July 10, 2025, by and among Civista Bancshares, Inc., Civista Bank and Farmers; and

•

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

You are entitled to vote at the special meeting if you owned Farmers common shares as of the close of business on September [●], 2025. As of September [●], 2025, a total of 500 common shares of Farmers were outstanding and eligible to be voted at the Farmers special meeting.

Required votes (pages [●])

The adoption and approval of the Merger Agreement by Farmers’ shareholders will require the affirmative vote of the holders of at least 334 common shares of Farmers, which is two-thirds (2/3rds) of the Farmers common shares outstanding and entitled to vote at the special meeting. The affirmative vote of the holders of a majority of the Farmers common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of July 10, 2025, the directors and certain other key shareholders of Farmers, who collectively beneficially own 357.5 Farmers common shares, entered into voting agreements with Civista pursuant to which they have agreed, subject to certain terms and conditions, to vote their Farmers common shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Civista and its directors, executive officers and affiliates beneficially owned no Farmers common shares.

Recommendation to Farmers shareholders (page [●])

The board of directors of Farmers unanimously approved the Merger Agreement. The board of directors of Farmers believes that the Merger is in the best interests of Farmers and its shareholders, and, as a result, the directors unanimously recommend that Farmers shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of Farmers considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Farmers’ Reasons for the Merger” beginning on page [●] and page [●], respectively, of this proxy statement/prospectus.

Opinion of Farmers’ Financial Advisor (page [●])

At the July 9, 2025 meeting of the board of directors of Farmers, representatives of Janney Montgomery Scott LLC (“Janney”) rendered Janney’s oral opinion, which was subsequently confirmed by a written opinion to the Farmers board, dated July 9, 2025, that the Merger consideration to be received by the holders of Farmers common shares in the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion as of such date, was fair as of such date, from a financial point of view, to the holders of Farmers’ outstanding common shares.

The full text of the written opinion of Janney, dated July 9, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this proxy statement/prospectus. Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Farmers board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Farmers to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Farmers board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Farmers common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page [●])

The parties intend for the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Tax opinions to the effect that the Merger will be so treated were filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, and it is a condition to the obligation of each of Farmers and Civista to complete the Merger that it receives a tax opinion to that effect on the closing date of the Merger. As a result of the Merger being characterized as a “reorganization” for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Civista, Civista Bank or Farmers as a result of the Merger, and (ii) holders of Farmers common shares who receive a combination of Civista common shares and cash in exchange for Farmers common shares in the Merger generally will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for Farmers common shares in the Merger (other than any cash received in lieu of a fractional Civista common share, as discussed below under the section entitled “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger – Cash in Lieu of Fractional Shares” beginning on page [●] of this proxy statement/prospectus). Holders of Farmers common shares who properly exercise dissenters’ rights and receive solely cash in exchange for Farmers common shares in the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All holders of Farmers common shares should read carefully the description under the section captioned “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All holders of Farmers common shares should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax, net investment income tax and any federal, state, local, non-U.S. or other tax laws.

Accounting Treatment of the Merger (page [●])

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States.

Interests of Farmers directors and officers in the Merger (page [●])

The directors and some of the executive officers of Farmers have interests in the Merger that are different from, or in addition to, the interests of Farmers shareholders generally. These interests include the following:

•	directors and officers of Farmers will be entitled to continued indemnification following the effective date of the Merger with respect to events occurring before the Merger;

•	Civista will purchase a directors’ and officers’ insurance policy to provide continuing coverage for directors and officers of Farmers for six years following the effective date of the Merger; and

•

six executive officers are parties to existing employment agreements with Farmers, which provide for the payment to each executive officer of a change in control payment in the event of the termination of the executive officer other than for cause, or for good reason, within fourteen (14) days prior to or twelve (12) months after the Merger.

Each of Civista’s and Farmers’ board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of Farmers Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement/prospectus.

Dissenters’ rights of Farmers shareholders (page [●] and Annex B)

Under Ohio law, Farmers shareholders who do not vote in favor of the adoption and approval of the Merger Agreement, and deliver a written demand for payment for the fair cash value of their Farmers common shares prior to the Farmers special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their Farmers common shares. The right to make this demand is known as “dissenters’ rights.” Farmers shareholders’ right to receive the fair cash value of their Farmers common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Farmers shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page [●] of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex B. Farmers shareholders should consult with their own legal advisers if they have any questions regarding dissenters’ rights.

Certain differences in shareholder rights (page [●])

When the Merger is completed, Farmers shareholders (other than those exercising dissenters’ rights) will receive Civista common shares (together with the Cash Consideration) and, therefore, will become Civista shareholders. As Civista shareholders, your rights will be governed by Civista’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Code of Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF FARMERS AND CIVISTA SHAREHOLDERS” beginning on page [●] of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page [●])

The Merger cannot be completed until Civista receives the required regulatory approvals, which include the approval of the Merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Ohio Division of Financial Institutions (“ODFI”). On August 26, 2025, Civista submitted applications to both the Federal Reserve and ODFI for the Merger, and these applications are currently pending. Although neither Civista nor Farmers know of any reason why it cannot obtain these regulatory approvals in a timely manner,

Civista and Farmers cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger.

Conditions to the Merger (page [●])

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Farmers shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Civista and Farmers anticipate the closing of the Merger will occur in the fourth quarter of 2025, neither Civista nor Farmers can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page [●] of this proxy statement/prospectus.

Termination	of the Merger Agreement (page [●])

Civista and Farmers may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, by a written instrument approved by the boards of directors of Civita and Farmers.

Either Civista or Farmers acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Civista or Farmers board of directors approves the termination by vote of a majority of the members of its entire board in the following circumstances:

•

if there is a material breach by the other party of any representation or warranty, or any failure to perform in all material respects any of the covenants or agreements, contained in the Merger Agreement which is not cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

•

if the Merger has not been consummated by June 30, 2026, unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied; or

•	if the Farmers shareholders fail to adopt and approve the Merger Agreement at their special meeting.

Civista may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Farmers if (i) a tender offer or exchange offer for 15% or more of the outstanding Farmers common shares is commenced and the Farmers board of directors recommends the Farmers shareholders tender their shares or fails to recommend that the Farmers shareholders reject such tender offer or exchange within 10 business days or (ii) the Farmers board of directors:

•	fails to recommend to the Farmers shareholders in this proxy statement/prospectus that they adopt the Merger Agreement;

•	changes Farmers’ recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under certain provisions of the Merger Agreement.

Acquisition proposals and termination fee (page [●])

Pursuant to the Merger Agreement, Farmers may not, and must cause its officers, directors, employees, advisors and other agents not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiries, proposals or offers of any other acquisition proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations concerning, or provide any confidential information to, any person with respect or in connection with any other acquisition proposal; (iii) take any other action to knowingly facilitate an inquiry or proposal that constitutes or may reasonably be expected to lead to any other acquisition proposal; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any other acquisition proposal or any agreement related thereto; (v) enter into any agreement contemplating or otherwise relating to any other acquisition proposal; (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Farmers to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or (vii) propose or agree to do any of the foregoing. For purposes of the provisions of the Merger Agreement, an “other acquisition proposal” means any proposal, offer, inquiry, or indication of interest by any person or group, other than Civista or any of its affiliates, relating to an Acquisition Transaction (as defined in the Merger Agreement).

Notwithstanding the foregoing, if prior to the Farmers shareholders meeting, Farmers receives an unsolicited bona fide written acquisition proposal by any person or group that did not result from a breach of the provisions of the Merger Agreement and that the Farmers board of directors determines, in its good faith judgment (after consultation with its financial advisors and outside legal counsel), to reasonably be likely to result in an acquisition proposal that is “superior” to the proposed Merger with Civista, then in such case Farmers and its representatives may take actions to enter into negotiations and discussions with the third party making the acquisition proposal to the extent the Farmers board of directors determines in good faith that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law. Promptly following Farmers’ receipt of any other acquisition proposal, or any request for nonpublic information or inquiry that would reasonably be expected to any such acquisition proposal, Farmers must advise Civista in writing of the receipt of such acquisition proposal, request or inquiry and the terms of such acquisition proposal, request or inquiry and must thereafter keep Civista apprised of any related developments, discussions and negotiations.

If the Merger Agreement is terminated by Farmers under certain circumstances involving an acquisition proposal, Farmers will be required to pay to Civista a termination fee in the amount of $2,500,000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CIVISTA

The following table summarizes the financial results of Civista for the periods and at the dates indicated. The information below has been derived from Civista’s historical Consolidated Financial Statements. Historical financial information for Civista can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The selected historical financial information for Civista at and for the six months ended June 30, 2025 and 2024, can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and is unaudited. However, in the opinion of management of Civista all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. You should read the following financial information in conjunction with the historical Consolidated Financial Statements (and related notes), as well as the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained or incorporated by reference in Civista’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by Civista with the SEC.

The selected operating data presented below for the six months ended June 30, 2025 and 2024 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

(Dollars in thousands, except per share data)	At or For the Six Months Ended June 30,		At or for the Year Ended December 31,
	2025	2024	2024	2023	2022
Operating Data
Total interest income	110,004	100,721	206,695	182,734	126,155
Total interest expense	42,417	44,598	89,985	57,238	15,951

Net interest income	67,587	56,123	116,710	125,496	110,204
Provision for credit losses	2,592	3,647	5,364	4,435	1,752
Net (loss) gain on investment/equity securities	(103)	(67)	285	(21)	128
Total non-interest income excluding net gains and losses	14,552	18,701	37,463	37,184	29,184
Total non-interest expense	54,608	55,831	112,520	107,611	90,493
Net income (loss)	21,183	13,424	31,683	42,964	39,427
Balance Sheet Data
Total investment securities	645,228	611,866	650,488	620,441	617,592
Loans, net of deferred fees and costs (“total loans”)	3,151,124	3,014,996	3,081,230	2,861,728	2,546,666
Allowance for credit losses	40,455	39,919	39,669	37,160	28,511
Goodwill and other intangible assets	132,631	134,227	133,403	135,028	136,454
Total assets	4,185,869	4,011,914	4,098,469	3,861,418	3,639,445
Non-interest-bearing deposits	647,609	691,203	695,094	771,699	896,333
Brokered deposits	454,148	518,207	500,265	517,190	91,417
Other interest-bearing deposits	2,094,450	2,286,413	2,016,511	1,696,139	1,723,651
Short-term borrowings	433,500	500,500	339,000	338,000	393,700
Junior subordinated debentures	104,172	104,026	104,089	103,943	103,799
Other long-term borrowings	1,103	1,841	1,501	2,392	3,578
Total stockholders’ equity	404,137	373,808	388,502	372,002	334,835
Tangible assets	4,053,238	3,877,687	3,965,066	3,726,390	3,401,376
Tangible equity	271,506	239,581	255,099	236,974	198,381

(Dollars in thousands, except per share data)	At or For the Six Months Ended June 30,		At or for the Year Ended December 31,
	2025	2024	2024	2023	2022
Per Common Share Data
Earnings per common share – basic	1.37	0.85	2.01	2.73	2.60
Earnings per common share – diluted	1.37	0.85	2.01	2.73	2.60
Cash dividends declared per common share	0.34	0.33	0.64	0.61	0.56
Book value per common share	26.02	23.75	25.08	23.70	21.29
Weighted-average number of common shares outstanding – basic	15,506,750	15,712,499	15,724,768	15,734,624	15,162,032
Weighted-average number of common shares outstanding – diluted	15,506,750	15,712,499	15,724,768	15,734,624	15,162,032
Common shares outstanding at end of period	15,529,342	15,737,222	15,487,667	15,695,424	15,728,234
Closing share price at end of period	23.20	15.49	21.04	18.44	22.01
Significant Ratios
Return on average stockholders’ equity	10.71%	7.33%	8.40%	12.50%	12.47%
Return on average assets	1.03%	0.69%	0.80%	1.16%	1.18%
Average stockholders’ equity to average assets	9.64%	9.43%	9.51%	9.25%	9.47%
Net interest margin	3.57%	3.16%	3.21%	3.70%	3.65%
Efficiency ratio	64.70%	72.40%	70.90%	64.20%	64.30%
Dividend payout ratio	24.82%	37.65%	31.76%	22.34%	21.54%
Total loans to deposits	98.60%	101.30%	95.93%	95.87%	101.10%
Asset Quality Ratios
Nonperforming loans as a percent of total loans	0.73%	0.58%	1.06%	0.53%	0.43%
Nonperforming assets as a percent of total assets	0.55%	0.43%	0.80%	0.39%	0.31%
Nonperforming assets as a percent of total loans and OREO	0.74%	0.58%	1.06%	0.53%	0.43%
Allowance for credit losses as a percent of total loans	1.28%	1.32%	1.29%	1.30%	1.12%
Allowance for credit losses as a percent of nonperforming loans	176.16%	227.51%	121.58%	245.66%	261.45%
Net charge-offs as a percentage of average total loans	0.05%	0.04%	0.11%	0.04%	-0.01%
Capital Information
Common equity tier 1 capital ratio	10.30%	9.80%	9.50%	9.70%	9.40%
Tier 1 risk-based capital ratio	11.20%	10.80%	10.40%	10.70%	10.40%
Total risk-based capital ratio (tier 1 and tier 2)	14.70%	14.40%	13.90%	14.40%	14.10%
Tier 1 leverage ratio	8.80%	8.40%	8.60%	8.80%	8.70%
Common equity tier 1 capital	329,213	298,092	312,384	288,895	263,736
Tier 1 capital	358,640	327,519	341,811	318,322	293,164
Total capital (tier 1 and tier 2)	472,623	439,303	456,499	429,080	395,125
Total risk-weighted assets	3,208,977	3,043,055	3,273,806	2,970,048	2,721,015
Tangible equity to tangible assets	6.70%	6.18%	6.43%	6.36%	5.91%

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Civista and Farmers certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2024 and unaudited pro forma financial information as of and for the six months ended June 30, 2025. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Civista that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Farmers pro forma per share data are prepared assuming Civista’s payment of $34.925 million and issuance of 1,434,491 Civista common shares to the shareholders of Farmers in the Merger, without any adjustment to the Merger consideration based on the Adjusted Farmers Equity. The equivalent pro forma data for one Farmers common share does not reflect the value of the Cash Consideration that Farmers shareholders will also receive for each Farmers common share in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page [•].

	As of and For the Year Ended December 31, 2024	As of and For the Six Months Ended June 30, 2025
Earnings per share: Basic
Civista total historical	$2.01	$1.37
Farmers historical	$7,624.00	$4,704.00
Pro forma total combined	$2.07	$1.39
Equivalent pro forma for one Farmers common share (1)	$5,950.47	$3,982.30
Earnings per share: Diluted
Civista total historical	$2.01	$1.37
Farmers historical	$7,624.00	$4,704.00
Pro forma combined	$2.07	$1.39
Equivalent pro forma for one Farmers common share (1)	$5,950.47	$3,982.30
Cash dividends declared per share
Civista total historical	$0.64	$0.34
Farmers historical	$6,000.00	$3,000.00
Pro forma combined (2)	$0.64	$0.34
Equivalent pro forma for one Farmers common share (3)	$1,836.15	$975.45
Book value per share:
Civista total historical	$25.08	$26.02
Farmers historical	$103,596.00	$104,106.00
Pro forma combined	$24.81	$25.79
Equivalent pro forma for one Farmers common share (1)	$71,167.59	$73,993.62

(1)	Pro Forma per equivalent Farmers share information is calculated based on pro forma information multiplied by the exchange ratio of 2,869.
(2)	Pro forma combined dividends per share represent Civista’s historical dividends per share.
(3)	Pro forma per equivalent Farmers dividend information is calculated based on Civista’s historical dividends per share multiplied by the exchange ratio of 2,869.

MARKET PRICE AND DIVIDEND INFORMATION

Civista’s common shares are listed and trade on the Nasdaq Capital Market under the symbol “CIVB.” As of September [●], 2025, there were [●] Civista common shares outstanding which were held by approximately [●] shareholders of record.

There is no established public trading market for Farmers common shares, which are not listed for trading or quoted on any exchange or over-the-counter market. As of September [●], 2025, there were 500 Farmers common shares outstanding, which were held by [29] holders of record.

The information presented in the following table reflects the last reported sale prices per share of Civista common shares as of July 9, 2025, the last trading day preceding our public announcement of the Merger, and September [●], 2025, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the implied value of Farmers common shares based on those prices for Civista’s common shares and the 2,869 fixed exchange ratio. The implied value reflected below includes the $69,850 in Cash Consideration that will be paid in the Merger and assumes that no adjustment will be made based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement. No assurance can be given of what the market price of Civista’s common shares will be if and when the Merger is completed.

	Civista Common Shares		Implied value per Farmers common share at the 2,869 fixed exchange ratio (including the $69,850 in Cash Consideration)
July 9, 2025		$24.72		$140,771.68
September [●], 2025	$	[●]	$	[●]

The following table lists the high and low prices per share for Civista common shares and the cash dividends declared by each company for the periods indicated. Farmers common shares are not listed for trading or quoted on any exchange or over-the-counter market, and so there are no trading prices are available for Farmers common shares.

	Civista Common Shares					Farmers Common Shares
	High		Low		Dividends	Dividends
2023
First Quarter		$22.67		$16.24	$0.14	$2,000.00
Second Quarter		$18.66		$14.02	$0.15	$2,000.00
Third Quarter		$19.80		$15.40	$0.16	$1,500.00
Fourth Quarter		$18.99		$14.29	$0.16	$1,500.00
2024
First Quarter		$18.70		$14.25	$0.16	$1,500.00
Second Quarter		$15.68		$13.60	$0.16	$1,500.00
Third Quarter		$19.00		$14.33	$0.16	$1,500.00
Fourth Quarter		$23.70		$17.00	$0.16	$1,500.00
2025
First Quarter		$23.00		$18.45	$0.17	$1,500.00
Second Quarter		$24.24		$17.47	$0.17	$1,500.00
Third Quarter (through September [●], 2025)	$	[●]	$	[●]	$0.17	$1,500.00

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Civista and Farmers, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page [●] and the factors previously disclosed in Civista’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•

current and future economic and financial market conditions, including the effects of inflation, recession, unemployment, changes in interest rates, fiscal and monetary policy, an increasing federal government budget deficit, slowing gross domestic product, tariffs, trade wars, and other factors beyond our control, any of which may result in adverse impacts on our deposit levels and composition, the quality of investment securities available for purchase, demand for loans, the ability of our borrowers to repay their loans, and the value of the collateral securing loans made by Civista Bank;

•

recent and future bank failures may reduce customer confidence, affect sources of funding and liquidity, increase regulatory requirements and costs, adversely affect financial markets and/or have a negative reputational impact on the banking industry as a whole, any of which could adversely affect Civista’s business, financial condition and results of operations;

•

adverse changes in the real estate market, which could cause increases in delinquencies and non-performing assets, including additional loan charge-offs, and could depress our income, earnings and capital;

•

changes in interest rates resulting from national and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, which may adversely affect interest rates, interest margins, loan demand and interest rate sensitivity;

•

operational risks, reputational risks, legal and compliance risks, and other risks related to potential fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, or failures, disruptions or breaches in security of our systems, including those resulting from computer viruses or cyber-attacks;

•

our ability to secure sensitive or confidential client information against unauthorized disclosure or access through computer systems and telecommunication networks, including those of our third-party vendors and other service providers, which may prove inadequate;

•

a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber-attacks;

•

competitive pressures and factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to recruit and retain qualified management and banking personnel;

•	unexpected losses of services of our key management personnel, or the inability to recruit and retain qualified personnel in the future;

•	risks inherent in pursuing strategic growth initiatives, including integration and other risks involved in past, pending and possible future acquisitions;

•

uncertainty regarding the nature, timing, cost and effect of legislative or regulatory changes in the banking industry or otherwise affecting Civista, including major reform of the regulatory oversight structure of the financial services industry;

•	changes in federal, state and/or local tax laws;

•

the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (FASB), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect our reported financial condition or results of operations;

•

litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or inquiries;

•

continued availability of earnings and dividends from Civista Bank and excess capital sufficient for us to service our debt and pay dividends to our shareholders in compliance with applicable legal and regulatory requirements;

•

our ability to conform and comply with regulatory requirements and increasing scrutiny and evolving expectations from customers, regulatory authorities, shareholders, investors and other stakeholders with regard to our environmental and governance policies and practices, which could affect our reputation and business and operating results;

•	our ability to anticipate and successfully keep pace with technological changes affecting the financial services industry;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Civista or Farmers;

•	delays in completing the Merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•	the failure to obtain Farmers’ shareholders approval or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Civista and Farmers do business;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the ability to complete the Merger and integration of Civista and Farmers successfully;

•	the dilution caused by Civista’s issuance of additional shares of its capital stock in connection with the Merger;

•	revenues or earnings following the Merger may be lower than expected; and

•	other factors that may affect the future results of Civista and Farmers.

In addition, certain statements may be contained in the future filings of Civista with the SEC, in press releases and in oral and written statements made by or with the approval of Civista that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Civista and Farmers, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Civista or Farmers or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Civista nor Farmers undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

Additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, are discussed in the reports that Civista has filed with the SEC as described under “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Civista and Farmers expressly qualify in their entirety all forward-looking statements attributable to either of them, or any person acting on their behalf, by reference to the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page [●], you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

An investment by Farmers shareholders in Civista common shares as a result of the exchange of shares of Civista common shares for Farmers common shares in the Merger involves certain risks. In addition, Civista discusses certain other material risks connected with the ownership of Civista common shares and with Civista’s business under the caption “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that Civista has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, of which such reports are or will be incorporated by reference in this proxy statement/prospectus.

Holders of Farmers common shares should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Farmers special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Civista common shares that you, as an existing holder of Farmers common shares, will hold upon consummation of the Merger, and could result in a significant decline in the value of Civista common shares and cause the current holders of Civista common shares and/or the holders of Farmers common shares to lose all or part of the value of their respective investments in Civista common shares.

Risks Related to the Merger

Because the market price of Civista common shares may fluctuate, holders of Farmers common shares cannot be certain of the market value of the Merger Consideration they will receive.

Under the terms and subject to the conditions of the Merger Agreement, each Farmers common share issued and outstanding immediately prior to the effective time of the Merger (excluding any Farmers treasury shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into the right to receive (i) $69,850 in cash and (ii) approximately 2,869 Civista common shares. The Merger Consideration is subject to potential adjustment under the terms of the Merger Agreement based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement.

Civista will not issue any fractional common shares in connection with the Merger. Instead, each holder of Farmers common shares who would otherwise be entitled to receive a fraction of a Civista common share (after taking into account all Farmers common shares owned by such holder at the effective time of the Merger) will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista common shares on the Nasdaq Capital Market for the five (5) consecutive full trading days ending on the trading day preceding the closing date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Civista common shares which such holder would otherwise be entitled to receive.

Because the number of Civista common shares to be received for each Farmers common shares in the Merger is fixed (except for customary anti-dilution adjustments and the potential adjustment to the mix of consideration if necessary to ensure the intended tax treatment of the Merger, as described in the Merger Agreement), any change in the market price of Civista common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that Farmers shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Civista and Farmers, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects, and regulatory considerations. Therefore, at the time of the Farmers special meeting, Farmers shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Farmers shareholders should obtain current sale prices for Civista common shares before voting their shares at the Farmers special meeting.

The market price of Civista common shares after the Merger may be affected by factors different from those affecting the shares of Farmers common shares or Civista common shares currently.

In the Merger, holders of Farmers common shares will become holders of Civista common shares. Although similar in some respects, Civista’s business does differ from that of Farmers. Accordingly, the results of operations of the combined company and the market price of Civista’s common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Civista and Farmers. For a discussion of the businesses of Civista and Farmers and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Civista could experience difficulties in managing its growth and effectively integrating the operations of Farmers and Civista Bank.

The earnings, financial condition and prospects of Civista after the Merger will depend in part on Civista’s ability to integrate successfully the operations of Farmers and to continue to implement its own business plan. Civista may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Farmers with the Civista organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Civista may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. These factors could contribute to Civista not fully achieving the expected benefits from the Merger.

Civista may be unable to retain Farmers personnel successfully after the merger is completed.

The success of the merger will depend in part on Civista’s ability to retain the talents and dedication of key employees currently employed by Farmers. It is possible that these employees may decide not to remain with Farmers while the Merger is pending or with Civista after the merger. If Civista and Farmers are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Civista and Farmers could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the Merger, if key employees terminate their employment, Civista’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause Civista’s business to suffer. Civista and Farmers also may not be able to locate or retain suitable replacements for any key employees who leave either company.

The Merger Agreement limits Farmers’ ability to pursue alternatives to the Merger with Civista which may discourage other acquirers from offering a higher valued transaction to Farmers and may, therefore, result in less value for the Farmers shareholders.

The Merger Agreement contains provisions that, subject to certain limited exceptions, prohibit Farmers from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Farmers.

In addition, if the Merger Agreement is terminated by Farmers under certain circumstances involving alternative acquisition proposals, Farmers may be required to pay a termination fee to Civista equal to $2,500,000. The requirement that Farmers make such a payment could discourage another company from making a competing proposal.

The fairness opinion of Farmers’ financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

The Farmers board of directors received an opinion, dated July 9, 2025, from Janney Montgomery Scott LLC, its financial advisor, as to the fairness of the Merger Consideration, from a financial point of view, as of the date of such opinion. Subsequent changes in the operation and prospects of Farmers or Civista, general market and economic conditions and other factors that may be beyond the control of Farmers or Civista may significantly alter the value of Farmers or Civista or the prices of the Farmers common shares or Civista common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Farmers’ financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER—Opinion of Farmers’ Financial Advisor” on page [●] of this proxy statement/prospectus.

Civista and Farmers shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of Civista shareholders and result in Farmers shareholders having an ownership stake in the combined company that is smaller than their current stake in Farmers. Upon completion of the Merger, we estimate that continuing Civista shareholders will own approximately [●]% of the issued and outstanding common shares of the combined company, and former Farmers shareholders will own approximately [●]% of the issued and outstanding common shares of the combined company. Consequently, Civista shareholders and Farmers shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Civista and Farmers, respectively.

Failure to complete the Merger could negatively impact the value of Civista’s stock and future businesses and financial results of Civista and Farmers.

If the Merger is not completed, the ongoing businesses of Civista and Farmers may be adversely affected and Civista and Farmers will be subject to several risks, including the following:

•	Civista and Farmers will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, Farmers is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Civista and Farmers management, which could otherwise have been devoted to other opportunities that may have been beneficial to Civista and Farmers as independent companies, as the case may be.

In addition, if the Merger is not completed, Farmers may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. Farmers also could be subject to litigation related to any failure to complete the Merger.

The combined company is expected to incur substantial costs in connection with the related integration which is to occur after completion of the Merger. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Civista believes that it has reasonably estimated the likely costs of integrating the operations, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

The Civista common shares to be received by Farmers shareholders upon completion of the Merger will have different rights from Farmers common shares.

Upon completion of the Merger, Farmers shareholders will no longer be shareholders of Farmers but will instead become shareholders of Civista, and their rights as shareholders of Civista will continue to be governed by the Ohio Revised Code and by Civista’s Amended Articles of Incorporation and Code of Regulations. The terms of Civista’s Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of Farmers’ Amended Articles of Incorporation and Code of Regulations. See “COMPARISON OF CERTAIN RIGHTS OF FARMERS AND CIVISTA SHAREHOLDERS” on page [●] of this proxy statement/prospectus.

The Merger Agreement subjects Civista and Farmers to certain restrictions on their respective business activities prior to the effective time.

The Merger Agreement subjects Civista and Farmers to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the Merger Agreement obligates Farmers to conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Civista and Farmers to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either Civista or Farmers obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent Farmers from pursuing certain business opportunities that arise prior to the effective time. See the section titled “THE MERGER AGREEMENT—Farmers’ Conduct of Business Pending the Merger” beginning on page [●] and “THE MERGER AGREEMENT—Civista’s Conduct of Business Pending the Merger” beginning on page [●].

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Civista and Farmers to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Farmers shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Civista common shares to be issued to Farmers for listing on the Nasdaq, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page [●] of this proxy statement/prospectus.

These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by June 30, 2026, either Civista or Farmers may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Farmers shareholders. In addition, Civista or Farmers may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page [●] of this proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the Merger and the Civista Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve and the ODFI. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER —Regulatory Approvals Required” beginning on page [●]. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment, including as a result of changes of U.S. federal policy. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither Civista, Farmers nor Farmers’ respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section titled “THE MERGER —Regulatory Approvals Required” beginning on page [●].

Issuance of shares of Civista common shares in connection with the Merger may adversely affect the market price of Civista common shares.

In connection with the payment of the Merger Consideration, Civista expects to issue approximately [●] shares of Civista common shares to Farmers shareholders. The issuance of these new shares of Civista common shares may result in fluctuations in the market price of Civista common shares, including a stock price decrease.

Certain Farmers directors and executive officers have interests in the Merger that may differ from the interests of Farmers shareholders.

The Farmers shareholders should be aware that certain Farmers directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Farmers shareholders generally. The Farmers board was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that Farmers shareholders vote in favor of the Farmers Merger Agreement proposal and certain related matters and against alternative transactions. For a more complete description of these interests, see the section of this proxy statement/prospectus titled “INTERESTS OF FARMERS EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER” beginning on page [●].

Securities class action and derivative lawsuits may be brought against us in connection with the Merger, which could result in substantial costs.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, then the Farmers shareholders may be required to pay substantial U.S. federal income taxes.

Civista’s and Farmers’ obligations to complete the Merger are conditioned upon the receipt of tax opinions from both Civista’s legal counsel, Vorys, Sater, Seymour and Pease LLP, and Farmers’ legal counsel, Dinsmore & Shohl LLP, dated as of the closing date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue the Code (the “Merger Tax Opinions”). The Merger Tax Opinions will be based on, among other things, certain representations and assumptions as to factual matters made by Civista and Farmers. The failure of any factual representation or assumption to be true, correct and complete in all material respects could affect the validity of the Merger Tax Opinions. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinions. In addition, the Merger Tax Opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the stock consideration received in the Merger would be taxable to the U.S. resident shareholders of Farmers and such shareholders would be treated as selling their Farmers common shares in a taxable transaction in exchange for Civista common shares and cash received in the Merger, and could as a result recognize taxable income in the Merger with respect to the stock consideration as well as the cash consideration received in the Merger. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus.

Risks Related to Civista’s Business

You should read and consider risk factors specific to Civista’s business that will also affect the combined company after the Merger, described in Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Civista with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●] of this statement/prospectus.

THE SPECIAL MEETING OF SHAREHOLDERS OF FARMERS

Time, Date and Place

This proxy statement/prospectus is being provided to Farmers shareholders in connection with the solicitation of proxies by the Farmers board of directors for use at the special meeting of shareholders to be held at ___ __.m., Eastern Daylight Savings Time, on November [●], 2025, at Farmers’ main office located at 111 W. Main St., Spencer, Ohio 44275, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by Civista to Farmers shareholders as a prospectus in connection with the issuance of Civista common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the shareholders of Farmers will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement (the “Merger Proposal”); and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement (the “Adjournment Proposal”).

The board of directors of Farmers believes that the Merger with Civista is in the best interests of Farmers shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, and (2) “FOR” the proposal to adjourn the special meeting of Farmers shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Farmers has fixed the close of business on September [●], 2025, as the record date for determining the Farmers shareholders who are entitled to notice of and to vote at the Farmers special meeting of shareholders. Only holders of Farmers common shares at the close of business on the record date will be entitled to notice of and to vote at the Farmers special meeting.

As of the close of business on September [●], 2025, there were 500 Farmers common shares outstanding and entitled to vote at the special meeting and the Farmers common shares were held of record by a total of [29] shareholders. Each Farmers common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Farmers’ Articles of Incorporation and Ohio law, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds (2/3rds) of the Farmers common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Farmers’ common shares represented, in person or by proxy, at the special meeting.

If you fail to return your proxy card or vote in person at the special meeting, or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the Adjournment Proposal.

The holders of outstanding Farmers common shares present in person or by proxy at the Farmers special meeting shall constitute a quorum for the Farmers special meeting, provided that holders of at least two-thirds

(2/3rds) of the Farmers common shares outstanding and entitled to vote at the special meeting must be present in person or by proxy to constitute a quorum for the adoption and approval of the Merger Agreement. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

As of July 10, 2025, the directors and certain other key shareholders of Farmers, who collectively beneficially own 357.5 Farmers common shares, entered into voting agreements with Civista pursuant to which they have agreed, subject to certain terms and conditions, to vote their Farmers common shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Civista and its directors, executive officers and affiliates beneficially owned no Farmers common shares.

The Farmers board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, and if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Farmers special meeting. If any other matters are properly brought before the Farmers special meeting for consideration, the Farmers common shares represented by properly executed proxy cards will be voted, to the extent permitted by law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Farmers shareholders. Your proxy is being solicited by the board of directors of Farmers. Whether or not you plan to attend the special meeting, the Farmers board of directors urges you to promptly submit your proxy by mail by returning your properly executed proxy card as soon as possible. If you timely submit your properly executed proxy card prior to the Farmers special meeting and do not revoke it prior to its use, the Farmers common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Farmers common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Farmers, at 111 W. Main St., Spencer, Ohio 44275;

•

executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the Secretary of Farmers, at 111 W. Main St., Spencer, Ohio 44275, before it is voted at the special meeting; or

•	attending the special meeting and either giving notice of revocation in person to the Secretary, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Farmers will bear its own cost of solicitation of proxies on behalf of the Farmers board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Farmers, none of whom will receive additional compensation for their solicitation activities. Farmers will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Farmers common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Farmers common shares entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO FARMERS SHAREHOLDERS

Farmers Merger Proposal

As discussed throughout this proxy statement/prospectus, Farmers is asking its shareholders to adopt and approve the Merger Agreement. The adoption and approval of the Merger Agreement by Farmers shareholders, which is a condition precedent to the obligations of the parties to consummate the Merger, requires the affirmative vote of holders of at least two-thirds (2/3rds) of the Farmers common shares outstanding and entitled to vote at the Farmers special meeting

Farmers shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

The board of directors of Farmers recommends a vote “FOR” the proposal to adopt and approve the Merger Agreement.

Adjournment Proposal

The Farmers special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Farmers special meeting to adopt and approve the Merger Agreement. If, at the time of the Farmers special meeting, the number of common shares of Farmers present, in person or by proxy, and voting in favor of the Merger Agreement proposal is insufficient to adopt and approve the Merger Agreement, Farmers intends to move to adjourn the Farmers special meeting in order to enable the Farmers board of directors to solicit additional proxies for approval of the proposal. In that event, Farmers will ask the Farmers shareholders to vote only upon the Adjournment Proposal and not the Merger Proposal.

In the Farmers Adjournment Proposal, Farmers is asking its shareholders to authorize the holder of any proxy solicited by the Farmers board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Farmers special meeting to another time and place for the purpose of soliciting additional proxies. If the Farmers shareholders approve the Adjournment Proposal, Farmers could adjourn the Farmers special meeting and any adjourned session of the Farmers special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Farmers shareholders who have previously voted.

The affirmative vote of the holders of a majority of the total votes present, in person or by proxy, at the special is meeting is required to adjourn the special meeting.

The Farmers board of directors recommends a vote “FOR” the Adjournment Proposal.

DISSENTERS’ RIGHTS

Rights of Dissenting Farmers Shareholders

Shareholders of Farmers are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of Farmers will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Farmers shareholder who is a record holder of Farmers common shares on September [●], 2025, the record date for the Farmers special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Farmers common shares after the effective time of the Merger.

To be entitled to such payment, a shareholder:

•

must deliver to Farmers a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the adoption and approval of the Merger Agreement proposal is taken;

•	must not vote in favor of adoption and approval of the Merger Agreement; and

•	must otherwise comply with Section 1701.85.

A Farmers shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the Farmers record date, and the amount claimed as the “fair cash value” of such Farmers common shares.

See the text of Section 1701.85 of the OGCL attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Farmers is notifying each of the holders of record of its common shares as of September [●], 2025, that dissenters’ rights are available and intends that this proxy statement/prospectus constitutes such notice.

If Farmers so requests, dissenting shareholders must submit their share certificates to Farmers within 15 days of such request, for endorsement on such certificates by Farmers that a demand for appraisal has been made. Failure to comply with such a request will terminate the shareholder’s dissenters’ rights. Any such certificates will be promptly returned to the dissenting shareholders by Farmers. If Farmers and any dissenting shareholder cannot agree upon the “fair cash value” per share of Farmers common shares, either may, within three months after service of the demand by the shareholder, file a petition in the Common Pleas Court of Medina County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Farmers common shares. The fair cash value of a Farmers common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report and recommendation, judgment will be entered for the “fair cash value” of a share, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a Farmers shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Farmers common shares will be suspended until Farmers purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Farmers common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Farmers shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

U.S. shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares and should consult their tax advisors accordingly. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus.

Failure by any shareholder to follow the complex steps required by the OGCL for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters’ rights under the OGCL, you should consult your legal advisor.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Farmers with and into Civista Bank, with Civista Bank as the surviving bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

Farmers’ board of directors retained Janney Montgomery Scott LLC (“Janney”) on September 19, 2024 to render financial advice in connection with a potential acquisition, merger or transaction. Janney is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters. From time to time over the years, Farmers’ board of directors had discussed the challenges facing community banks in general and Farmers in particular. Among the concerns noted were management succession, the ability to attract and retain employees and the lack of liquidity for Farmers’ shareholders. Representatives of Janney had cultivated a relationship with senior management at Farmers over the last several years, providing regular updates on the environment for bank stocks and bank mergers. Over time, senior management at Farmers and the Farmers board of directors, came to believe that it would be best for Farmers to merge with a stronger bank that could provide liquidity for the shareholders while remaining sensitive to the needs of Farmers’ customers, employees and communities.

Farmers’ senior management had previously conducted preliminary informal discussions with one potential acquisition partner from time to time over several years. During much of 2024, Farmers shared financial information back and forth with that potential partner and entered into preliminary negotiations. Ultimately however, on February 24, 2025, that potential partner notified Farmers that it would not be in a position to continue with merger discussions and that their withdrawal was not related to any concerns about Farmers’ asset quality, earnings or management.

Shortly thereafter, Janney consulted with senior management at Farmers about the desirability of finding another potentially attractive partner. Janney then informally mentioned the possibility of a transaction with Farmers to two other prospective partners, one of whom was Civista. Civista expressed an interest in executing a confidentiality agreement and learning more about the potential opportunity. The other party indicated that it was not able to consider a transaction at that time.

On February 27, 2025, Civista signed a confidentiality agreement in furtherance of a potential transaction with Farmers. Such confidentiality agreement included customary non-disclosure provisions. Thereafter, on February 28, 2025, Farmers granted Civista access to a virtual data room containing financial and other information regarding Farmers.

Civista submitted a non-binding indication of interest letter (“IOI”) on March 28, 2025. Farmers’ CEO and Chairman met on April 5, 2025, with representatives of Janney present, to review the terms of the IOI received from Civista. Civista’s IOI proposed an aggregate transaction value of $63.5 million to be paid 50% in cash and 50% in Civista common shares, with a price adjustment based on a mutually agreed upon amount of shareholders’ equity at closing. As part of this discussion, Janney representatives updated Farmers regarding the prevailing bank mergers and acquisitions market.

Civista continued to conduct preliminary diligence and, after further discussions, submitted a revised IOI on April 25, 2025 (“Revised IOI”). The Revised IOI proposed an aggregate transaction value of $64.8 million to be paid 55% in cash and 45% in Civista common shares. The Revised IOI still included a price adjustment based on the equity delivered to Civista at closing with an amount yet to be mutually agreed upon. After lengthy discussion between senior management and Janney, Farmers executed the Revised IOI on May 1, 2025 and Civista moved into the next round of due diligence. Farmers engaged Dinsmore & Shohl LLP as legal counsel on or about May 13, 2025.

Over several weeks, representatives of Farmers conducted reverse due diligence on Civista, and representatives of Civista conducted further due diligence on Farmers, including on-site credit due diligence at Farmers’ headquarters, which took place on May 19, 2025.

On June 6, 2025, Civista’s counsel distributed an initial draft of the merger agreement to Farmers’ legal counsel. One of the material transaction points in the initial draft was a proposed minimum equity requirement of $56.0 million at closing with a dollar-for-dollar downward adjustment to the aggregate cash consideration if closing equity was less than $56.0 million. The initial draft did not contain an adjustment in the event Farmers’ equity was greater than $56.0 million at closing. After negotiation between Civista, Farmers and their respective advisors, Civista agreed to revised language that would allow fifty cents ($0.50) of additional consideration to be paid to Farmers for each dollar of closing equity greater than $56.0 million and a dollar-for-dollar downward adjustment to the aggregate cash consideration if closing equity was less than $56.0 million.

Over the ensuing days, multiple drafts of the merger agreement were exchanged and representatives of Civista’s legal counsel and representatives of Farmers’ legal counsel participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of Farmers’ business before closing, representations and warranties, and employee matters. During this time period, Civista conducted further due diligence on Farmers, and Farmers conducted additional reverse due diligence on Civista. Additionally during this time-period, certain shareholders of Farmers commenced separate discussions with representatives of Civista regarding the terms of the proposed Deposit Agreement and Lock-Up Agreements between such shareholders and Civista.

Farmers’ senior management met on June 24, 2025, with representatives of legal counsel attending, to discuss the merger agreement negotiations. Legal counsel reviewed with senior management the most recent draft of the merger agreement and updated Farmers on the terms that were still under negotiation.

Farmers’ board of directors met on July 9, 2025, with representatives of Janney and legal counsel attending, to consider the merger agreement and the transactions contemplated by it. Before the meeting, senior management distributed to each director a draft of the proposed merger agreement, and ancillary documents, and a financial presentation prepared by Janney. Representatives of Janney reviewed in detail the pricing and other financial terms of the proposed merger agreement, which provided at the effective time of the merger, each common share of Farmers issued and outstanding immediately prior to the effective time of the transaction shall be converted into the right to receive $69,850 in cash and 2,868.982 common shares of Civista, subject to adjustment based on Farmers’ closing equity as fully described in the merger agreement. Based on the pricing terms of the merger agreement, representatives of Janney informed the board that the proposed merger consideration (both cash and stock) had an implied purchase price per share of $134,258.32, based on 500 common shares of Farmers outstanding and Civista’s common share price as of July 7, 2025. Legal counsel and Farmers’ senior management reviewed in detail the non-pricing terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the respective representations, warranties and covenants made by Farmers and Civista, the closing conditions, and the respective termination rights of Farmers and Civista. The board of directors reviewed all aspects of the merger process, including Farmers’ current financial position, performance and prospects; its decision to pursue a strategic transaction; the process used to identify potential merger partners and solicit merger proposals; prevailing economic and stock market conditions; Farmers’ due diligence investigation of Civista; Civista’s common share price performance and valuation metrics; the terms and conditions of the proposed merger agreement; the value of the proposed merger consideration; and the impact of the proposed merger on Farmers’ shareholders and other constituencies. All questions and issues raised by the directors were addressed by senior management, representatives of Janney or representatives of legal counsel, as appropriate. Representatives of Janney then presented orally Janney’s opinion, which was subsequently confirmed in a letter addressed to the board of directors, to the effect that, as of July 9, 2025, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in the opinion letter, the merger consideration to be paid by Civista to Farmers’ common shareholders pursuant to the proposed merger agreement was fair to Farmers’ common shareholders from a financial point of view. After considering the proposed merger agreement, and ancillary documents, and the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted to unanimously adopt and approve the proposed merger agreement, to recommend that Farmers’ shareholders vote to approve the proposed merger agreement and the transactions contemplated by it, and to authorize Farmers’ President and Chief Executive Officer, Thomas W. Lee, to execute and deliver the merger agreement and ancillary documents on behalf of Farmers.

On July 10, 2025, Farmers and Civista executed the Merger Agreement, and after the close of business on July 10, 2025, Farmers and Civista issued a joint press release to announce the execution of the Merger Agreement.

Farmers’ Reasons for the Merger

Farmers’ board of directors, together with Farmers’ senior management, has determined that the Merger is fair to and in the best interests of Farmers and its shareholders and approved and adopted the Merger Agreement and the Merger.

In reaching its conclusion to approve the Merger Agreement and the transactions contemplated by it, Farmers’ board of directors considered a number of factors, including the following material factors:

•	The board of directors’ understanding of the business, operations, financial condition, earnings, and prospects of Farmers;

•

Prevailing national and local economic conditions, particularly the uncertainty as to future economic conditions including potential continued volatility in market interest rates, expected future impact of market interest rates, inflation, the prospects for recession, and other factors, and the expected effect of these conditions on Farmers’ financial condition, earnings, and prospects and on the stock prices of banking institutions, including Farmers;

•	The board of directors’ recognition and concern for management succession, the ability to attract and retain employees and the lack of liquidity for Farmers’ shareholders in the Farmers common shares;

•	The value of the Merger Consideration proposed by Civista and the estimated potential future value of Farmers common shares if Farmers would continue to operate independently;

•

The competitive environment facing financial institutions generally and the competitive environment in Farmers’ geographic market area in particular, and the trend toward consolidation in the financial services industry;

•	Civista’s ability to pay the Merger Consideration and obtain regulatory approval for the Merger, considering Farmers’ due diligence investigation of Civista;

•	The complementary business cultures of Farmers and Civista;

•

The perceived favorable impact of the proposed Merger on the employees, depositors, customers, and communities served by Farmers, considering the complementary business cultures of Farmers and Civista;

•

The review by the board of directors, with the assistance of legal counsel, of the terms of the Merger Agreement, including the provisions that permit Farmers, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination transaction, subject, in certain circumstances, to paying a $2,500,000 cash termination fee to Civista;

•

The financial analyses performed by Janney and the opinion of Janney, dated July 9, 2025, addressed to Farmers’ board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion letter, the Merger Consideration as set forth in the Merger agreement was fair to Farmers’ common shareholders from a financial point of view, as more fully described in the section titled “THE MERGER—Opinion of Farmers’ Financial Advisor”; and

•	The proposed Merger offers a liquidity event for Farmers’ shareholders.

Farmers’ board of directors also considered potential risks associated with the transactions contemplated by the Merger Agreement, including:

•

The interests of Farmers’ executive officers and directors with respect to the transactions contemplated by the Merger Agreement apart from their interests as shareholders of Farmers as disclosed under “THE MERGER—Interests of Farmers Directors and Officers in the Merger,” and the risk that these interests might influence their decision with respect to the transactions contemplated by the Merger Agreement;

•

The risk that the Merger Agreement provisions relating to the payment by Farmers of a cash termination fee under specified circumstances, although required by Civista as a condition to entering into the Merger Agreement, could discourage other parties that may be interested in engaging in a business combination transaction with Farmers from proposing it;

•	The risk of litigation;

•

The restrictions imposed by the Merger Agreement on the conduct of Farmers’ business before the completion of the Merger, which could delay or prevent Farmers from undertaking certain business opportunities that may arise during that time;

•

That the fixed exchange ratio for the Stock Consideration, by its nature, would generally not adjust upward to compensate for any declines in Civista’s common share price before the completion of the Merger, meaning that Farmers’ shareholders would not be protected against any decrease in Civista’s common share price before the completion of the Merger;

•	That the minimum equity provision would result in a lower amount of Merger Consideration if interest rates were to rise before closing of the Merger; and

•	The need to obtain Farmers’ shareholder approval and governmental approvals to consummate the proposed Merger.

Farmers’ board of directors evaluated the factors described above and reached consensus that the Merger Agreement and the transactions contemplated by it were in the best interests of Farmers and its shareholders.

Farmers shareholders should be aware that Farmers’ directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Farmers shareholders. Farmers’ board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Proposal be approved by the shareholders of Farmers. After numerous and exhaustive deliberations with respect to the Merger and the Merger Agreement, considering, among other things, the reasons discussed above, Farmers’ board of directors approved the Merger Agreement and the Merger as being in the best interests of Farmers and its shareholders based on the total mix of information available to Farmers’ board of directors. See the section titled “THE MERGER—Interests of Farmers Directors and Officers in the Merger.”

This summary of the reasoning of Farmers’ board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

Recommendation of the Farmers Board of Directors

Farmers’ board of directors has determined that the Merger is fair to and in the best interests of Farmers and its shareholders. Accordingly, Farmers’ board of directors recommends that Farmers shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Opinion of Farmers’ Financial Advisor

Farmers engaged Janney to render financial advisory and investment banking services to the Farmers board, including delivery of an opinion to the Farmers board as to the fairness, from a financial point of view, of the merger consideration to the holders of Farmers common shares. Farmers engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Janney is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Janney attended the meeting of the Farmers board held on July 9, 2025, at which the Farmers board evaluated the Merger. At this meeting, Janney reviewed the financial aspects of the Merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as described in the opinion, the merger consideration to be received in the Merger by the holders of Farmers common shares was fair, from a financial point of view, to the shareholders. The Farmers board unanimously adopted the Merger Agreement at this meeting.

The following description of the Janney fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion.

Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the Farmers board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness to the holders of Farmers common shares, from a financial point of view, of the merger consideration to be received in the Merger by such shareholders. It did not address the underlying business decision of Farmers to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Farmers board in connection with the Merger, and it does not constitute a recommendation to any holder of Farmers common shares as to how to vote in connection with the Merger or any other matter. Janney also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Farmers, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder.

Janney’s opinion was reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Janney reviewed, analyzed and familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of Farmers, Civista and the Merger. Janney reviewed, among other things:

•	a draft of the Merger Agreement, dated July 8, 2025;

•	certain publicly available financial statements and other historical financial information of Farmers that Janney deemed relevant;

•	certain publicly available financial statements and other historical financial information of Civista and its banking subsidiary, Civista Bank, that Janney deemed relevant;

•

certain internal financial projections for Farmers for the year ending December 31, 2025 with long term-estimated annual earnings growth rates for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Farmers;

•

publicly available consensus analyst estimates for Civista for the years ending December 31, 2025 and December 31, 2026, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2027 through December 31, 2030, as provided by the senior management and advisors of Civista;

•

the pro forma financial impact of the Merger on Civista based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Farmers and Civista, as well as estimated net income for Farmers for the years ending December 31, 2025 with an estimated annual net income growth rate for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Farmers and Civista, and relied upon by Janney at the direction of such management and with the consent of Farmers;

•

the publicly reported stock market performance, historical price and trading activity for Civista common shares, including a comparison of certain stock market information for Civista common shares and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Farmers and Civista with similar financial institutions for which information is publicly available;

•	the nature and financial terms of the Merger as compared with the nature and financial terms of certain other merger and business combinations in the banking industry;

•	the current market environment generally and the banking environment in particular;

•	discussions with members of Farmers’ and Civista’s senior management with respect to their respective operations, historical financial statements and future prospects; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.

Janney also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Janney relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by Farmers and Civista, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by Farmers and Civista, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Janney relied upon the pro forma financial impact of the Merger on Civista, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of Farmers and Civista. Janney assumed that all forecasts and projections provided to Janney were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Farmers and Civista as to their most likely future financial performance. Janney has further relied on the assurances of the respective management teams of Farmers and Civista that they are not aware of any facts or circumstances that would make any of this information inaccurate or misleading in any material respect. Janney relied on all of this information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness of the information.

Janney is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Janney assumed, without independent verification, that the allowances for loan losses reported on the balance sheets of Farmers and Civista are adequate to cover such losses. In rendering its opinion, Janney did not review any individual loans or credit files.

Janney did not make an independent valuation of the quality of Farmers’ or Civista’s deposit base nor has Janney independently evaluated potential deposit concentrations or the deposit composition of Farmers or Civista. Janney did not make an independent valuation of the quality of Farmers’ or Civista’s investment securities portfolio nor has Janney independently evaluated potential concentrations in the investment portfolio of Farmers or Civista.

Janney assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the Merger Agreement (the final terms of which Janney had assumed would not differ in any respect material to Janney’s analyses from the draft version reviewed by Janney and referred to above) represented the entire agreement between the parties, that the Merger Agreement would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of Farmers common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions would be imposed that would materially affect Farmers, Civista, the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger; and

•	that the Merger would be treated as a tax-free reorganization for federal income tax purposes.

Janney assumed that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Janney was further advised by representatives of Farmers that Farmers relied upon advice from its advisors (other than Janney) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Janney did not provide advice with respect to any of these matters.

Janney’s opinion addressed only the fairness to the holders of Farmers common shares, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the Merger by the common shareholders. Janney’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Janney through that date and, accordingly, it speaks to no other date. Janney did not and does not have an obligation to update, revise or reaffirm its opinion. Janney’s opinion did not address, and Janney expressed no view or opinion with respect to:

•	the relative merits of the Merger and the other business strategies that the Farmers board considered or may have considered;

•	the underlying business decision of the Farmers board to proceed with the Merger;

•	the prices at which Farmers’ securities or Civista’s securities may trade at any time; or

•	any advice or recommendation provided by any other advisor to Farmers.

Additionally, Janney assumed that the Merger is, in all respects, lawful under applicable law. Further, Janney’s analyses and opinion, and the financial projections on which they were based, did not reflect changes in the operations and projections of Farmers and Civista subsequent to the date of Janney’s opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Janney, Farmers and Civista. Any estimates contained in the analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Janney opinion was among several factors taken into consideration by the Farmers board in making its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the decision of the Farmers board to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. The type and amount of consideration payable in the Merger were determined through negotiation between Farmers and Civista, and the decision for Farmers to enter into the Merger Agreement was solely that of the Farmers board.

The following is a summary of the material financial analyses presented by Janney to the Farmers board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Janney to the Farmers board, but summarizes the material analyses performed and presented in connection with Janney’s opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Janney believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Merger Consideration and Implied Transaction Metrics

Janney reviewed the financial terms of the Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each Farmers common share issued and outstanding immediately prior to the effective time of the transaction shall be converted into the right to receive $69,850 in cash and 2,868.982 Civista common shares, subject to adjustment based on Farmers’ closing equity as fully described in the Merger Agreement. The merger consideration was determined by negotiations between Farmers and Civista, and was not recommended by Janney. Based on this provision of the Merger Agreement, Janney calculated an aggregate implied transaction value of approximately $67.1 million and an implied purchase price per share of $134,258.32 consisting of the implied value of 500 Farmers common shares outstanding. Based upon financial information for Farmers as of or for the last twelve-months (“LTM”) ended March 31, 2025 and the closing price of Civista common shares on July 7, 2025, Janney calculated the following implied aggregate transaction metrics:

Transaction Value / Tangible Book Value:	131.6%
Transaction Value / LTM After-Tax Earnings (1):	20.4x
Transaction Value / LTM After-Tax Core Earnings (1),(2):	19.4x
Core Deposit Premium (3):	8.8%

(1)	An estimated tax rate has been applied to after-tax core earnings to account for Farmers’ S-Corp status.
(2)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(3)	Core deposits calculated as Total Deposits less CDs greater than $100,000.

Civista Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of Civista to twelve (12) public banks and bank holding companies headquartered nationwide with total assets between $3 billion—$5 billion, tangible common equity / tangible assets less than 8%, and LTM core return on average tangible common equity greater than 9%, excluding mutuals and merger targets (the “Civista comparable companies”).

The Civista comparable companies were as follows:

Peoples Financial Services Corp. (PFIS)	Farmers & Merchants Bancorp, Inc. (FMAO)
ChoiceOne Financial Services, Inc. (COFS)	The First Bancorp, Inc. (FNLC)
West Bancorporation, Inc. (WTBA)	Colony Bankcorp, Inc. (CBAN)
First Business Financial Services, Inc. (FBIZ)	Northrim BanCorp, Inc. (NRIM)
River Financial Corporation (RVRF)	Lake Ridge Bancorp Inc. (LRBI)
Community West Bancshares (CWBC)	Citizens Financial Services, Inc. (CZFS)

To perform this analysis, Janney used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (“MRQ”), or latest twelve months (“LTM”), and market price information as of July 7, 2025. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in Civista’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of Civista and the Civista comparable companies for the LTM:

	Civista Comparable Companies
(in % unless otherwise noted)	Civista	Low	Average	Median	High
Total Assets ($MM)	4,146.7	3,016.3	3,621.2	3,470.9	4,999.4
Market Capitalization ($MM)	382.1	205.3	369.5	351.6	540.3
TCE / Tangible Assets	6.65	5.95	7.15	7.43	7.95
LTM Core ROAA (1)	0.90	0.66	0.91	0.87	1.47
LTM Core ROATCE (1)	14.35	9.22	13.14	12.37	19.72
LTM Efficiency Ratio	69.1	52.4	62.1	62.1	69.0
Loans / Deposits	95.8	73.3	87.2	89.3	98.2
NPAs / Assets (2)	0.75	0.00	0.34	0.31	0.86

(1)

Core return on average assets (ROAA) and return on average tangible equity (ROATCE) excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of Civista and the Civista comparable companies:

	Civista Comparable Companies
(in % unless otherwise noted)	Civista	Low	Average	Median	High
Dividend Yield	2.76	1.64	3.20	2.90	5.42
Price / Tangible Book Value	143.0	97.40	145.4	141.6	238.44
Price / LTM EPS (x)	10.4	6.7	11.6	11.3	16.8

None of the Civista comparable companies used as a comparison in the above analyses is identical to Civista. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Farmers Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of Farmers to sixteen (16) public banks and bank holding companies headquartered in the United States with total assets between $100 million and $500 million, tangible common equity / tangible assets greater than 12% and LTM core return on average tangible common equity greater than 2%, excluding mutuals and merger targets (the “Farmers comparable companies”).

The Farmers comparable companies were as follows:

Century Financial Corporation (CYFL)	FFBW, Inc. (FFBW)
Oregon Bancorp, Inc. (ORBN)	Summit Bancshares, Inc. (SMAL)
Neffs Bancorp, Inc. (NEFB)	Catalyst Bancorp, Inc. (CLST)
Hamlin Bank and Trust Company (HMLN)	Signature Bank of Georgia (SGBG)
Touchmark Bancshares, Inc. (TMAK)	PFS Bancorp, Inc. (PFSB)
Cullman Bancorp, Inc. (CULL)	Gouverneur Bancorp, Inc. (GOVB)
Pacific Alliance Bank (PFBN)	Mercer Bancorp, Inc. (MSBB)
United National Bank (UNBK)	The Southern Banc Company, Inc. (SRNN)

To perform this analysis, Janney used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (“MRQ”), or latest twelve months (“LTM”), and market price information as of July 7, 2025. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in Farmers’ historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented.

Janney’s analysis showed the following concerning the financial condition and performance of Farmers and the Farmers comparable companies for the LTM:

	Farmers Comparable Companies
(in % unless otherwise noted)	Farmers	Low	Average	Median	High
Total Assets ($MM)	285.0	127.7	328.5	296.2	483.3
Market Capitalization ($MM)	NA	8.89	41.3	45.7	75.98
TCE / Tangible Assets	17.89	12.44	17.08	15.60	29.67
LTM Core ROAA (1)	1.20	0.33	0.83	0.72	1.98
LTM Core ROATCE (1)	6.44	2.26	5.41	3.72	16.69
LTM Efficiency Ratio	45.9	52.0	72.2	75.1	88.2
Loans / Deposits	45.9	57.0	87.1	90.3	129.4
NPAs / Assets (2)	0.53	0.00	0.84	0.47	5.13

(1)

An estimated tax rate has been applied to return metrics for Farmers’ S-Corp status. Core return on average assets (ROAA) and return on average tangible equity (ROATCE) excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of Farmers and the Farmers comparable companies:

	Farmers Comparable Companies
(in % unless otherwise noted)	Farmers	Low	Average	Median	High
Dividend Yield	NA	0.00	1.82	1.14	6.67
Price / Tangible Book Value	NA	49.7	73.1	68.0	126.3
Price / LTM EPS (x)	NA	7.5	16.6	16.2	26.6

None of the Farmers comparable companies used as a comparison in the above analyses is identical to Farmers. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Janney’s analysis compared pricing multiples for the Merger to the implied merger pricing multiples of the Farmers comparable companies on a per share basis. To account for an equity control premium, Janney applied a 25.3% premium to the Farmers comparable companies based on the median three-day stock price premium for all bank and thrift merger transactions announced over the last 10 years as of July 7, 2025, based on data from S&P Capital IQ Pro.

	Farmers Comparable Companies
(in % unless otherwise noted)	Farmers	Minimum	Median	Maximum
Price / Tangible Book Value	131.6	62.2	85.2	158.3
Price / LTM After-Tax Core EPS (x)	19.4	9.4	20.2	33.3
Core Deposit Premium	8.8	-20.8	-5.0	12.5

Select Transactions Analysis

Janney reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.

Ten (10) selected Ohio bank and thrift transactions announced since January 1, 2019, with target assets of $100 million—$1 billion, tangible equity / tangible assets less than 9%, and positive LTM return on average equity (ROAE) (the “Ohio Group”);

2.

Ten (10) selected Midwest bank and thrift transactions announced since January 1, 2021, with target assets of $100 million—$500 million, tangible common equity / tangible assets greater than 10%, and LTM ROAE 4%—15% (the “Midwest Group”); and

3.

Thirteen (13) selected nationwide bank and thrift transactions announced since January 1, 2024, with target assets less than $1 billion, tangible common equity / tangible assets greater than 10% and positive LTM ROAE (the “Nationwide Group”).

All three sets of transactions excluded mergers of equals and transactions without disclosed deal values.

Ohio Group

Buyer Name	Target Name	Announcement Date
First Commonwealth Financial Corporation	CenterGroup Financial, Inc.	12/18/24
LCNB Corp.	Eagle Financial Bancorp, Inc.	11/29/23
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/23
Republic Bancorp, Inc.	CBank	10/27/22
Farmers & Merchants Bancorp	Peoples-Sidney Financial Corporation	6/14/22
Middlefield Banc Corp.	Liberty Bancshares, Inc.	5/26/22
Civista Bancshares, Inc.	Comunibanc Corp.	1/10/22
Farmers National Banc Corp.	Cortland Bancorp	6/23/21
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank	5/4/21
Farmers National Banc Corp.	Maple Leaf Financial, Inc.	8/30/19

Midwest Group

Buyer Name	Target Name	Announcement Date
First Commonwealth Financial Corporation	CenterGroup Financial, Inc.	12/18/24
Beacon Credit Union	Mid-Southern Savings Bank, F.S.B.	1/25/24
Equity Bancshares, Inc.	Rockhold Bancorp	12/6/23
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/23
Republic Bancorp, Inc.	CBank	10/27/22
Farmers & Merchants Bancorp	Peoples-Sidney Financial Corporation	6/14/22
Middlefield Banc Corp.	Liberty Bancshares, Inc.	5/26/22
Dupaco Community Credit Union	Home Savings Bank	9/30/21
HBT Financial, Inc.	NXT Bancorporation, Inc.	6/7/21
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank	5/4/21

Nationwide Group

Buyer Name	Target Name	Announcement Date
Norwood Financial Corp.	PB Bankshares, Inc.	7/7/25
Regent Capital Corporation	DLP Bancshares, Inc.	4/25/25
Cadence Bank	FCB Financial Corp.	1/22/25
Frontwave Credit Union	Community Valley Bank	1/22/25
First Commonwealth Financial Corporation	CenterGroup Financial, Inc.	12/18/24
United Community Banks, Inc.	ANB Holdings, Inc.	12/3/24
Business First Bancshares, Inc.	Oakwood Bancshares, Inc.	4/25/24
Arlo Financial Holdings, Inc.	Systematic Savings Bank	4/17/24
Skyline Bankshares, Inc.	Johnson County Bank	4/17/24
Capital Bancorp, Inc.	Integrated Financial Holdings, Inc.	3/28/24
Sound Credit Union	Washington Business Bank	3/11/24
Beacon Credit Union	Mid-Southern Savings Bank, F.S.B.	1/25/24
National Bankshares, Inc.	Frontier Community Bank	1/24/24

For each selected transaction, Janney derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Transaction price per share of common stock to tangible book value per share of common stock of the acquired company;

•

Transaction price per share of common stock to LTM after-tax core earnings per share (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles); and

•	Core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the Merger based on the aggregate transaction value for the Merger of $67.1 million and using historical financial information for Farmers as of or for the last 12 months ended March 31, 2025.

The results of the analysis are set forth in the following tables:

Ohio Group

	Farmers Selected Comparable Transactions
(in % unless otherwise noted)	Farmers	Minimum	Median	Maximum
Deal Value / Tangible Book Value	131.6	87.7	142.0	186.1
Deal Value / LTM After-Tax EPS (x)	20.4	12.6	22.0	32.3
Core Deposit Premium	8.8	-3.1	7.3	13.8

Midwest Group

	Farmers Selected Comparable Transactions
(in % unless otherwise noted)	Farmers	Minimum	Median	Maximum
Deal Value / Tangible Book Value	131.6	108.9	145.9	197.5
Deal Value / LTM After-Tax EPS (x)	20.4	13.5	21.1	32.3
Core Deposit Premium	8.8	2.3	9.1	17.2

Nationwide Group

	Farmers Selected Comparable Transactions
(in % unless otherwise noted)	Farmers	Minimum	Median	Maximum
Deal Value / Tangible Book Value	131.6	108.0	149.9	174.3
Deal Value / LTM After-Tax EPS (x)	20.4	5.8	19.0	33.4
Core Deposit Premium	8.8	1.4	8.7	18.4

No company or transaction used as a comparison in the above selected transactions analysis is identical to Farmers, Civista or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis and Capital Ratios

Janney performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Farmers and Civista. Using closing balance sheet estimates as of December 31, 2025 for Farmers and Civista provided by Farmers and Civista management, Civista analyst earnings estimates for 2025 and 2026, assumed long term earnings growth rates provided by Civista management, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses expected to result from the Merger) provided by Civista management, Janney analyzed the estimated financial impact of the Merger on certain projected financial and operating results. This analysis indicated that the Merger could be (i) accretive to Civista’s 2026, 2027 and 2028 estimated EPS, and (ii) dilutive to Civista’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the Merger, Civista’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above those required to be deemed “well capitalized” under regulatory guidelines. For all of the above analyses, the actual results achieved by Civista following the Merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis

Janney performed a discounted cash flow analysis to estimate a range for the implied equity value of Farmers. In this analysis, the future cash flows are derived from Farmers’ financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for Farmers was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk-free rate, the beta of Farmers stock compared to the broader market, the Full-Information Beta for commercial banks from the Kroll U.S. Cost of Capital Navigator of 0.86, the Historical Long-Term Market Risk Premium from the Kroll U.S. Cost of Capital Navigator of 7.31%, and the Micro Cap Size Premium from the Kroll U.S. Cost of Capital Navigator of 2.66% and the 10-year Treasury Rate of 4.35%. The discount rate resulting from this method was approximately 13.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that Farmers could generate over the five-year period from 2026 to 2030 and (ii) the present value of Farmers’ implied terminal value at the end of such period. In calculating the net present value of Farmers using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 8.0x to 12.0x LTM earnings, with a midpoint of 10.0x. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per common share of Farmers of $103,329 per share to $136,323 per share with a midpoint of $118,573 per share. In calculating the net present value of Farmers using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 90% to 130% of tangible book value, with a midpoint of 110%. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per common share of Farmers of $97,671 per share to $123,947 per share with a midpoint of $109,827 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Farmers or the pro forma combined company.

Janney’s Relationship with Farmers

Janney acted as financial advisor to Farmers in connection with the Merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Janney is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Janney has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of Farmers and Civista and Janney, Janney and its affiliates may from time to time purchase securities from, and sell securities to, Farmers and Civista, and as a market maker in securities, Janney and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Farmers or Civista for its own accounts and for the accounts of its customers and clients. Janney employees may also from time to time maintain individual positions in Farmers common stock and/or Civista common stock.

Pursuant to the Janney engagement agreement, Farmers agreed to pay Janney a cash fee equal to 1.25% of the implied transaction value, $150,000 of which became payable concurrently with the rendering of Janney’s opinion, and the balance of which is contingent upon the consummation of the Merger. Janney’s fee for rendering the fairness opinion was not contingent upon Janney reaching any particular conclusion. Farmers also agreed to reimburse Janney for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Janney against certain liabilities relating to or arising out of Janney’s engagement or Janney’s role in connection therewith.

With respect to previous engagements, Janney served as a co-manager in Civista’s common stock offering that was announced in conjunction with the acquisition of Farmers. Janney received a conflict waiver from Farmers to participate in the offering. The transaction closed on July 16, 2025, and Janney received customary compensation for its role.

Except for the arrangement between Janney and Civista described in the preceding paragraph, Janney has not had any material financial advisory and investment banking relationship with Farmers or Civista during the past two years in which compensation was received or was intended to be received as a result of the relationship between Janney, on the one hand, and Farmers or Civista, on the other hand. Janney may provide investment banking services to Civista in the future (and to Farmers, if the Merger is not consummated), although there is no agreement to do so.

Civista’s Reasons for the Merger

Civista believes that the Merger is in the best interests of Civista and its shareholders. In reaching this determination, the Civista board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	each of Civista’s, Farmers’ and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, Civista considered that Farmers’ business and operations complement those of Civista, and that the Merger would result in a combined company with an expanded distribution and scale that would position Civista to serve an expanded customer base while still staying true to its community banking roots;

•	the strategic rationale for the Merger, including enhancing scale and strengthening the presence of Civista in Northeast Ohio;

•	the long-term interests of Civista and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Civista operates;

•	the opportunity to acquire an organization with deep community banking relationships;

•	enhanced market share in Northeast Ohio with incremental high-quality, low-cost core deposits;

•	the cost savings and other benefits of size and operating efficiencies that Civista believes it can realize; and

•	the size and structure of the transaction allows Civista to maintain its strong capital position, allowing the organization to expand within its new markets.

The board of directors of Civista also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Civista considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Farmers shareholders, transaction expenses, and other Merger related costs;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the dilution to current Civista shareholders from the issuance of additional Civista common shares in the Merger;

•	the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of Farmers;

•	potential run-off of deposits and loans following announcement and/or the closing of the Merger;

•	the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;

•	the likelihood that Civista common shares may trade down post-announcement and/or post-Merger;

•	the risk that Farmers’ loans and other items were not appropriately valued;

•	the risk that Farmers terminates the Merger Agreement by reason of a superior competing proposal; and

•	other risks described under the sections titled “RISK FACTORS” beginning on page [●] and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page [●].

The above discussion of the information and factors considered by the Civista board of directors is not intended to be exhaustive but includes the material factors considered by the Civista board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Civista board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Civista board of directors considered all these factors as a whole, including through its discussions with Civista’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

Regulatory Approvals Required

To complete the Merger, Civista and Farmers need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Merger Agreement, Civista and Farmers have agreed to cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger by the Federal Reserve and the ODFI, respectively. The Merger must receive approval from both the Federal Reserve and the ODFI before the Merger may be consummated. On August 26, 2025, Civista submitted applications to the Federal Reserve and the ODFI for approval of the Merger, which applications are currently pending.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Farmers shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Civista and Farmers believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Interests of Farmers Directors and Officers in the Merger

As described below, some of Farmers’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Farmers shareholders generally. The Farmers board of directors was aware of these interests and considered them in approving the Merger Agreement.

Change-in-Control Agreements

Farmers is party to employment agreements with six (6) executive officers. Each of these employment agreements provides for the payment to the executive officer of a change in control payment in an amount equal to two (2) times his or her base salary upon the occurrence of both of the following: (i) termination of the executive officer other than for cause, or for good reason, within fourteen (14) days prior to or twelve (12) months after the Merger and (ii) the execution of a release by the executive officer pursuant to the terms of the employment agreement.

Severance Payments

Under the terms of the Merger Agreement Civista has agreed to pay to each employee of Farmers who (a) is not subject to an existing contract providing for severance and/or a change in control payment, (b) is an employee of Farmers immediately before the effective time of the Merger, and (c) is terminated by Civista without cause within six (6) months after the effective time of the Merger, (i) a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Farmers, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay, (ii) outplacement assistance, and (iii) payment of additional severance calculated by multiplying such employee’s weekly COBRA rate by the number of weeks of severance to which they are entitled under the Merger Agreement.

Indemnification and Directors’ and Officers’ Liability Insurance

Subject to compliance with applicable state and federal laws, Civista will indemnify each person who served as a director or officer of Farmers on or before the effective time of the Merger to the fullest extent provided by Farmers’ governing documents and applicable law, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Farmers. In addition, the Merger Agreement provides that, prior to the Merger, Civista will purchase a directors’ and officers’ liability insurance policy to be effective for up to six years following the effective date of the Merger, on terms no less advantageous than those contained in Farmers’ existing policy, provided, however, that the premium on the policy shall not exceed 150% of Farmers’ current premium levels.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended material U.S. federal income tax consequences of the Merger to U.S. holders of Farmers common shares who exchange their shares for a combination of Civista common shares and cash pursuant to the Merger. For purposes of this discussion, the term “U.S. holder” is a beneficial owner of Farmers common shares who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The following discussion is based on the Internal Revenue Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

This discussion is addressed only to those U.S. holders of Farmers common shares that hold their Farmers common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holder of Farmers common shares in light of their individual circumstances or to holders of Farmers common shares that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations, partnerships or other pass-through entities and investors in those pass-through entities;

•	retirement plans, pension funds, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who hold Farmers common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Farmers common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	persons who acquired their Farmers common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Farmers common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Farmers common shares, you should consult your tax advisor.

In addition, the discussion does not address any alternative minimum tax, net investment income tax, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes). All holders of Farmers common shares should consult their tax advisors as to the specific tax consequences of the Merger to them.

ALL HOLDERS OF FARMERS COMMON SHARES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Reorganization Treatment

The Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and Civista, Civista Bank and Farmers each is intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by Farmers of an opinion of Dinsmore & Shohl LLP, tax counsel to Farmers, and the receipt by Civista of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Civista, each dated as of the closing date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions (including factual representations contained in certificates of officers of Civista and Farmers) which are consistent with the state of facts existing as of the closing date of the Merger, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The tax opinions are not binding on the Internal Revenue Service, and none of Civista, Civista Bank or Farmers has requested or intends to request a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could differ materially from those described below.

The following describes the material U.S. federal income tax consequences resulting from the Merger being characterized as a reorganization.

U.S. Federal Income Tax Consequences to Civista, Civista Bank and Farmers

No Gain or Loss. No gain or loss will be recognized by Civista, Civista Bank or Farmers as a result of the Merger.

Tax Basis. The tax basis of the assets of Farmers in the hands of Civista Bank will be the same as the tax basis of such assets in the hands of Farmers immediately prior to the Merger.

Holding Period. The holding period of the assets of Farmers to be received by Civista Bank will include the period during which such assets were held by Farmers.

U.S. Federal Income Tax Consequences to U.S. Holders of Farmers Common Shares

Although the Exchange Ratio, Cash Consideration, and Stock Consideration provisions of the Merger Agreement are generally fixed, cash payments in lieu of fractional Civista common shares or in connection with a shareholder’s exercise of dissenters’ rights could alter the mix of consideration a shareholder will receive. The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash or a combination of cash and Civista common shares in exchange for such U.S. holder’s Farmers common shares.

U.S. Federal Income Tax Consequences to U.S. Holders of Farmers Common Shares Who Receive a Combination of Cash and Civista Common Shares

A U.S. holder of Farmers common shares will recognize gain (but not loss) with respect to the Civista common shares and cash such U.S. holder receives pursuant to the Merger (other than any gain recognized as a result of receiving cash in lieu of fractional shares, below under “– Cash In Lieu of Fractional Shares”), in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Civista common shares as of the effective date of the Merger and the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Civista common share), exceeds such U.S. holder’s basis in its Farmers common shares (other than Farmers common shares treated as exchanged for fractional Civista common shares, as described below under “– Cash In Lieu of Fractional Shares”), and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Civista common share, as discussed below under “– Cash In Lieu of Fractional Shares”). Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), gain that a U.S. holder of Farmers common shares recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held its Farmers common shares for more than one year as of the effective date of the Merger. Long-term capital gain of certain non-corporate holders of Farmers common shares, including individuals, generally is taxed at preferential rates.

The tax basis of the Civista common shares received by a U.S. holder of Farmers common shares described above (including a fractional Civista common share, if any, deemed issued and redeemed by Civista) will be the same as the basis of the Farmers common shares surrendered in exchange for the Civista common shares and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional Civista common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Civista common share). The holding period for Civista common shares received by such U.S. holder will include such U.S. holder’s holding period for Farmers common shares surrendered in exchange for the Civista common shares (including a fractional Civista common share, if any, deemed to be issued and redeemed by Civista).

If a U.S. holder of Farmers common shares acquired different blocks of Farmers common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Farmers common shares, and such U.S. holder’s tax basis and holding period in any Civista common shares received in the Merger will be determined with reference to each block of Farmers common shares. If a U.S. holder receives a combination of Civista common shares and cash (other than cash received in lieu of a fractional Civista common share) in exchange for Farmers common shares in the Merger and determines that it has a loss with respect to any block of Farmers common shares, such loss cannot be recognized as part of the Merger and cannot be used to offset any gain realized on another block of Farmers common shares. U.S. holders of Farmers common shares should consult their tax advisors regarding the manner in which Civista common shares and cash received in the Merger should be allocated among different blocks of Farmers common shares and regarding their bases and holding periods in the particular Civista common shares received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of Farmers common shares that receives cash in lieu of a fractional Civista common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Farmers common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Farmers common shares exceeds one year as of the effective date of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of Farmers common shares, including individuals, generally is taxed at preferential rates.

U.S. Federal Income Tax Consequences to U.S. Holders of Farmers Common Shares Who Exercise Dissenters’ Rights and Receive Solely Cash

A U.S. holder of Farmers common shares who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Farmers common shares and does not constructively own Civista common shares after the Merger (see “– Possible Dividend Treatment,” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in the Farmers common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective date of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year as of the effective date of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of Farmers common shares, including individuals, generally is taxed at preferential rates.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of Farmers’ accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Farmers common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Farmers common shares pursuant to the Merger may be subject to backup withholding at a rate of 24% of the cash payable to the U.S. holder (including any cash received in lieu of a fractional Civista common share), unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and such U.S. holder otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of Farmers common shares who receives Civista common shares as a result of the Merger will be required to retain records pertaining to the Merger, including records relating to the number of shares and the tax basis of such U.S. holder’s Farmers common shares under Treasury Department regulations Section 1.368-3. A U.S. holder of Farmers common shares who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Civista common shares in the Merger will be required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the Farmers common shares exchanged by such U.S. holder pursuant to the Merger and certain other information. A U.S. holder of Farmers common shares who receives Civista common shares as a result of the Merger should consult with such holder’s tax advisor if, immediately before the Merger, such holder owned (i) at least 5% (by vote or value) of the outstanding stock of Farmers or (ii) securities of Farmers with a basis for federal income tax purposes of at least $1.0 million.

The preceding discussion regarding the intended material U.S. federal income tax consequences of the Merger are not a complete analysis or discussion of all potential tax effects that may be important to you.

Each holder of Farmers common shares should consult with such holder’s own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of federal, state, local and non-U.S. income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Farmers will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Civista common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Civista’s Common Shares

Civista has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Civista’s common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Civista’s common shares issued to any Farmers shareholder who may become an “affiliate” of Civista for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Civista common shares.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Farmers and Civista. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Effects of the Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificate of merger, Farmers will merge with and into Civista Bank, with Civista Bank surviving the Merger and continuing as an Ohio-chartered commercial bank and the separate corporate existence of Farmers shall cease.

Effective Time

Civista and Farmers will cause the effective date of the Merger to occur within thirty (30) days of the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Civista and Farmers otherwise agree in writing, the effective date of the Merger will not be later than June 30, 2026. The Merger will become effective upon the filing of a certificate of merger with the Ohio Secretary of State or such other date and time as shall be provided by applicable law.

Civista and Farmers currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the fourth quarter of 2025.

Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of Farmers will have the right to receive for each Farmers common share (excluding any Farmers treasury shares or Dissenting Shares, as defined in the Merger Agreement):

(i)

cash in the amount of $69,850, which is equal to the quotient obtained by dividing (x) the aggregate cash consideration of $34,925,000 by (y) the number of Farmers common shares issued and outstanding as of the date of this proxy statement/prospectus (the “Cash Consideration”); and

(ii)

2,869 Civista common shares, which is equal to the quotient obtained by dividing (x) 1,434,491 by (y) the number of Farmers common shares issued and outstanding as of the date of this proxy statement/prospectus (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

The amount of the Cash Consideration is subject to potential adjustment under the terms of the Merger Agreement based on the closing amount of Farmers’ shareholders equity, as calculated and adjusted in accordance with the terms of the Merger Agreement (the “Adjusted Farmers Equity”). If the Adjusted Farmers Equity is less than $56,000,000 (the “Equity Minimum”), then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be reduced by the amount by which the Adjusted Farmers Equity is less than the Equity Minimum. Conversely, if the Adjusted Farmers Equity is greater than the Equity Minimum, then the aggregate amount of the Cash Consideration payable with respect to all outstanding Farmers common shares will be increased by 50% of the amount by which the Adjusted Farmers Equity is greater than the Equity Minimum. As of June 30, 2025, the amount of the Adjusted Farmers Equity was approximately $52,053,000.

Because the number of Civista common shares to be received for each Farmers common shares in the Merger is fixed (except for customary anti-dilution adjustments and the potential adjustment to the mix of consideration if necessary to ensure the intended tax treatment of the Merger, as described in the Merger Agreement), the implied value of the Stock Consideration will fluctuate as the market price of Civista common shares fluctuates before the completion of the Merger. Therefore, the implied value of the Stock Consideration that you will receive will depend on the market price of Civista’s common shares at the time you receive your Civista common shares. The value of the Civista common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Civista common shares on the date of this proxy statement/prospectus. Accordingly, we urge you to obtain current market quotations of Civista common shares.

The Merger Agreement also requires that if the number of Farmers common shares or the Civista common shares outstanding between the date of the Merger Agreement and the effective time of the Merger shall have been changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, the Stock Consideration will be proportionally adjusted to give holders of the Farmers common shares the same economic effect contemplated by the Merger Agreement prior to any such event.

Additionally, if either of the previously referenced tax opinions cannot be rendered as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code, Civista will increase the Stock Consideration and cause a corresponding decrease in the Cash Consideration per share equal to the economic value of any such increase to the minimum extent necessary to enable the Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

At the effective time of the Merger, Farmers common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Farmers common shares will cease to be, and will have no rights as, shareholders of Farmers, other than to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the OGCL in the case of Farmers common shares as to which the holder has properly exercised dissenters’ rights).

Exchange and Payment Procedure; Surrender of Certificates

Civista will engage Equiniti Trust Co. (the “Exchange Agent”) to act as its exchange agent to handle the exchange of Farmers common shares for the Merger Consideration. As soon as practicable, but not more than five (5) business days after the effective time of the Merger, the Exchange Agent will send to each Farmers shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Farmers common share certificates (or book entry shares) to the Exchange Agent. Farmers shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration, including the Stock Consideration and Cash Consideration, plus any cash payable in lieu of any fractional shares of Civista, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Farmers shareholders who do not exchange their Farmers common shares will not be entitled to receive the Merger Consideration or any dividends or other distributions by Civista until their certificates are surrendered. Only after surrender of the certificates representing Farmers shares, will any unpaid dividends or distributions with respect to Civista common shares represented by the certificates be paid, without interest. No interest will be paid or accrue on any Cash Consideration or cash in lieu of fractional shares or dividends or distributions payable to the Farmers shareholders.

After the effective time of the Merger, the stock transfer books of Farmers will be closed and there will be no further registration of transfers of Farmers common shares on the records of Farmers. Any certificates or book entry shares presented to Civista after the effective time will be cancelled and exchanged in accordance with the Merger Agreement.

Any portion of the exchange fund that remains unclaimed by the shareholders of Farmers for one year following the effective time of the Merger may be paid to Civista. From and after such time, any former holders of Farmers common shares who have not properly surrendered their shares may thereafter seek only from Civista the Merger Consideration payable in respect of such Farmers common shares, any cash payable in lieu of any fractional shares of Civista and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

If any certificate representing Farmers common shares is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Civista or the Exchange Agent, the posting by such person of a bond in such amount as Civista or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate (provided, that such bond requirement may be waived by Civista, in its sole discretion, if substituted with an unqualified indemnity from any Farmers shareholder owning five or fewer Farmers common shares), the Exchange Agent will issue in exchange for the lost, stolen or destroyed certificate the applicable Merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the Farmers common shares represented by that certificate pursuant to the Merger Agreement.

The Exchange Agent or Civista, as the case may be, will be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to the Merger Agreement to any holder of Farmers common shares such amounts as Civista or the Exchange Agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Farmers common shares from whom such amounts were deducted or withheld.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

From and after the effective time of the Merger and subject to compliance with applicable state and federal laws, Civista will indemnify each person who served as a director or officer of Farmers on or before the effective time of the Merger to the fullest extent provided by Farmers’ governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Farmers. In addition, the Merger Agreement provides that, prior to the Merger, Civista will purchase a policy of directors’ and officers’ liability insurance to be effective for a period of up to six years following the Merger, on terms no less advantageous than those contained in Farmers’ existing policy. However, Civista is not obligated to expend an amount in excess of 150% of the current annual premium paid as of the date of the Merger Agreement by Farmers for such insurance.

Employee Matters

Participation by Farmers Employees in Civista’s Employee Benefit Program(s): The Merger Agreement provides that employees of Farmers who become employees of Civista as a result of the Merger will participate in those eligible employee benefit plans sponsored by Civista or its subsidiaries to the same extent as similarly-situated employees of Civista and its subsidiaries. Employees of Farmers will receive credit for their years of service with Farmers for participation and vesting purposes under the applicable Civista employee benefit plans, for purposes of determining eligibility to participate in, and vesting of, benefits under the eligible Civista employee benefit plans and solely for the purposes of Civista’s vacation, paid time off, and severance programs, subject to the eligibility and other terms of such plans. In addition, Civista shall to the extent reasonably practicable and available from its insurers, cause each medical, health, dental or vision plan of Civista or its subsidiaries under which an employee of Farmers becomes eligible to participate to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or vision plans of Civista, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the effective time of the Merger to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Farmers benefit plan prior to the effective time, and (iii) provide each such employee or dependent with credit for any co-payments or co-insurance and deductibles paid during the same plan year under an analogous Farmers benefit plan (to the same extent that such credit was given under the analogous Farmers benefit plan during the applicable plan year).

Severance: Subject to any applicable regulatory restrictions, Civista shall pay to each employee of Farmers who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Farmers immediately before the effective time of the Merger, and (iii) is not offered continued employment by Civista or any of its subsidiaries after the effective time or is terminated by Civista without cause within six (6) months after the effective time of the Merger (i) a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Farmers, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay, (ii) outplacement assistance, and (iii) payment by Civista of additional severance calculated by multiplying the covered Farmers’ employee’s weekly COBRA rate by the number of weeks of severance payments to which such employee is entitled under the Merger Agreement (the weekly COBRA rate will be calculated by multiplying the monthly COBRA premium for each Farmers benefit plan benefit in which such employee is enrolled at the time of the termination by 12 and dividing by 52).

Termination of The Farmers Savings Bank Simplified Employee Pension Plan (the “Farmers SEP Plan”): Farmers is required to take actions necessary to amend and terminate the Farmers SEP Plan effective immediately prior to the effective time of the Merger. In addition, Civista will, to the extent permitted by applicable law, allow employees of Farmers who continue as employees of Civista and its subsidiaries to participate in the Civista 401(k) Plan and to accept roll-overs of benefits from the Farmers SEP Plan to the Civista 401(k) Plan.

Stock Market Listing

Civista’s common shares currently are listed on the Nasdaq Capital Market under the symbol “CIVB.” Prior to the effective time of the Merger, application will be made by Civista to have the Civista common shares issued in the Merger authorized for listing on Nasdaq.

Conditions to Consummation of the Merger

Conditions of Civista and Farmers. The respective obligations of Civista and Farmers to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement shall have been duly adopted and approved by the requisite vote of the shareholders of Farmers;

•	all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger shall be in effect;

•	the Civista common shares to be issued in the Merger shall have been authorized for listing on the Nasdaq; and

•	this proxy statement/prospectus and the registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order.

Conditions of Farmers. Farmers will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•

the representations and warranties of Civista and Civista Bank contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Farmers must have received a certificate, dated as of the effective date, signed on behalf of Civista and Civista Bank by the chief executive officer or chief financial officer of Civista to such effect;

•

Civista and Civista Bank must have performed in all material respects all of their obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Farmers must have received a certificate, dated as of the effective date, signed on behalf of Civista and Civista Bank by the chief executive officer or chief financial officer of Civista to such effect;

•

Civista must have delivered, or caused to be delivered, the Merger Consideration to the Exchange Agent on or before the effective date of the Merger and the Exchange Agent shall have delivered a certificate to Farmers of that effect; and

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Farmers shall have received an opinion of Dinsmore & Shohl LLP, dated as of the effective date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions of Civista. Civista and Civista Bank will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

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the representations and warranties Farmers contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Civista must have received a certificate, dated as of the effective date, signed on behalf of Farmers by the chief executive officer or chief financial officer of Farmers to such effect;

•

Farmers must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Civista must have received a certificate, dated as of the effective date, signed on behalf of Farmers by the chief executive officer or chief financial officer of Farmers to such effect;

•

There shall have not been any action taken, determination made, or law deemed applicable to the transactions contemplated by the Merger Agreement, including the Merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the effective time of the Merger, restrict or burden Civista or Civista Bank or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Civista or Civista Bank that would have a material adverse effect on Civista, Civista Bank or any of their respective affiliates, in each case measured on a scale relative to Farmers;

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the holders of not more than 10% of the outstanding Farmers common shares shall have perfected their dissenters’ rights under the OGCL in connection with the transactions contemplated by the Merger Agreement;

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Farmers shall have delivered to Civista stating that Farmers is not and has not been a United States real property holding corporation, dated as of the effective date of the Merger, and in the form and substance required under Treasury Regulation Section 1.897-2(h); and

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Farmers shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Representations and Warranties

Farmers has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	regulatory reports;

•	financial statements and liabilities;

•	broker’s and finder’s fees;

•	conduct of business and absence of material adverse effect;

•	compliance with laws;

•	takeover laws;

•	employee benefit plans and employee matters;

•	regulatory approvals;

•	legal proceedings and regulatory matters;

•	material contracts; defaults;

•	environmental matters;

•	tax matters;

•	matters related to the tax treatment of the Merger;

•	intellectual property;

•	title to real property and assets;

•	insurance;

•	accounting and internal controls;

•	derivative instruments;

•	labor matters;

•	loans and loan matters;

•	investment securities;

•	transactions with affiliates; and

•	no material mistreatments or omissions.

Civista has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	regulatory reports and compliance with SEC reporting requirements;

•	financial statements;

•	broker’s and finder’s fees;

•	compliance with laws;

•	legal proceedings;

•	absence of material adverse effect;

•	regulatory approvals;

•	matters related to the tax treatment of the Merger;

•	available funds;

•	no ownership of Farmers common shares;

•	takeover laws; and

•	no material mistreatments or omissions.

Farmers’ Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, Farmers must (i) conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and its advantageous business relationships and (ii) not take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Farmers, Civista or Civista Bank to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby.

During the same period, Farmers has agreed not to, take any of the following actions without the prior written consent of Civista, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law:

•	merge or consolidate itself with any other person, or restructure, reorganize or completely or partially liquidate or dissolve;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Farmers common shares, other capital stock or any rights to capital stock of Farmers;

•	permit any additional Farmers common shares to become subject to any subject to new grants of its stock options or similar equity-based employee awards under any Farmers benefit plan;

•

make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than quarterly dividends consistent with past practice, provided such dividends do not exceed $1,500 per share per quarter;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•	hire or terminate without cause the employment of any Farmers employee, other than as a replacement for positions then existing;

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grant any increase in the compensation, severance or benefits of any current or formers director, officer, employee, consultant, independent contractor or service provider of Farmers except: (i) increases in base salary to employees in the ordinary course consistent with past practice and (ii) the payment of annual bonuses to employees in the ordinary course consistent with past practices;

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with respect to any director, consultant, officer, employee, independent contractor or service provider of Farmers, (i) enter into, establish, adopt, amend or terminate any Farmers benefit plan, or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement or similar arrangement (ii) grant any equity or equity-based awards, or (iii) take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, stock options or other compensation or benefits payable, except (x) as may be required by law, (y) as contemplated in the Merger Agreement, or (z) to renew insurance contracts;

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except in each case, any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction or series of related transactions that, is not material to Farmers;

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acquire (other than by way of foreclosure or acquisition of control in a fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend the Farmers Articles or the Farmers Code of Regulations;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles or applicable regulatory accounting requirements;

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terminate, materially amend, or waive any material provision of, any material contract or enter into any material contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually or $50,000 in the aggregate for all such actions, suits, claims, and that does not (i) impose any restriction on the business of Farmers or (ii) create precedent for claims that is reasonably likely to be material to Farmers;

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(i) take any action that is intended or is reasonably expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 or (ii) except as may be required by applicable law, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions precedent to the Merger not being satisfied;

•	except for (i) commitments to sell a participation interest in a loan which commitments have been approved as of the date of the Merger Agreement or (ii) existing commitments to sell a participation interest in a loan, sell a participation interest in a loan, other than sales of loans secured by one-to-four-family real estate consistent with past practice (including sales of loans in the secondary market), without first giving Civista Bank the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a loan other than purchases of participation interests from Civista Bank;

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

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other than in the ordinary course of business, incur any indebtedness for borrowed money (other than the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any Federal Reserve or Federal Home Loan Bank advances, sales of certificates of deposits, and entry into repurchase agreements) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•	make or incur any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except for binding commitments existing as of the date of the Merger Agreement;

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enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management, or any other banking or operating polices, except as required by law or a governmental authority;

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except (i) for loans or legally binding commitments for loans that have been made prior to the date of the Merger Agreement, and for loans made acquired, renewed or extended in the ordinary course, consistent with past practices, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower (and its affiliates) to Farmers in excess of $750,000, (ii) with respect to amendments or modifications that have been made prior to the date of the Merger Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Farmers with total credit exposure in excess of $300,000, or (iii) with respect to any such actions that have previously made prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Farmers, in each case in excess of $500,000;

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make any material change to (i) its investment securities portfolio, or derivatives portfolio, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a governmental authority;

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(i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practices all tax returns that are required to be filed (with extensions) on or before the effective time of the Merger, (ii) fail to pay timely any tax due, or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or to claim any tax refund or file any amended tax return;

•	open, relocate or close, or make any application for the opening, relocation or closing of, any branch office, loan production office or other significant office or operations facility; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Farmers board of directors in support of, any of the foregoing.

Civista’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, Civista and Civista Bank must (i) conduct their business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact their business organization and their advantageous business relationships and (ii) not take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Farmers, Civista or Civista Bank to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby.

During the same period, Civista and Civista Bank have agreed not to take any of the following actions without the prior written consent of Farmers, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law:

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or, except as may be required by applicable law imposed by any governmental authority, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions precedent to the Merger not being satisfied;

•

effect any change in capitalization (but not including the offering and sale by Civista of its common shares pursuant to its public offering of common shares registered under the Securities Act that was completed in July 2025);

•	amend the Civista Articles or the Civista Regulations in a manner that would materially and adversely affect the holders of Farmers common shares relative to holders of Civista common shares; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Civista or Civista Bank board of directors in support of, any of the foregoing.

Expenses of the Merger

Civista and Farmers are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. Civista and Farmers may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective by a written instrument approved by the boards of directors of Civista and Farmers.

Termination by either Civista or Farmers. Either Civista or Farmers acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Civista or Farmers board of directors approves the termination by vote of a majority of the members of its entire board in the following circumstances:

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if there is a material breach by the other party of any representation or warranty, or any failure to perform in all material respects any of the covenants or agreements, contained in the Merger Agreement which is not cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

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if the Merger has not been consummated by June 30, 2026, unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied; or

•	if the Farmers shareholders fail to adopt and approve the Merger Agreement at their special meeting.

Termination by Civista. Civista may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Farmers if (i) a tender offer or exchange offer for 15% or more of the outstanding Farmers common shares is commenced and the Farmers board of directors recommends the Farmers shareholders tender their shares or fails to recommend that the Farmers shareholders reject such tender offer or exchange within 10 business days or (ii) the Farmers board of directors:

•	fails to recommend to the Farmers shareholders in this proxy statement/prospectus that they adopt the Merger Agreement;

•	changes Farmers’ recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under certain provisions of the Merger Agreement.

Ancillary Agreements

Voting Agreements. As of July 10, 2025, the directors and certain other key shareholders of Farmers, who collectively beneficially own 357.5 Farmers common shares, entered into voting agreements with Civista pursuant to which they have agreed, subject to certain terms and conditions, to vote their Farmers common shares in favor of the adoption and approval of the Merger Agreement.

Lock-Up Agreements. Concurrently with the execution of the Merger Agreement, certain key shareholders of Farmers executed lock-up agreements with Civista pursuant to which they agreed to restrictions on the sale of their Civista common shares received as Merger consideration for a period of two years following the effective time of the Merger.

Deposit Agreement. Concurrently with the execution of the Merger Agreement, Thomas W. Lee executed a deposit agreement with Civista pursuant to which he agreed, on behalf of himself and as Trustee of the Lee Family Trust, to retain a certain percentage of deposits with Civista Bank for a period of two years following the effective time of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Farmers may not, and must cause its officers, directors, employees, advisors and other agents not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiries, proposals or offers of any other acquisition proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations concerning, or provide any confidential information to, any person with respect or in connection with any other acquisition proposal; (iii) take any other action to knowingly facilitate an inquiry or proposal that constitutes or may reasonably be expected to lead to any other acquisition proposal; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any other acquisition proposal or any agreement related thereto; (v) enter into any agreement contemplating or otherwise relating to any other acquisition proposal; (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Farmers to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or (vii) propose or agree to do any of the foregoing. For purposes of the provisions of the Merger Agreement, an “other acquisition proposal” means any proposal, offer, inquiry, or indication of interest by any person or group, other than Civista or any of its affiliates, relating to (a) an acquisition of 25% or more of the outstanding voting securities of Farmers, (b) an acquisition of 25% or more of the assets, business, revenues, net income, assets or deposits of Farmers, (c) a merger, consolidation, business combination or similar transaction involving Farmers pursuant to which new persons would own 25% or more of the surviving or resulting entity, or (d) any liquidation or dissolution of Farmers.

Notwithstanding the foregoing, if prior to the Farmers shareholders meeting, Farmers receives an unsolicited bona fide written acquisition proposal by any person or group that did not result from a breach of the provisions of the Merger Agreement and that the Farmers board of directors determines, in its good faith judgment (after consultation with its financial advisors and outside legal counsel), to reasonably be likely to result in an acquisition proposal that is “superior” to the proposed Merger with Civista, then in such case Farmers and its representatives may take actions to enter into negotiations and discussions with the third party making the acquisition proposal to the extent the Farmers board of directors determines in good faith that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law. Promptly following Farmers’ receipt of any other acquisition proposal, or any request for nonpublic information or inquiry that would reasonably be expected to result in any such acquisition proposal, Farmers must advise Civista in writing of the receipt of such acquisition proposal, request or inquiry and the terms of such acquisition proposal, request or inquiry and must thereafter keep Civista apprised of any related developments, discussions and negotiations.

Farmers will be required to pay to Civista a termination fee in the amount of $2,500,000 under any of the following conditions:

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if (i) either Civista or Farmers terminates the Merger Agreement due to a failure to obtain the Farmers shareholder approval and consummate the Merger by June 30, 2026, or Civista terminates the Merger Agreement as a result of fraud or a willful breach on the part of Farmers, and (ii) prior to such termination there has been a publicly announced acquisition proposal other than the Merger, and (iii) within 12 months of such termination Farmers consummates or enters into a definitive agreement relating to such acquisition proposal;

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if either Farmers or Civista terminates the Merger Agreement as a result of the failure to obtain the Farmers shareholder approval at the Farmers shareholder meeting and, within six months of such termination Farmers consummates or enters into a definitive agreement relating to an acquisition proposal other than the Merger;

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if Civista terminates the Merger Agreement due to the Farmers’ board of directors (x) failure to recommend approval and adoption of the Merger Agreement to the shareholders of Farmers or (y) changing their recommendation that the Farmers shareholders approve and adopt the Merger Agreement by publicly approving, endorsing or recommending an acquisition proposal other than the Merger Agreement, or (z) fail to substantially comply with its obligations under the Merger Agreement to obtain shareholder approval and not solicit other acquisition proposals; or

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if Civista terminates the Merger Agreement because a tender offer or exchange offer for 15% or more of the outstanding Farmers common shares has been commenced and the Farmers board of directors recommends the Farmers shareholders tender their shares or fails to recommend that the Farmers shareholders reject such tender offer or exchange within 10 business days.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed on behalf of Civista, Civista Bank and Farmers, except that the Merger Agreement may not be amended after the Farmers special meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF FARMERS AND CIVISTA SHAREHOLDERS

If the Merger is completed, the rights of the Farmers shareholders who receive Civista common shares in the Merger will be governed by the Ohio General Corporation Law (“OGCL”), the Second Amended and Restated Articles of Incorporation of Civista and the Second Amended and Restated Code of Regulations of Civista. Prior to the Merger, Farmers shareholders’ rights are determined by the OGCL and the Articles of Incorporation of Farmers and the Code of Regulations of Farmers.

Although the rights of Civista shareholders and the rights of Farmers shareholders are similar in many respects, there are some differences. The following is a summary of the material differences between (1) the current rights of holders of Farmers common shares under the OGCL and the Famers Articles of Incorporation and Regulations and (2) the current rights of holders of Civista common shares under the OGCL and the Civista Articles of Incorporation and Regulations.

Civista and Farmers believe that this summary describes the material differences between the rights of holders of Civista common shares as of the date of this proxy statement/prospectus and the rights of holders of Farmers common shares as of the date of this proxy statement/prospectus. The following chart compares certain rights of the holders of Farmers’ common shares to the rights of holders of Civista common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Farmers and Civista. Copies of Farmers’ and Civista’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section titled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

The Farmers Savings Bank	Civista Bancshares, Inc.
Authorized Capital Stock
Authorized Capital. Farmers’ current Articles of Incorporation authorizes Farmers to issue up to 500 common shares, par value $100.	Authorized Capital. Civista’s current Second Amended and Restated Articles of Incorporation authorizes Civista to issue up to (i) 200,000 preferred shares, without par value, and (ii) 40,000,000 common shares, without par value.
As of the record date, there were 500 common shares outstanding.	As of September [●], 2025, there were 0 preferred shares outstanding, and there were [●] common shares outstanding.
Dividends
Dividends. Subject to the limitations of Section 1107.15 of the OBL, the directors may declare dividends and distributions on outstanding shares of the corporation unless the total of the dividends in a calendar year exceeds the total net profits of the corporation for the year combined with the retained profits of the corporation for the two preceding years.	Dividends. Civista may, subject to the discretion of its board of directors or a duly appointed committee of that board, generally pay dividends to holders of Series B Preferred Shares out of net income, retained earnings or surplus related to other Tier 1 capital instruments, and subject to the rights of any holder of Senior Shares. Holders of Civista common shares are entitled to receive dividends when, as and if declared by its board of directors from funds legally available therefor.
Board of Directors
Number of Directors. According to Farmers’ Code of Regulations, the number of directors shall not be less than five and not more than twelve. The number of directors of Farmers is currently fixed at 5.	Number of Directors. According to Civista’s Second Amended and Restated Regulations, the number of directors shall not be less than five and not more than twenty-five. The number of directors of Civista is currently fixed at twelve. The exact number of directors will be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors. The Board of Directors may fill any director’s office that is created by an increase in the number of directors but cannot increase the number of directors to more than twenty-five or reduce the number of directors to less than

The Farmers Savings Bank	Civista Bancshares, Inc.
five. Members of the board of directors shall be elected each year at the annual meeting of shareholders to a one-year term. No member of the board of directors shall have attained the age of 75 on the date of his or her election or appointment to the board.
Classification of Directors. Farmers’ Code of Regulations provides for one class of directors.	Classification of Directors. Civista’s Second Amended and Restated Regulations provides for one class of directors.
Removal of Directors. OGCL Section 1701.58 provides that the directors may remove any director: (i) by order of the court; (ii) if within sixty days from the date of election, the director does not accept election or act at a meeting; or (iii) by a majority of shareholder voting power.	Removal of Directors. Civista’s Second Amended and Restated Regulations provides that any director or the entire Board of Directors may be removed with or without cause by the affirmative vote of a majority of the shares then entitled to vote at the election of directors. However, in the event of any proposed business combination transaction, the affirmative vote of eighty percent (80%) of the shares then entitled to vote at the election of directors shall be required to remove any or the entire Board of Directors.
Cumulative Voting. OGCL Section 1701.55(C) provides that, by default, each shareholder has the right to vote cumulatively if notice in writing is given by any shareholder to the president, a vice-president, or the secretary of a corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days’ notice has not been given, not less than twenty-four hours before the meeting time, that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of that notice is made upon the convening of the meeting by the chairperson or secretary or by or on behalf of the shareholder giving the notice.	Cumulative Voting. No holder of Civista common shares is entitled to the right of cumulative voting in the election of directors.
Voting
Required Vote to Pass Certain Actions. In most instances, matters submitted to the Farmers shareholders are decided by a majority of votes cast with respect to such matters. Under the default provisions of the OGCL, certain extraordinary corporate actions, including mergers and other business combinations, must be approved by the affirmative vote of the holders of common shares entitling them to exercise at least two-thirds (2/3rds) of the voting power of Farmers.	Required Vote to Pass Certain Actions. In most instances, unless otherwise required by law, matters submitted to the Civista shareholders are decided by a majority of votes cast with respect to such matters. Civista’s Second Amended and Restated Articles of Incorporation, however, requires an 80% affirmative vote of the shareholders to approve any business combination with a related person or any business combination in which a related person has an interest. This 80% voting requirement, however, is not applicable if (i) the continuing directors have

The Farmers Savings Bank	Civista Bancshares, Inc.
approved the business combination by at least a two-thirds (2/3rds) vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied.
Amendments to Governing Documents. Farmers’ Articles and Regulations may be amended in accordance with the OGCL.

Amendments to Governing Documents. Civista’ Articles of Incorporation may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Civista; provided, however, that an 80% affirmative vote is required for shareholder amendments to Article SIXTH unless such amendment has been proposed and authorized by at least a two-thirds vote of the continuing directors.

Civista’s Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise 2/3 of the voting power on such proposal Civista’ Regulations may also be amended by the directors to the extent permitted by the OGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF FARMERS

The following table sets forth information with respect to the Farmers common shares beneficially owned by each director of Farmers, by certain executive officers of Farmers and by persons known to us who may be beneficial owners of more than 5% of Farmers common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of September [●], 2025. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of Farmers is c/o The Farmers Savings Bank, 111 W. Main St., Spencer, Ohio 44275.

Name and Position(s) of Director or Executive Officer	Number of Common Shares Beneficially Owned (1)		Percent of Common shares Outstanding
Directors and Executive Officers
Thomas W. Lee Director, President and CEO	166.5	(2)	33.3%

Gary Jordan Director	4.0		0.8%

Reid A. Firestone Director (Chairman)	52.0	(3)	10.4%

Directors and Executive Officers as a Group (3 persons)	222.5		44.5%

Other Beneficial Owners of More than 5%
Anne E. Wolcott c/o The Farmers Savings Bank 111 W. Main St. Spencer, Ohio 44275	61.0		12.2%

James B. Wolcott II c/o The Farmers Savings Bank 111 W. Main St. Spencer, Ohio 44275	39.0		7.8%

Nancy Ann Wolcott Doyle c/o The Farmers Savings Bank 111 W. Main St. Spencer, Ohio 44275	39.0		7.8%

*	Indicates less than 1% of the Farmers common shares outstanding.
(1)	Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.
(2)	Consists of 166.5 common shares of Farmers owned by the Lee Family Trust, for which Mr. Lee serves as a Co-Trustee.
(3)	Consists of 52.0 common shares of Farmers owned by The Firestone Family Revised Trust, for which Mr. Firestone serves as a Co-Trustee.

EXPERTS

The consolidated financial statements of Civista as of December 31, 2024, and for the year ended December 31, 2024, and the effectiveness of Civista’s internal control over financial reporting as of December 31, 2024, have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their reports thereon included in Civista’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Civista as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023, and the effectiveness of Civista’s internal control over financial reporting as of December 31, 2023, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon included in Civista’s Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report of Forvis Mazars LLP contains an explanatory paragraph stating the Company changed its method of accounting for credit losses on financial instruments due to the adoption of Accounting Standards Codification Topic 326: Financial Instruments – Credit Losses.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Civista common shares to be issued to the Farmers shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Civista by Vorys, Sater, Seymour and Pease LLP and for Farmers by Dinsmore & Shohl LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Civista to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Civista can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Civista incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Civista and you should read this document together with any other documents incorporated by reference in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules.

This document incorporates by reference the following documents that have previously been filed with the SEC by Civista (File No. 1-36192):

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 10, 2025;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 7, 2025;

•	Quarterly Report on Form 10-Q for the fiscal year ended June 30, 2025, filed with the SEC on August 6, 2025;

•

Current Reports on Form 8-K, filed on  January 6, 2025, January 22, 2025 (two separate Current Reports on Form 8-K filed),  April 2, 2025, April 15, 2025,  April 16, 2025 (two separate Current Reports on  Form 8-K  filed), June  6, 2025, June  27, 2025, July  11, 2025, July  16, 2025, July  22, 2025, July  28, 2025 and August 13, 2025;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 10, 2025; and

•

The description of the common shares of Civista, which is contained in Exhibit 4.2 to Civista’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, filed on March 15, 2021, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

In addition, Civista is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of each company’s special meeting of shareholders.

Civista files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Civista files with the SEC without charge by following the instructions in the section titled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Civista nor Farmers has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CIVISTA BANCSHARES, INC.,

CIVISTA BANK,

and

THE FARMERS SAVINGS BANK

Dated as of July 10, 2025

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Section

2025 Civista Offering	1.4(c)
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Adjusted Shareholders’ Equity	1.5(a)
Agreement	Preamble
Bank Benefit Plan	3.11(a)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Civista Shares	2.3(b)
Book-Entry Farmers Share	1.4(b)
Calculation Time	1.4(a)
Cash Consideration	1.4(a)(i)
Certificate	1.4(b)
Certificate of Merger	1.2
Change in Capitalization	1.4(c)
Change in the Farmers Recommendation	6.3
Civista	Preamble
Civista Bank	Preamble
Civista Common Shares	1.4(a)(ii)
Civista Disclosure Schedule	9.11
Civista Eligible Plans	6.5(a)
Civista SEC Reports	4.5(b)
Civista Stock Plans	4.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Collective Bargaining Agreement	3.24
Confidential Information	6.3
Controlled Group Liability	3.11(p)(i)
Covered Employee	6.5(g)
Current Farmers D&O Policy	6.6(b)
D&O Policy	6.6(b)
Dissenting Share	1.6
Effective Time	1.2
Employees	5.2(i)
Environmental Laws	3.16(a)
Equity Minimum	1.5(b)
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(p)(ii)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(a)(ii)
Farmers	Preamble
Farmers Articles	3.1(c)
Farmers Benefit Plans	3.11(a)
Farmers Code	3.1(c)

A-iv

Index of Defined Terms

(Continued)

Section
Farmers Common Shares	1.4(a)
Farmers Disclosure Schedule	9.11
Farmers Owned Properties	3.20
Farmers Permitted Encumbrances	3.20
Farmers Real Property	3.20
Farmers Recommendation	6.3
Farmers SEP Plan	6.5(d)
Farmers Shareholder Approval	6.3
Farmers Shareholders’ Meeting	6.3
Farmers’ Financial Statements	3.6(a)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	3.4
GAAP	1.5(a)
Governmental Entity	3.4
Holder	2.3
Indemnified Party	6.6(a)
Intellectual Property	3.19(d)(i)
IRS	3.11(b)
IT Assets	3.19(d)(ii)
Key Shareholder Shares	6.16
Key Shareholders	6.13
Knowledge	9.3
Law	3.9(b)
Lee Family	6.15
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.19(d)(iii)
Loans	3.25(a)
Lock-Up Period	6.16
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	1.4(a)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(e)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(i)
OBL	1.1
ODFI	3.4
OGCL	1.1(a)
Ohio Secretary of State	1.2
Owned Intellectual Property	3.19(d)(iv)
Person	3.15(a)
Plan Termination Date	6.5(d)
Preferred Shares	4.2(a)
Premium Cap	6.6(b)
Previously Disclosed	9.11

A-v

Index of Defined Terms

(Continued)

Section
Proxy Statement	3.4
Qualified Plans	3.11(e)
Regulatory Agencies	3.5
Regulatory Agreement	3.14(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	1.4(c)
SRO	3.4
Stimulus Program	3.17(o)
Stock Consideration	1.4(a)(ii)
Subsidiary	3.1(b)
Superior Proposal	6.7(g)(i)
Surviving Bank	1.1(a)
Takeover Laws	3.9(c)
Tax Return	3.11(p)(ii)
Taxes	3.11(p)(i)
Termination Fee	8.3(b)
Trade Association Benefit Plan	3.11(a)
Trade Secrets	3.19(d)(i)
Treasury Shares	1.4(a)
Voting Agreement	6.13
Voting Debt	3.2(a)
Willful Breach	8.2

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2025 (this “Agreement”), is made by and among Civista Bancshares, Inc., an Ohio corporation (“Civista”), Civista Bank, an Ohio state-chartered commercial bank (“Civista Bank”) and The Farmers Savings Bank, an Ohio state-chartered bank (“Farmers”).

RECITALS

A. The Boards of Directors of Civista, Civista Bank and Farmers have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Farmers will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Civista Bank (the “Merger”), with Civista Bank as the surviving entity in the Merger.

B. The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, in accordance with the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) (the “OGCL”) and Title 11 of the Ohio Revised Code (the “OBL”), at the Effective Time, Farmers shall merge with and into Civista Bank. Civista Bank shall be the continuing and surviving bank in the Merger and shall continue its existence as a state bank chartered under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Farmers shall cease. As used in this Agreement, the term “Surviving Bank” refers to Civista Bank immediately after the Effective Time.

(b) Civista may at any time prior to the Effective Time change the method of effecting the combination of Farmers and Civista Bank (including, without limitation, the provisions of this Article I), if and to the extent Civista deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) materially adversely affect the tax consequences of the Merger to shareholders of Farmers or the tax treatment of either party pursuant to this Agreement, including cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code, (iii) materially impede or delay the receipt of the Requisite Regulatory Approvals or other consents and approvals required for consummation of the Merger or otherwise materially delay or impede consummation of the transactions contemplated by this Agreement, or (iv) require further approval of Farmers’ shareholders if such change is made after obtaining the Farmers Shareholder Approval.

1.2 Closing and Effective Time. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a mutually agreeable time and place (or remotely via the electronic exchange of closing deliveries) within thirty (30) days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (such day, the “Closing Date”). Subject to the terms and conditions of this Agreement, on or before the Closing Date, Civista Bank and Farmers shall execute and file (or cause to be executed and filed) a certificate of merger (the “Certificate of Merger”), as provided under the OGCL, with the Ohio Secretary of State (the “OSS”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time” or “Effective Date”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 1115.11 of the OBL. By way of example and without limiting the generality of any other provision of this Article I, on and after the Effective Time, (a) title to all real property and other property owned by Farmers shall vest in the Surviving Bank, (b) all liabilities of Farmers shall be assumed by the Surviving Bank, and (c) all deposit accounts of Farmers shall be deemed issued in the name of the Surviving Bank in accordance with applicable Law.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Civista, Civista Bank, Farmers or the holder of any of the following securities:

(a) Subject to the provisions of this Section 1.4 and Sections 1.5 and 1.6, each common share of Farmers, par value $100.00 (“Farmers Common Shares”), issued and outstanding immediately prior to the Effective Time (excluding shares of Farmers Common Shares owned by Farmers as treasury stock (“Treasury Shares”) and Dissenting Shares) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, without interest, the following (collectively, the “Merger Consideration”):

(i) Cash, in an amount equal to the quotient obtained by dividing (A) $34,925,000 by (B) the number of Farmers Common Shares issued and outstanding immediately prior to the Effective Time (the “Cash Consideration”); and

(ii) A number of common shares, without par value, of Civista (“Civista Common Shares”) equal to the quotient obtained by dividing (A) 1,434,491 by (B) the number of Farmers Common Shares issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”) (the “Stock Consideration”).

(b) All of the Farmers Common Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Farmers Common Shares (each, a “Certificate”) and each non-certificated Farmers Common Share represented by book-entry (a “Book-Entry Farmers Share”) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.4(a), (ii) cash in lieu of any fractional shares that the Farmers Common Shares represented by such Certificate or Book-Entry Share have been converted into the right to receive pursuant to Section 1.4(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.3(c).

(c) If, between the date of this Agreement and the Effective Time, the outstanding Civista Common Shares or Farmers Common Shares shall have been converted or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Change in Capitalization”), an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Farmers Common Shares the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, the offering and sale of Civista Common Shares pursuant to that certain 2025 public offering of Civista Common Shares (“2025 Civista Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”), shall not constitute a Change in Capitalization for purposes of this Section 1.4(c) and Section 5.3(b).

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Treasury Shares shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(e) Notwithstanding anything to the contrary contained in this Agreement, no fractional Civista Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Civista Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Farmers. In lieu of the issuance of any such fractional share, Civista shall pay to each former shareholder of Farmers who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista Common Shares on The Nasdaq Stock Market (the “Nasdaq”) for the five (5) consecutive full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all Farmers Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Civista Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Dinsmore & Shohl LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code (for the avoidance of doubt, applying the “signing date rule” of Section 1.368-1(e)(2)(i) of the Treasury Regulations), then Civista shall increase the Stock Consideration and decrease the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

1.5 Farmers Adjusted Shareholders’ Equity.

(a) The Adjusted Shareholders’ Equity of Farmers shall be calculated by the parties in accordance with the provisions hereof. For purposes of this Section 1.5, “Adjusted Shareholders’ Equity” means the shareholders’ common equity of Farmers as of the end of the month immediately prior to the Effective Time (the “Calculation Time”), as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”); provided, however, that Adjusted Shareholders’ Equity shall be adjusted to (i) exclude all of the transaction-related expenses listed on Schedule 1.5 that are actually incurred or accrued by Farmers in connection with the Merger, which Schedule will be updated and agreed to by Civista and Farmers two (2) business days prior to the Closing to reflect updated amounts; (ii) reflect the decrease in the shareholders’ common equity of Farmers resulting from the payment of any dividends or distributions to shareholders of Farmers after the Calculation Time and prior to the Effective Time; (iii) reflect any adjustments to the valuation of Farmers’ investment securities portfolio in accordance with this Section 1.5(a); and (iv) reflect any reduction in loan loss reserves made prior to the Calculation Time. Prior to the Closing Date, Civista and Farmers shall cooperate in good faith to obtain a mutually agreeable market valuation of Farmer’s investment securities portfolio as of two (2) business days prior to the Closing Date, and the amount of the Adjusted Shareholders’ Equity as calculated hereunder shall be adjusted to reflect the difference between the aggregate value of Farmers’ investment securities portfolio as of the Calculation Time and the aggregate value of Farmers’ investment securities portfolio as determined by such market valuation.

(b) If the Adjusted Shareholders’ Equity of Farmers as of the Calculation Time, as calculated and determined pursuant to Section 1.5(a), is less than $56,000,000 (the “Equity Minimum”), then the amount of the

Cash Consideration payable for each issued and outstanding Farmers Common Share pursuant to Section 1.4(a)(i) shall be reduced by an amount equal to (i) the amount by which the Adjusted Shareholders’ Equity of Farmers is less than the Equity Minimum divided by (ii) the aggregate number of Farmers Common Shares issued and outstanding as of the Effective Time.

(c) If the Adjusted Shareholders’ Equity of Farmers as of the Calculation Time, as calculated and determined pursuant to Section 1.5(a), is greater than the Equity Minimum, then the amount of the Cash Consideration payable for each issued and outstanding Farmers Common Share pursuant to Section 1.4(a)(i) shall be increased by an amount equal to fifty percent (50%) of (i) the amount by which the Adjusted Shareholders’ Equity of Farmers is greater than the Equity Minimum divided by (ii) the aggregate number of Farmers Common Shares issued and outstanding as of the Effective Time.

1.6 Dissenters’ Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Farmers Common Share shall properly demand and perfect dissenters’ rights with respect thereto in accordance with Section 1701.85 of the OGCL and not withdrawn or waived, dissenters’ rights with respect thereto (a “Dissenting Share”), then:

(i) Each such Dissenting Share shall nevertheless be deemed to be cancelled at the Effective Time as provided elsewhere in this Agreement, but will not be converted into the right to receive the Merger Consideration; and

(ii) Each Person who has properly exercised and perfected such dissenters’ rights shall thereafter be entitled in lieu of the Merger Consideration to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the OGCL unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the OGCL, and neither Civista nor the Surviving Bank shall be required to deliver any Merger Consideration to such person in substitution for any such Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Division (D) of Section 1701.85 of the OGCL, each such holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 1.4(a).

1.7 Articles of Incorporation and Code of Regulations of the Surviving Bank. The articles of incorporation of Civista Bank, as in effect immediately prior to the Effective Time, shall become and remain the articles of incorporation of the Surviving Bank until amended in accordance with applicable laws. The code of regulations of Civista Bank, as in effect immediately prior to the Effective Time, shall become and remain the code of regulations of the Surviving Bank until amended in accordance with applicable laws.

1.8 Directors and Officers of the Surviving Bank. As of the Effective Time:

(a) The directors of the Surviving Bank shall be the directors of Civista Bank immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Bank until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b) The officers of Surviving Bank shall be the officers of Civista Bank immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulation of the Surviving Bank.

1.9 Effect on Civista and Civista Bank Shares. Each Civista Common Share and each share of capital stock of Civista Bank issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and shall be unchanged by the Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Civista shall appoint Equiniti Trust Co. pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration. Prior to the Effective Time, Civista shall deposit, or shall cause to be deposited, the Merger Consideration with the Exchange Agent. At or prior to the Effective Time, Civista shall authorize and cause the Exchange Agent to deliver (a) an aggregate number of Civista Common Shares equal to the aggregate Stock Consideration payable in Civista Common Shares to holders of Farmers Common Shares pursuant to Section 1.4(a)(ii), (b) an amount in cash equal to (i) the aggregate Cash Consideration payable to holders of Farmers Common Shares pursuant to Section 1.4(a)(i) and (ii) to the extent then determinable, cash in an amount sufficient to pay to holders of Farmers Common Shares in lieu of fractional shares pursuant to Section 1.4(e) and (iii) together with any dividends or distributions with respect thereto payable in accordance with Section 2.3(c) (the amounts described in this clause (a) and (b), collectively, the “Exchange Fund”). The Exchange Fund will be held in trust for the holders of Farmers Common Shares until distributed to such holders pursuant to this Agreement or released and paid over to Civista pursuant to Section 2.3(f).

2.3 Exchange Procedures. Each holder of record of Farmers Common Shares (other than Treasury Shares and Dissenting Shares), whose Farmers Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Civista Common Shares (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange such holder’s Farmers Common Shares for the Merger Consideration in accordance with the following procedures:

(a) Civista shall prepare a letter of transmittal in such form as is reasonably acceptable to Farmers and as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Farmers Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Farmers Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent.

(b) As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, Civista shall cause the Exchange Agent to mail to each Holder (i) a Letter of Transmittal, and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Farmers Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Civista Common Shares to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(c). Holders who surrender to the Exchange Agent Certificate(s) or Book-Entry Farmers Shares, accompanied by properly completed Letters of Transmittal, after the Effective Time will receive (1) that number of non-certificated whole shares of Civista Common Shares represented by book-entry (“Book-Entry Civista Shares”) to which such Holder shall have become entitled and (2) a check representing the amount of (x) Cash Consideration such Holder shall have become entitled, (y) any cash in lieu of a fractional share which such Holder has the right to receive and (z) any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 2.3(c), as determined as provided in Section 1.4, as promptly as practicable after such receipt by the Exchange Agent.

(c) No dividends or other distributions with respect to Civista Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Farmers Shares with respect to the Civista Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Farmers Shares occurs in accordance with this Article II. After the surrender of any such Certificate or Book-Entry Farmers Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Civista Common Shares represented by such Certificate or Book-

Entry Farmers Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Civista Common Shares represented by such Certificate or Book-Entry Farmers Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Civista Common Shares issuable with respect to such Certificate or Book-Entry Farmers Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Farmers Shares representing Farmers Common Shares that is not registered in the stock transfer records of Farmers, the Merger Consideration (including cash in lieu of fractional Civista Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Farmers Shares so surrendered is registered if the Certificate or Book-Entry Farmers Shares formerly representing such Farmers Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Farmers Shares, or establish to the reasonable satisfaction of Civista that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Civista) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Farmers Common Shares such amounts as the Exchange Agent or Civista, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Civista, as the case may be, the withheld amounts shall be paid over to the appropriate Governmental Entity and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Farmers Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Civista, as the case may be.

(e) After the Effective Time, there shall be no transfers on the share transfer books of Farmers of the Farmers Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Farmers Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Farmers Shares representing such Farmers Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, any cash in lieu of fractional Civista Common Shares to be issued or paid in consideration therefor and any dividends or distributions that the Holder is entitled to, in accordance with the procedures set forth in this Article II.

(f) Any portion of the Exchange Fund that remains unclaimed by the Holders as of the one-year anniversary of the Effective Time may be paid to Civista. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Civista with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Civista Common Shares deliverable in respect of each Farmers Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Civista, the Surviving Bank, Farmers, the Exchange Agent or any other Person shall be liable to any former holder of Farmers Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided, that such bond requirement may be waived by Civista, in its sole discretion, if substituted with an unqualified indemnity from any Farmers shareholder owning five (5) or fewer Farmers Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FARMERS

Except as Previously Disclosed, Farmers hereby represents and warrants to Civista as follows:

3.1 Corporate Organization.

(a) Farmers is a state-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Farmers has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers. The deposit accounts of Farmers are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b) Farmers (i) does not have, directly or indirectly, any Subsidiaries and (ii) does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. As used herein, the term “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

(c) True, complete and correct copies of the Articles of Incorporation of Farmers (the “Farmers Articles”) and the Code of Regulations of Farmers (the “Farmers Code”), as in effect as of the date of this Agreement, have been made available to Civista prior to the date hereof.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Farmers consists solely of 500 Farmers Common Shares, of which, as of the date hereof, (i) 500 Farmers Common Shares are issued and outstanding and (ii) zero (0) Treasury Shares are owned or otherwise held by Farmers. All of the issued and outstanding Farmers Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Farmers may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Farmers does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Farmers Common Shares, Voting Debt or any other equity securities of Farmers or any securities representing the right to purchase or otherwise receive any Farmers Common Shares, Voting Debt or other equity securities of Farmers (“Equity Rights”). As of the date hereof, no trust preferred or subordinated debt securities of Farmers are issued or outstanding.

(b) As of the date hereof, there are no contractual obligations of Farmers (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Farmers or any equity security of Farmers or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Farmers or (ii) to register Farmers Common Shares or other securities under the Securities Act. Other than the Voting Agreements, to Farmers’ Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Farmers Common Shares, other equity securities of Farmers or Equity Rights.

(c) Since December 31, 2024 through the date hereof, Farmers has not (i) issued or repurchased any Farmers Common Shares or Voting Debt or other equity securities of Farmers or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Farmers capital stock or any other equity-based awards.

3.3 Authority; No Violation.

(a) Farmers has full corporate (or similar) power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Farmers Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Farmers. The Board of Directors of Farmers has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Farmers and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Farmers’ shareholders for approval at a duly held Farmers Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby at the Farmers Shareholders’ Meeting, no other corporate proceedings on the part of Farmers are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Farmers and (assuming due authorization, execution and delivery by Civista and Civista Bank) constitutes the valid and binding obligations of Farmers, enforceable against Farmers in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Farmers, nor the consummation by Farmers of the transactions contemplated hereby, nor compliance by Farmers with any of the terms or provisions of this Agreement, will (i) violate any provision of the Farmers Articles or the Farmers Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Farmers or any of its respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Farmers under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Farmers is a party or by which it or any of its respective properties or assets is bound, except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers.

3.4 Consents and Approvals. Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (b) the filing of required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Ohio Division of Financial Institutions (the “ODFI”) and any other federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (a) and (b), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (a), the “Regulatory Approvals”), (c) the filing with the SEC of a proxy statement in definitive form relating to the Farmers Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) as part of Civista’s registration statement on Form S-4, and any amendment thereto (or such other applicable form) (the “Form S-4”), and declaration of effectiveness of the Form S-4, and (d) the filing of the Certificate of Merger with the OSS, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Farmers of the Merger and the other transactions contemplated by this Agreement. Except as otherwise set forth herein, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Farmers of this Agreement.

3.5 Reports. Farmers has timely filed all reports and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (a) the ODFI, (b) the FDIC, (c) any other federal or state regulatory authority, and (d) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Farmers has paid all fees and assessments due and payable in connection therewith.

3.6 Financial Statements.

(a) Farmers has delivered to Civista (a) unaudited financial statements for each of the fiscal years ended December 31, 2022, 2023 and 2024, consisting of balance sheets and the related statements of income for the fiscal years ended on such date, and (b) unaudited financial statements for the interim period ended May 31, 2025, consisting of balance sheets and the related statements of income (collectively, “Farmers’ Financial Statements”). Farmers’ Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Farmers as of the dates thereof and the results of operations for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto.

(b) Farmers has not incurred any liabilities of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the Farmers’ Financial Statements or disclosed in a footnote thereto, (ii) incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024, (iii) which are not material individually or in the aggregate, (iv) incurred in connection with this Agreement and the transactions contemplated hereby, or (v) as Previously Disclosed.

3.7 Broker’s Fees. Neither Farmers nor any of its officers, directors, employees or agents has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Janney Montgomery Scott LLC pursuant to a letter agreement, a true and complete copy of which has been made available to Civista.

3.8 Absence of Changes. Since December 31, 2024, (a) Farmers has conducted its business only in the ordinary course of business consistent with past practice, and (b) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Farmers. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the ability of such party to timely consummate the transactions contemplated by this Agreement or (ii) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to clause (ii), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in general economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) the public disclosure of the execution of this Agreement and compliance with this Agreement (including any effect on a party’s relationships with its customers or employees), or (E) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

3.9 Compliance with Applicable Law.

(a) Farmers holds, and since December 31, 2021 has at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith) except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers, and, to Farmers’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Farmers is in compliance, and since December 31, 2021, has complied with in all material respects, and is not in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, and Sections 23A and 23B of the Federal Reserve Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(c) Farmers has not received, since December 31, 2021, any notification or communication in writing or, to Farmers’ Knowledge, orally, from any Governmental Entity asserting that Farmers is not in compliance with any Laws which such Governmental Entity enforces.

(d) Farmers does not engage in any trust business, nor does it administer or maintain accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.10 State Takeover Laws. The Board of Directors of Farmers has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under applicable Law, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under applicable Law or the Farmers Articles (collectively, the “Takeover Laws”).

3.11 Farmers Benefit Plans.

(a) Section 3.11(a) of the Farmers Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all bonus, stock option, stock appreciation right, phantom equity, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, vacation, paid time off, welfare, fringe-benefit agreement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Farmers or any of its respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Farmers or any of its respective ERISA Affiliates or for which Farmers could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed on Section 3.11(a) of the Farmers Disclosure Schedule, collectively, the “Farmers Benefit Plans”). Section 3.11(a) of the Farmers Disclosure Schedule designates (i) the Farmers Benefit Plans that are sponsored by Farmers (each, a “Bank Benefit Plan”) and (ii) the Farmers Benefit Plans that are sponsored by a trade association of which Farmers is a member (each, a “Trade Association Benefit Plan”).

(b) Farmers has made available to Civista true, correct and complete copies of the following (as applicable) with respect to each Farmers Benefit Plan (to the extent made available to Farmers with respect to each Trade Association Benefit Plan): (i) the written document evidencing such Farmers Benefit Plan or, if such Farmers Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (or other descriptions of such Farmers Benefit Plan provided to Employees) and all modifications thereto, (vi) all material correspondence between Farmers and the Department of Labor or the IRS, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related thereto, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Civista, there are no amendments to any Bank Benefit Plans that have been adopted or approved nor has Farmers undertaken to make any such amendments or to adopt or approve any new Farmers Benefit Plans. No Bank Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Except as set forth on Section 3.11(c) of the Farmers Disclosure Schedule, to Farmers’ Knowledge, (i) each Bank Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) the Farmers SEP Plan (as defined in Section 6.5(d)) complies with all applicable Laws. Except as set forth on Section 3.11(c) of the Farmers Disclosure Schedule, during the six years preceding the date of this Agreement, Farmers has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Bank Benefit Plan, and, to Farmers’ Knowledge, no plan defect exists with respect to a Bank Benefit Plan that would qualify for correction under any such program.

(d) Except as set forth on Section 3.11(d) of the Farmers Disclosure Schedule, to Farmers’ Knowledge, each Bank Benefit Plan that is a “nonqualified deferred compensation plan” as defined in and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including, but not limited to, Treasury Regulations). No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Farmers Disclosure Schedule identifies each Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or threatened to be revoked, and, to Farmers’ Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Bank Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Farmers nor any of its respective ERISA Affiliates has, at any time, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of Farmers nor any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Farmers nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g) Except as set forth on Section 3.11(g) of the Farmers Disclosure Schedule, Farmers does not sponsor, has not sponsored nor does it have any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law. Farmers has reserved the right to amend, terminate or modify at any time all Bank Benefit Plans providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Farmers’ right to amend, terminate or modify any such benefits.

(h) All contributions required to be made by Farmers to any Farmers Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable by Farmers with respect to insurance policies funding any Farmers Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Farmers.

(i) Except as set forth on Section 3.11(i) of the Farmers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Farmers, or result in any limitation on the right of Farmers to amend, merge, terminate or receive a reversion of assets from any Bank Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Farmers in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Farmers Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Farmers or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Farmers nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Farmers nor any of its respective ERISA Affiliates or, to Farmers’ Knowledge, any Person now or previously employed by Farmers, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Bank Benefit Plans or their related trusts, Farmers, any of its respective ERISA Affiliates or any Person that Farmers has an obligation to indemnify with respect to such prohibited transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to Farmers’ Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to

Farmers’ Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Bank Benefit Plans, any fiduciaries thereof with respect to their duties to the Bank Benefit Plans or the assets of any of the trusts under any of the Bank Benefit Plans which could reasonably be expected to result in any material liability of Farmers to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Farmers Benefit Plan, or any other party.

(m) Each individual who renders services to Farmers who is classified by Farmers as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Farmers Benefit Plans) is properly so characterized.

(n) Except as set forth on Section 3.11(n) of the Farmers Disclosure Schedule, no deduction of any amount payable pursuant to the terms of any Farmers Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o) At all times since January 1, 2015, Farmers has not employed more than 50 full time equivalent employees.

(p) Definitions.

(i) “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.]

3.12 Approvals. As of the date of this Agreement, to Farmers’ Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Farmers has received the opinion of Janney Montgomery Scott LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Farmers Common Shares.

3.14 Legal Proceedings and Regulatory Agreements.

(a) There is no legal, administrative, arbitral or other proceedings, claims, actions, suits, or investigations of any nature that are pending or, to Farmers’ Knowledge, threatened in against or affecting Farmers or any of the current or former directors or executive officers of Farmers in their capacities as such (and Farmers is not aware of any basis for any such proceeding, claim, action, suit or investigation) (i) that involves a Governmental Entity, (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers that, individually or in the aggregate, is (A) material to or is reasonably likely to result in a material restriction on its businesses, or (iii) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Farmers or the assets of Farmers.

(b) Farmers is not party to or otherwise subject to any cease-and-desist or other order or enforcement action, any written agreement, consent agreement or memorandum of understanding, any commitment letter or similar undertaking, or any order or directive with or from any Governmental Entity, including any of the foregoing that (i) restricts the conduct of its business, or (ii) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated banks (each item in this sentence, whether or not set forth on the Farmers Disclosure Schedule, a “Regulatory Agreement”), nor has Farmers been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement; provided that notwithstanding the forgoing, Farmers shall not be required under this Section 3.14(b) or otherwise to disclose any information deemed to be Confidential Supervisory Information (as such term is defined in 12 C.F.R. § 261.2), and failure to disclose such information shall not be deemed a breach of this agreement or actionable under Section 8.1(d).

3.15 Material Contracts.

(a) Except as set forth on Section 3.15 of the Farmers Disclosure Schedule, Farmers is not a party to, bound by or subject to any of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) any employment, severance, termination, consulting, or retirement contract with any current or former director, officer or employee of Farmers, (ii) any contract relating to the borrowing of money by Farmers or the guarantee by Farmers of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of Farmers and ordinary course trade payables not past due), (iii) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Farmers (including, following consummation of the transactions contemplated hereby, Civista, the Surviving Bank or any of their affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Farmers (including, following consummation of the transactions contemplated hereby, Civista, the Surviving Bank or any of their affiliates) is or could be conducted, (iv) any contract not terminable by Farmers, without penalty or other incremental expense, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Farmers (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Farmers in the ordinary course of business consistent with past practice), (v) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which obligates Farmers (or, following the consummation of the Merger, Civista, the Surviving Bank or any of their affiliates) to conduct business with any third party on an exclusive or preferential basis, (vi) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which requires referrals of business or requires Farmers to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Farmers, (viii) any contract pursuant to which Farmers has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (ix) any contract pursuant to which Farmers has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (x) any contract which relates to any material Owned Intellectual Property of or used by Farmers, (xi) any contract between Farmers, on the one hand, and any officer or director of Farmers, any affiliate or family member of any such officer or director, or any other affiliate of Farmers, on the other hand, except those of a type available to Employees of Farmers generally, or (xii) any contract that provides for payments to be made by Farmers upon a change in control thereof or a termination of such contract in excess of $25,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Farmers and, to Farmers’ Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Neither Farmers, and, to Farmers’ Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Farmers under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Farmers has made available true and complete copies of each Material Contract to Civista prior to the date hereof.

3.16 Environmental Matters. Except as set forth on Section 3.16 of the Farmers Disclosure Schedule:

(a) since December 31, 2021, Farmers has complied in all material respects with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”);

(b) since December 31, 2021, there have been no proceedings, claims, actions, or investigations of any kind, pending or threatened to Farmers’ Knowledge, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Farmers relating to any Environmental Law and, to Farmers’ Knowledge, there is currently no reasonable basis for any such proceeding, claim, action or investigation;

(c) there are currently no agreements, orders, judgments, indemnities or decrees by or with Farmers, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law;

(d) to Farmers’ Knowledge, there are, and have been since December 31, 2021, no hazardous substances or other environmental conditions at any property of Farmers presently owned or leased under circumstances which could reasonably be expected to result in liability to or claims against Farmers relating to any Environmental Law; and

(e) to Farmers’ Knowledge, there are no agreements, orders, judgments, indemnities or decrees by or with any borrower of Farmers with respect to which Farmers has a security interest in real property owned by such borrower, and any Person, with a court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law.

3.17 Taxes.

(a) (i) All Tax Returns (as hereinafter defined) required to be filed by or with respect to Farmers have been duly and timely filed (taking into account any extension of time within which to file), (ii) all Tax Returns filed by or with respect to Farmers are true, correct and complete in all material respects and were prepared in compliance with all applicable laws, (C) all Taxes (as hereinafter defined) due and payable by Farmers (whether or not shown or required to be shown on any Tax Returns) have been paid in full, and (D) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Farmers. Farmers has made available to Civista true and correct copies of the United States federal income Tax Returns filed by Farmers for each of the three (3) most recent Tax years. Farmers does not any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Farmers’ Financial Statements other than those that have arisen in the ordinary course of business since December 31, 2024. The accruals for Taxes reflected in Farmers’ Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of Farmers other than Liens for current Taxes not yet due and payable.

(b) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. Farmers is not resident for Tax purposes outside of the United

States. Farmers does not have, nor has it ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(c) Farmers has withheld or collected and paid over to the appropriate Governmental Entities, or is properly holding for such payment, all Taxes required by law to be withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, director, or other third-party and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed and timely filed.

(d) No claim has ever been made by any Governmental Entity in a jurisdiction where Farmers does not file Tax Returns that Farmers is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction nor, to Farmers’ Knowledge, is there any factual basis for any such claim.

(e) Farmers (i) has not executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor (ii) is it subject to, or requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(f) Farmers has not been audited by any Governmental Entity with respect to Taxes for taxable years ending on or subsequent to December 31, 2021, and, to the Knowledge of Farmers, no audit, examination or other proceeding with respect to Taxes has been threatened by a Governmental Entity, and all such past audits and proceedings have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. No Governmental Entity has asserted, is now asserting, or, to Farmers’ Knowledge, is threatening to assert against Farmers any deficiency or claim for additional Taxes.

(g) Farmers is not a party to any Tax allocation, Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes, nor does Farmers have any liability for the Taxes of any person (other than Farmers) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Farmers is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(h) Farmers has not requested or been granted any extension of time with respect to any Tax Return or a Tax assessment or deficiency.

(i) Farmers does not own an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(j) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Farmers is a party that could be treated as a partnership for Tax purposes.

(k) None of the assets of Farmers are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and Farmers is not party to a “long-term contract” within the meaning of Section 460 of the Code.

(l) Farmers has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) Farmers has not participated in a listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and nor has Farmers been notified of, or to Farmers’

Knowledge participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. Farmers has disclosed in all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) Reserved.

(o) Farmers has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and any other federal, state, municipal, local, or other stimulus fund programs in connection with the COVID-19 pandemic (“Stimulus Program”) or claimed any deduction or other Tax benefit in a manner inconsistent with any Stimulus Program requirements or limitations. Farmers has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program.

(p) Definitions.

(i) “Tax” and “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, value added, estimated, alternative minimum, add-on minimum, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, unemployment, social security, disability, employer health, excise, severance, stamp, occupation, property, environmental, natural resources, escheat, unclaimed or abandoned property, or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to the foregoing or in respect of the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, imposed, assessed or collected under the authority of any Governmental Entity; and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) arising or payable by reason of contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

(ii) “Tax Return” means return, declaration, report, claim for refund, information return or other document or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.18 Reorganization. Farmers has not taken or agreed to take any action, and to Farmers’ Knowledge, there is no fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.19 Intellectual Property.

(a) Farmers (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. All Owned Intellectual Property is subsisting, valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property collectively constitute all Intellectual Property used in or necessary for the operation of the business of Farmers as presently conducted.

(b) The operation by Farmers of its business as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2021, no Person has asserted in writing that Farmers has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Farmers’ Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Farmers’ rights in the Owned Intellectual Property.

(c) Farmers IT Assets operate and perform in all material respects as reasonably required by Farmers. Farmers has implemented commercially reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Farmers’ Knowledge, Farmers is compliant with its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees.

(d) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs (“Trade Secrets”); and (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the business of Farmers except for off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Farmers.

3.20 Properties. Farmers (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Farmers’ Financial Statements as being owned by Farmers or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Farmers Owned Properties“), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Farmers Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Farmers’ Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Farmers Owned Properties that constitute real property, the

“Farmers Real Property“), free and clear of all Liens of any nature whatsoever, except for Farmers Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Farmers’ Knowledge, the lessor. There are no pending or, to Farmers’ Knowledge, threatened condemnation proceedings against the Farmers Real Property.

3.21 Insurance. Section 3.21 of the Farmers Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Farmers and all open claims thereunder. Farmers is insured against such risks and in such amounts as the management of Farmers reasonably has determined to be prudent and consistent with industry practice. Farmers is in compliance in all material respects with all of its insurance policies and is not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and Employees of Farmers, Farmers is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.22 Accounting and Internal Controls.

(a) Farmers has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(b) Since December 31, 2021, neither Farmers nor, to Farmers’ Knowledge, any director, officer, auditor, accountant or Representative of Farmers has received written or, to Farmers’ Knowledge, oral notice of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Farmers or its respective internal accounting controls, including any complaint, allegation, assertion or written claim that Farmers has engaged in questionable accounting or auditing practices.

3.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Farmers or for the account of a customer of Farmers, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and are legal, valid and binding obligations of Farmers enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Farmers has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Farmers’ Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.24 Labor. (a) Farmers is not, and since December 31, 2021 has not been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) to Farmers’ Knowledge, no employee is represented by a labor organization for purposes of collective bargaining with respect to Farmers; (c) to Farmers’ Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Farmers; (d) no Collective Bargaining Agreement is being negotiated by Farmers; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Farmers pending or, to Farmers’ Knowledge, threatened, that may interfere in any material respect with the business activities of Farmers; (f) to Farmers’ Knowledge, there is no pending charge or complaint against Farmers by the National Labor Relations Board or any comparable Governmental Entity; and (g) Farmers has complied in all material respects with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.25 Loans; Loan Matters.

(a) Except as set forth on Section 3.25(a)(1) of the Farmers Disclosure Schedule, as of most recent calendar quarter end, Farmers is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) the unpaid principal balance of which exceeds $50,000 and which, to Farmers’ Knowledge, the obligor is in material default of any other provision under such Loan, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Farmers, or to Farmers’ Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.25(a)(2) of the Farmers Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Farmers that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Farmers that, as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Farmers that, as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Farmers’ Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Farmers and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Farmers’ written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

(c) There are no claims pending or, to Farmers’ Knowledge, threatened for repurchases by Farmers of home mortgage loans that were sold to third parties, and to Farmers’ Knowledge, it is not required to repurchase any material dollar volume of home mortgage loans sold to third parties by Farmers. None of the agreements pursuant to which Farmers has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.26 Investment Securities. Farmers has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except (i) as set forth in the Farmers Financial Statements and (ii) to the extent such securities are pledged in the ordinary course of business to secure obligations of Farmers. Such securities are valued on the books of Farmers in accordance with GAAP. Farmers employs investment, securities, commodities, risk management and other policies, practices and procedures which to Farmers’ Knowledge are prudent and reasonable in the context of such businesses and Farmers has complied with such policies, practices and procedures in all material respects.

3.27 Transactions with Affiliates. Except as set forth on Section 3.27 of the Farmers Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by Farmers to, and Farmers is not otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Farmers Common Shares or any director, employee or affiliate of Farmers, other than as part of the normal and customary terms of such persons’ employment or service as a director with Farmers. Except as set forth in Section 3.27 of the Farmers Disclosure Schedule, Farmers is not a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Farmers Common Shares, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between Farmers and any of its affiliates comply, to the extent applicable, with Regulation W promulgated under the Federal Reserve Act.

3.28 No Material Misstatements or Omissions. No representation or warranty by Farmers in this Agreement or any document, statement, certificate, schedule or exhibit furnished to Civista by or on behalf of Farmers pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CIVISTA AND CIVISTA BANK

Except as Previously Disclosed, Civista and Civista Bank hereby jointly and severally represent and warrant to Farmers as follows:

4.1 Corporate Organization.

(a) Civista is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Civista has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista. Civista is duly registered as a bank holding company under the BHC Act.

(b) Civista Bank, an Ohio state-chartered bank, is a Subsidiary of Civista and (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of Civista Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Capitalization.

(a) The authorized capital stock of Civista consists of 40,000,000 Civista Common Shares and 200,000 preferred shares, without par value (“Preferred Shares”). No shares of capital stock or other voting securities of Civista are issued, reserved for issuance or outstanding, other than (i) 19,379,608 Civista Common Shares issued and 15,519,072 Civista Common Shares outstanding, including 96,692 Civista Common Shares granted in respect of outstanding awards of restricted Civista Common Shares under the Civista 2014 Incentive Plan and the Civista 2024 Incentive Plan (collectively, the “Civista Stock Plans”), (ii) 3,860,536 Civista Common Shares held in treasury, (iii) zero (0) Civista Common Shares reserved for issuance upon the exercise of outstanding stock options to purchase Civista Common Shares granted under a Civista Stock Plan, (iv) 398,500 Civista Common Shares reserved for issuance pursuant to future grants under the Civista Stock Plans, and (v) zero (0) Preferred Shares. All of the issued and outstanding Civista Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of Civista is issued or outstanding. The Civista Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(b) Civista owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Civista Bank and its other Subsidiaries, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Violation.

(a) Each of Civista and Civista Bank has full corporate (or similar) power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the other consents and approvals set forth in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly, and unanimously adopted and approved by the Board of Directors of Civista and Civista Bank to the extent required by applicable Law. No other corporate proceedings on the part of Civista or Civista Bank are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Civista and Civista Bank and (assuming due authorization, execution and delivery by Farmers) constitutes the valid and binding obligation of Civista and Civista Bank, enforceable against Civista and Civista Bank in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Civista or Civista Bank, nor the consummation by Civista or Civista Bank of the transactions contemplated hereby, nor compliance by Civista or Civista Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Civista or Civista Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Civista, Civista Bank or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Civista or Civista Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Civista or Civista Bank is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista.

4.4 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing and declaration of effectiveness of the Form S-4, (c) the filing of the Certificate of Merger with the OSS, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Civista Common Shares pursuant to this Agreement and approval of listing of such Civista Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Civista of this Agreement or with the consummation by Civista of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Civista of this Agreement.

4.5 Reports.

(a) Civista and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Civista pursuant to the Securities Act or the Exchange Act (the “Civista SEC Reports”) since December 31, 2021 is publicly available. All Civista SEC Reports, at the time of filing, complied, and all Civista SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Statements. The financial statements of Civista and its Subsidiaries included (or incorporated by reference) in the Civista SEC Reports (including the related notes, where applicable), as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Farmers as of the dates thereof and the results of operations for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto.

4.7 Broker’s Fees. Neither Civista or any of its Subsidiaries, nor any of their respective officers, directors, employees or agents has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Piper Sandler.

4.8 Compliance with Applicable Law. Civista and each of its Subsidiaries hold, and since December 31, 2021 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista and, to Civista’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Civista and each of its Subsidiaries is in compliance in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Civista or any of its Subsidiaries.

4.9 Legal Proceedings. There is no legal, administrative, arbitral or other proceedings, claims, actions, suits or investigations of any nature that are pending or, to Civista’s Knowledge, threatened against or affecting Civista or any of its Subsidiaries or any of its current or former directors or executive officers at Civista in their capacities as such (and Civista is not aware of any basis for any such proceeding, claim, action, suit or investigation) that (i) involves a Governmental Entity, (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista or (iii) would reasonably likely to materially prevent or delay Civista and/or Civista Bank from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree, Regulatory Agreement or other regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Civista or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Civista.

4.10 Absence of Changes. Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Civista.

4.11 Approvals. As of the date of this Agreement, Civista knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.12 Reorganization. Civista has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Available Funds. Civista and Civista Bank have and, immediately prior to the Effective Time, will have, cash sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

4.14 Ownership of Farmers Common Shares. As of the date of this Agreement, Civista and its Subsidiaries do not beneficially own any of the outstanding Farmers Common Shares.

4.15 Takeover Laws. Civista has taken all action required to be taken by Civista in order to exempt this Agreement and the transactions contemplated hereby and thereby from (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Civista Articles, the Civista Regulations and/or the governing documents of Civista Bank.

4.16 No Material Misstatements or Omissions. No representation or warranty by Civista or Civista Bank in this Agreement or any document, statement, certificate, schedule or exhibit furnished to Farmers by or on behalf of Civista or Civista Bank pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by Law, (a) each of Farmers, Civista and Civista Bank shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Farmers, Civista and Civista Bank shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Farmers, Civista or Civista Bank to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Farmers Forbearances. Except as otherwise specifically permitted or required by this Agreement or as required by Law, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, Farmers shall not, without the prior written consent of Civista, which consent shall not be unreasonably withheld:

(a) merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(b) (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Farmers stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Farmers’ capital stock, or other equity-based award with respect to Farmers Common Shares under any of the Farmers Benefit Plans or otherwise;

(c) (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than quarterly dividends consistent with past practice, provided such dividends do not exceed $1,500 per share per quarter (pro-rated for any partial quarter) and in compliance with applicable Laws, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

(d) (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) except with respect to contracts or agreements otherwise permitted by this Agreement, enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(e) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except in each case, any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction or series of related transactions that, is not material to Farmers;

(f) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person;

(g) amend the Farmers Articles or the Farmers Code;

(h) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Farmers;

(i) except as required under applicable Law or the terms of this Agreement or any Farmers Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Farmers (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice and the payment of annual bonuses to Employees in the ordinary course consistent with past practices and consistent with the provisions of Sections 6.5(h) and 6.5(i), (ii) hire or terminate without cause the employment of any Employee (other than the hiring of replacement employees for positions then existing), or (iii) enter into, establish, adopt, terminate or amend (except (A) as may be required by applicable Law, (B) as contemplated by this Agreement or (C) the regular annual renewal of insurance contracts for health and welfare benefits) any Farmers Benefit Plan or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including any related administrative services contract), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Employees, (iv) grant any equity or equity-based awards to any Employees, or (v) take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits of any Employees;

(j) (i) take any action that is intended or is reasonably expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Reserve or Federal Home Loan Bank advances, sales of certificates of deposits, and entry into repurchase agreements) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(l) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management, or any other banking or operating policies, except as required by Law or any Regulatory Agency;

(m) make any material change to (i) its investment securities portfolio, or derivatives portfolio, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;

(n) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually or $50,000 in the aggregate for all such actions, suits, claims, and that does not (i) impose any restriction on the business of Farmers or (ii) create precedent for claims that is reasonably likely to be material to Farmers;

(o) open, relocate or close, or make any application for the opening, relocation or closing of, any branch office, loan production office or other significant office or operations facility;

(p) make or incur any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except for binding commitments existing on the date hereof and Previously Disclosed;

(q) (i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practices all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return);

(r) except (i) for Loans or legally binding commitments for Loans that have been made prior to the date of this Agreement, and for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) to Farmers in excess of $750,000, (ii) with respect to amendments or modifications that have been made prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Farmers with total credit exposure in excess of $300,000, or (iii) with respect to any such actions that have previously made prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Farmers, in each case in excess of $500,000; provided, however, that Civista shall be required to respond to any requests for a consent to make such loan, amendment, modification or extension of credit in writing within two (2) business days after the loan package is delivered to Civista;

(s) except for (i) commitments to sell a participation interest in a Loan which commitments have been approved as of the date of this Agreement or (ii) existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Civista Bank the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Civista Bank;

(t) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Civista and Civista Bank Forbearances. Except as otherwise specifically permitted or required by this Agreement or as required by Law, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, each of Civista and Civista Bank shall not, without the prior written consent of Farmers, which consent shall not be unreasonably withheld:

(a) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) Effect any Change in Capitalization;

(c) Amend the Civista Articles or the Civista Regulations in a manner that would materially and adversely affect the holders of Farmers Common Shares relative to holders of Civista Common Shares; or

(d) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, (i) Civista and Farmers shall cooperate and prepare (or cause to be prepared) the Proxy Statement and (ii) Civista shall prepare and file (or caused to be prepared and filed) with the SEC, and Farmers shall use its commercially reasonable efforts to cooperate in the preparation of, the Form S-4, in which the Proxy Statement will be included. Civista shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Farmers shall thereafter mail or deliver the Proxy Statement to Farmers shareholders. Civista shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Farmers shall furnish all information concerning Farmers and the holders of Farmers Common Shares as may be reasonably necessary in connection with the Proxy Statement or Form S-4.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Each of Farmers and Civista shall have the right to review in advance, subject to applicable Laws, all of the information relating to Farmers or Civista, as the case may be, and its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Farmers and Civista shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Civista, Civista Bank or Farmers to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Civista, Farmers or the Surviving Bank in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect on Civista, Civista Bank, Farmers or the Surviving Bank.

(c) Each of Civista and Farmers shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Civista, Civista Bank or Farmers or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Civista and Farmers agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Farmers Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Civista and Farmers further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to as soon as reasonably practicable inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Civista and Farmers shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Farmers shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Civista, reasonable access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records, and, during such period, Farmers shall make available to Civista (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of state banking or insurance Laws (other than reports or documents that Farmers is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Civista may reasonably request, including periodic updates of the Loan information provided in

Section 3.25. Civista shall use commercially reasonable efforts to minimize any interference with Farmers’ regular business operations during any such access to the properties, books, contracts, commitments and records of Farmers. Upon the reasonable request of Farmers, Civista shall furnish such reasonable information about it and its Subsidiaries, and their respective businesses, as is relevant to Farmers and its shareholders in connection with the transactions contemplated by this Agreement. Neither Farmers nor Civista, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) Except for the use of information in connection with any applications, notices and other filings with Governmental Entities required in order to complete the transactions contemplated by this Agreement, all information received by each of Farmers, on the one hand, and Civista and Civista Bank, on the other hand, pursuant to the terms of this Agreement (collectively, the “Confidential Information”) shall be kept in strictest confidence. The parties agree that the Confidential Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Each of Civista, Civista Bank and Farmers agree to hold the Confidential Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Confidential Information except when, after and to the extent such Confidential Information (i) is or becomes generally available to the public other than through the failure of Farmers, on the one hand, or Civista and Civista Bank, on the other hand, to fulfill its obligations hereunder, (ii) was already known to the party receiving the Confidential Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Confidential Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Confidential Information. In the event the transactions contemplated by this Agreement are not consummated, Civista, Civista Bank and Farmers agree to promptly return or destroy all copies of the Confidential Information provided to the other.

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval. The Board of Directors of Farmers has resolved to recommend to Farmers’ shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Farmers will take, in accordance with applicable Law and the Farmers Articles and the Farmers Code, all action necessary to convene a meeting of its shareholders (“Farmers Shareholders’ Meeting”), to be held as promptly as practicable after Civista has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Farmers agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Farmers of any Acquisition Proposal or Change in the Farmers Recommendation. Subject to the provisions of Section 6.7, Farmers shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Farmers Recommendation”), and shall use its reasonable best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Farmers Shareholder Approval”), including, if necessary, adjourning the Farmers Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Farmers Shareholder Approval. Notwithstanding any Change in the Farmers Recommendation, this Agreement shall be submitted to the shareholders of Farmers at the Farmers Shareholders’ Meeting for the purpose of obtaining the Farmers Shareholder Approval and nothing contained herein shall be deemed to relieve Farmers of such obligation so long as Civista has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Farmers shall have effected a Change in the Farmers Recommendation permitted hereunder, then the Board of Directors of Farmers shall submit this Agreement to Farmers’ shareholders without the recommendation of this Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Farmers may communicate the basis for its lack of a recommendation to Farmers’ shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, except as provided in Section 6.7, neither Farmers nor its Board of Directors shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Farmers nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Civista, the Farmers Recommendation or take any action, or make any public statement, filing or release inconsistent with the Farmers Recommendation (any of the foregoing being a “Change in the Farmers Recommendation”).

6.4 Nasdaq Listing; Reservation of Civista Common Shares.

(a) Civista shall cause the Civista Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

(b) Civista agrees at all times from the date of this Agreement to reserve a sufficient number of Civista Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5 Employee Matters.

(a) At or prior to the Effective Time, Civista shall take all action so that Employees of Farmers shall be entitled to participate in each benefit plan of Civista or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Civista Eligible Plans”) to the same extent as similarly-situated employees of Civista and its Subsidiaries, it being understood that inclusion of the Employees of Farmers in the Civista Eligible Plans may occur at different times with respect to different plans; provided, that nothing contained in this Agreement shall require Civista or any of its Subsidiaries to make any grants to any former employee of Farmers under any discretionary equity compensation plan of Civista or to provide the same level of (or any) employer contributions or other benefit subsidies as Farmers. Civista shall cause each Civista Eligible Plan in which Employees of Farmers are eligible to participate to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Civista Eligible Plans, the service of such Employees with Farmers to the same extent as such service was credited for such purpose by Farmers, and, solely for purposes of Civista’s vacation, paid time off and severance programs (including the severance benefit described in Section 6.5(g)), for purposes of determining the benefit amount; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Except for the commitment to continue those Farmers Benefit Plans that correspond to Civista Eligible Plans until Employees of Farmers are included in such Civista Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Civista to amend or terminate any of the Bank Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Civista shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former Employees and directors of Farmers existing as of the Effective Date under any Farmers Benefit Plan.

(c) At such time as Employees of Farmers become eligible to participate in a medical, health, dental or vision plan of Civista or its Subsidiaries, Civista shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or vision plans of Civista, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Farmers Benefit Plan prior to the Effective Time, and (iii) provide each such employee or dependent with credit for any co-payments or co-insurance and deductibles paid during the same plan year under an analogous Farmers Benefit Plan (to the same extent that such credit was given under the analogous Farmers Benefit Plan during the applicable plan year).

(d) Farmers shall adopt such resolutions of its Board of Directors and take such other action as Civista may reasonably request to cause The Farmers Savings Bank Simplified Employee Pension Plan (the “Farmers SEP Plan”) to be (i) amended immediately prior to the Effective Time, if and to the extent necessary, to update the Farmers SEP Plan to comply with all changes in the Law and any plan qualification requirements applicable to the Farmers SEP Plan at such time, and (ii) terminated immediately prior to the Effective Time (the “Plan Termination Date”). Civista agrees, to the extent permitted by applicable Law, to permit Farmers SEP Plan participants who become employees of Civista and its Subsidiaries to roll over their account balances in the Farmers SEP Plan from the Farmers SEP Plan to Civista’s 401(k) Plan. Notwithstanding anything in Section 6.5 to the contrary, Employees of Farmers who continue in employment with the Surviving Bank following the Effective Time shall be eligible as of the Effective Time to participate in the Civista’s 401(k) Plan.

(e) Effective as of immediately prior to the Effective Time, Farmers shall, at the written request of Civista, freeze or terminate each Farmers Benefit Plan (or terminate Farmers’ status as a participating employer of a Trade Association Plan, as applicable) as is requested by Civista, provided that such written request is provided by Civista with sufficient time to allow such freeze or termination to occur in accordance with any governing documents or contracts with insurers or sponsors of such Farmers Benefit Plans. Prior to the Effective Time, Farmers shall take appropriate action, acceptable to Civista, with regard to any plan defect described on Section 3.11(c) of the Farmers Disclosure Schedule.

(f) Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Farmers employees under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Farmers Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Civista, Farmers or any of their respective affiliates; (ii) alter or limit the ability of Civista or any of its Subsidiaries to amend, modify or terminate any Farmers Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Civista or any of its Subsidiaries or constitute or create an employment or other agreement with any Employee.

(g) Any employee of Farmers who is not subject to an existing contract providing for severance and/or change in control and whose employment is terminated without cause within six (6) months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (a “Covered Employee”), will be entitled to receive (i) a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Farmers, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay, (ii) outplacement assistance, and (iii) payment by Civista of additional severance calculated by multiplying the Covered Employee’s weekly COBRA rate by the number of weeks of severance payments described in clause (i). The Covered Employee’s weekly COBRA rate will be calculated by multiplying the monthly COBRA premium for each Farmers Benefit Plan benefit in which the Covered Employee is enrolled at the time of the termination by 12 and dividing by 52. Comparable employment shall include (x) job duties substantially similar to the Covered Employee’s current duties with Farmers, (y) compensation at a salary or base compensation rate at least equal to the Covered Employee’s current salary or base compensation rate from Farmers, and (z) a primary job location that does not require the Covered Employee to commute after the Effective Time more than twenty-five (25) miles greater than the Covered Employee’s present commute. With respect to Covered Employees who are part-time employees, “base pay” means such Covered Employee’s routinely scheduled number of hours per week at the time of the execution of the Agreement multiplied by such Covered Employee’s hourly rate of pay. This severance payment, if applicable, will be paid by Civista in lieu of participation during the six (6) month period following the Effective Time by a Covered Employee in Civista’s severance plan as in effect from time to time after the Effective Time.

(h) At or prior to the Effective Time, Farmers may, in its sole discretion, pay to Farmers Employees annual bonuses for the calendar year 2025 consistent with past practices, but in no event in an amount greater than $115,000 in the aggregate.

(i) At or prior to the Effective Time, Farmers may, in its sole discretion, may make contributions to the Farmers SEP Plan for calendar year 2025 consistent with past practices, but in no event in an amount greater than $100,000 in the aggregate.

(j) At and following the Effective Time, Civista shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with the terms of the written employment and change in control agreements listed in Section 3.11(a) of the Farmers Disclosure Schedules.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Civista shall indemnify each Person who served as a director or officer of Farmers on or before the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) to the fullest extent permitted pursuant to the Farmers Articles and the Farmers Code as of the date of this Agreement, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Farmers; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) Prior to the Effective Time, Civista shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of six (6) years beginning on the Effective Date, on terms no less advantageous than those contained in Farmers’ existing officers’ and directors’ liability insurance policy (“Current Farmers D&O Policy”); provided, however, that Civista shall not be required to pay an amount in excess of 150% of the annual premium currently paid for the Current Farmers D&O Policy (the “Premium Cap”) for the D&O Policy, and if Civista is unable to obtain the D&O Policy called for by this Section 6.6(b) for an amount equal to or less than the Premium Cap, then Civista shall obtain as much insurance as is available for the Premium Cap.

6.7 No Solicitation.

(a) Except as set forth in Section 6.7(b), Farmers shall not, and shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Farmers to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.7(a), if Farmers receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Farmers Shareholders’ Meeting that the Board of Directors of Farmers has determined, in its good faith judgment (after consultation with Farmers’ financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Farmers and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Farmers has determined, in its good faith judgment (after consultation with Farmers’ outside legal counsel), that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Farmers has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Farmers than, the terms of the Confidentiality Agreement between Farmers and Civista dated as of February 27, 2025.

(c) As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Farmers shall advise Civista in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Civista promptly apprised of any related developments, discussions and negotiations on a current basis.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Farmers Shareholders’ Meeting, the Board of Directors of Farmers may withdraw its recommendation of this Agreement, thereby resulting in a Change in the Farmers Recommendation, if and only if (x) from and after the date hereof, Farmers has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Farmers has determined in good faith, after consultation with Farmers’ outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Farmers to comply with its fiduciary duties under applicable Law; provided, that the Board of Directors of Farmers may not effect a Change in the Farmers Recommendation unless:

(i) Farmers shall have provided prior written notice to Civista at least three (3) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Civista that the Board of Directors of Farmers has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(ii) during the Notice Period, Farmers shall, and shall cause its financial advisors and outside counsel to, negotiate with Civista in good faith (to the extent Civista desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iii) the Board of Directors of Farmers shall have concluded in good faith (after consultation with Farmers’ financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Civista, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Farmers shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Farmers or any of its Representatives is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Farmers from making any disclosure to Farmers’ shareholders if the Board of Directors of Farmers (after consultation with Farmers’ outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Farmers determines in its good faith judgment to be more favorable to Farmers than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Farmers’ outside legal counsel and financial advisor, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Civista in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Farmers’ outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Farmers or publicly announced to Farmers’ shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Civista or any of its affiliates) (in each case other than Civista or any of its Affiliates) relating to an Acquisition Transaction (as defined in Section 6.7(g)(iii)) involving Farmers; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Farmers by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Civista or any of its affiliates, of 25% or more in interest of the total outstanding voting securities of Farmers (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Civista or any of its affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of Farmers (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Farmers pursuant to which the shareholders of Farmers immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of Farmers; or (C) any liquidation or dissolution of Farmers.

6.8 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each party to this Agreement will take all reasonably necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.

6.9 Financial Statements and Other Current Information. During the period from the date of this Agreement to the Effective Date, as soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, Farmers will furnish to Civista (a) financial statements (including balance sheets, statements of operations and stockholders’ equity) of Farmers as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Farmers or any committee thereof relating to the financial performance and risk management of Farmers.

6.10 Notification of Certain Matters. Farmers and Civista will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

6.11 Shareholder Litigation. Farmers shall give Civista prompt notice of any shareholder litigation against Farmers and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Civista the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Civista’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Farmers shall reasonably cooperate with Civista and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Civista. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Farmers in the ordinary course of business, Farmers shall cause the Employees, officers and Representatives of Farmers to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Civista in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Civista. Notwithstanding anything to the contrary herein, Farmers shall not be required to (i) terminate any third-party service provider arrangements prior to the Closing or (ii) take any action that may unreasonably or materially interfere with the business of Farmers or impede or delay the consummation of the Closing. In addition, notwithstanding any other provisions of this Agreement, neither Civista nor Civista Bank shall be permitted under any circumstances to exercise control or be deemed to exercise directly or indirectly, a controlling influence over the management or policies over Farmers prior to the Effective Time.

6.13 Voting Agreements. Farmers shall deliver on the date of this Agreement the Voting Agreement, in the form attached to this Agreement as Exhibit A (the “Voting Agreement”), duly executed by each of the Key Shareholders of Farmers. As used herein, “Key Shareholders” shall mean the following shareholders of Farmers: the Lee Family Trust; the Firestone Family Revocable Trust; Ann E. Wolcott; James B. Wolcott II; and Nancy Ann Wolcott Doyle.

6.14 Tax Representation Letters. Officers of Civista and Farmers shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Civista, and Dinsmore & Shohl LLP, tax counsel to Farmers, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c).

6.15 Deposit Agreement. On the date of this Agreement, the members of the Lee Family shall enter into a Deposit Agreement with Civista Bank pursuant to which the members of the Lee Family will agree to retain at least 95% of their aggregate account balances on deposit with Farmers as of March 7, 2025, with the Surviving Bank for a period of not less than two (2) years following the Effective Time. As used herein, the “Lee Family”) shall mean and include Thomas W. Lee and the Lee Family Trust.

6.16 Lock-Up Agreements. On the date of this Agreement, each of the Key Shareholders of Farmers shall enter into a Lock-Up Agreement with Civista pursuant to which such Key Shareholder will agree (A) for a period of six (6) months following the Effective Time (the “Lock-Up Period”)”), such Key Shareholder will not sell any of the Civista Common Shares received as Merger Consideration (the “Key Shareholder Shares”) and (B) for a period of eighteen (18) months following the Lock-Up Period, such Key Shareholder will not sell in the aggregate more than 20,000 Civista Common Shares in any thirty (30) day period.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have received the Farmers Shareholder Approval.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Stock Exchange Listing. The Civista Common Shares to be issued to the holders of Farmers Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the ODFI and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Civista and Civista Bank. The obligation of Civista and Civista Bank to effect the Merger is also subject to the satisfaction, or waiver by Civista, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Farmers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Farmers shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Farmers, has had or would reasonably be expected to result in a Material Adverse Effect on Farmers; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Civista shall have received a certificate signed on behalf of Farmers by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Farmers. Farmers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Civista shall have received a certificate signed on behalf of Farmers by its Chief Executive Officer or Chief Financial Officer to such effect.

(c) Tax Opinion. Civista shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Civista or the Surviving Bank or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Civista or the Surviving Bank that would have a Material Adverse Effect on Civista, the Surviving Bank or any of their respective affiliates, in each case measured on a scale relative to Farmers.

(e) FIRPTA Affidavit. Farmers shall have delivered to Civista an affidavit, under penalties of perjury, stating that Farmers is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

(f) Dissenters’ Rights. The holders of not more than 10% of the outstanding Farmers Common Shares shall have perfected dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Farmers. The obligation of Farmers to effect the Merger is also subject to the satisfaction or waiver by Farmers at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Civista and Civista Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Civista shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Civista, has had or would reasonably be expected to result in a Material Adverse Effect on Civista; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Farmers shall have received a certificate signed on behalf of Civista and Civista Bank by the Chief Executive Officer or Chief Financial Officer of Civista to the foregoing effect.

(b) Performance of Obligations of Civista and Civista Bank. Civista and Civista Bank, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Farmers shall have received a certificate signed on behalf of Civista and Civista Bank by the Chief Executive Officer or the Chief Financial Officer of Civista to such effect.

(c) Tax Opinion. Farmers shall have received an opinion of Dinsmore & Shohl LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Dinsmore & Shohl LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Payment of Merger Consideration. Civista shall have delivered, or cause to be delivered, the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Farmers with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Farmers Shareholder Approval:

(a) by mutual consent of Farmers and Civista in a written instrument authorized by the Boards of Directors of Farmers and Civista;

(b) by either Farmers or Civista, if any Requisite Regulatory Approval has been denied by any Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Farmers or Civista, if the Merger shall not have been consummated on or before June 30, 2026, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Farmers or Civista (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Farmers, in the case of a termination by Civista, or on the part of Civista, in the case of a termination by Farmers, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Civista, if (i) at any time prior to the Effective Time, the Board of Directors of Farmers has (A) failed to recommend to the shareholders of Farmers that they give the Farmers Shareholder Approval; (B) effected a Change in the Farmers Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Farmers Common Shares is commenced (other than by Civista or a Subsidiary thereof), and the Board of Directors of Farmers recommends that the shareholders of Farmers tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by Civista or Farmers, if the Farmers Shareholder Approval, as required by Section 7.1(a), shall not have been obtained at the Farmers Shareholders’ Meeting (including any adjournment or postponement thereof).

8.2 Effect of Termination. In the event of termination of this Agreement by either Farmers or Civista as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Farmers, Civista, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Sections 9.1 through 9.10 shall survive any termination of this Agreement, and (ii) neither Farmers nor Civista shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i) (A) Either Farmers or Civista terminates this Agreement pursuant to 8.1(c) (without the Farmers Shareholder Approval having been obtained) or Civista terminates pursuant to Section 8.1(d) (as a result of fraud or a Willful Breach by Farmers) and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Farmers or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve (12) months of such termination Farmers shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(ii) (A) Either Farmers or Civista terminates this Agreement pursuant to Section 8.1(f) and (B) within six (6) months of such termination Farmers shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(iii) Civista terminates this Agreement pursuant to Section 8.1(e);

then in any such case, Farmers shall pay to Civista an amount equal to $2,500,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same-day funds within ten (10) days following the delivery of Civista’s notice of termination pursuant to Section 8.1(e).

(c) The parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Farmers fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Farmers shall pay to Civista, Civista’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the Prime Rate from the date such payment was due under this Agreement until the date of payment. Except in the case of fraud or Willful Breach, the payment of such Termination Fee shall be the sole and exclusive remedy available to Civista and the maximum aggregate liability of Farmers with respect to this Agreement and the transactions contemplated by this Agreement, and Farmers shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Civista or any of its Affiliates or Representatives.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Farmers Shareholder Approval; provided, however, that after the Farmers Shareholder Approval, there may not be, without further approval of the Farmers shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Farmers, to:

The Farmers Savings Bank

111 W. Main Street

Spencer, Ohio 44275

Attention: Thomas W. Lee, President and Chief Executive Officer

Email: twlee@fsb-spencer.com

with a copy to:

Dinsmore & Shohl LLP

255 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

Attention: Michael G. Dailey

Email: michael.dailey@dinsmore.com

(b)	if to Civista, to:

Civista Bancshares, Inc.

100 E. Water Street

Sandusky, Ohio 44870

Attention: Dennis G. Shaffer, President and Chief Executive Officer

Email: dgshaffer@civista.bank

with a copy to:

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

Attention: Anthony D. Weis

Email: adweis@vorys.com

9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the phrase “made available” is used in this Agreement, it shall mean that prior to the date of this Agreement, such document or information has been uploaded to the virtual data room established by Janney Montgomery Scott LLC in connection with the Merger. As used in this Agreement, the term “Knowledge” with respect to Farmers means the actual knowledge after reasonable inquiry of any of Farmers’ officers listed on Section 9.4 of the Farmers Disclosure Schedule and with respect to Civista, means the actual knowledge after reasonable inquiry of any of Civista’s officers listed on Section 9.4 of the Civista Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Erie County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Erie County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.7 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Public Announcements. Civista and Farmers shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of Nasdaq, Civista and Farmers agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

9.9 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Farmers employees under Section 6.5(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.11 Disclosure Schedule. As of the date of this Agreement, Farmers delivered to Civista a schedule (a “Farmers Disclosure Schedule”) and Civista delivered to Farmers a schedule (a “Civista Disclosure Schedule”)

that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Farmers or Civista, as the case may be, in the applicable paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule, respectively, or any other paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule (so long as it is reasonably apparent on its face that the disclosure in such other paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

CIVISTA BANCSHARES, INC.

By:	/s/ Dennis G. Shaffer
	Name:	Dennis G. Shaffer
	Title:	President and Chief Executive Officer

CIVISTA BANK

By:	/s/ Dennis G. Shaffer
	Name:	Dennis G. Shaffer
	Title:	Chief Executive Officer

THE FARMERS SAVINGS BANK

By:	/s/ Thomas W. Lee
	Name:	Thomas W. Lee
	Title:	President and Chief Executive Officer

EXHIBIT A

Form of Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of July ___, 2025, by and among Civista Bancshares, Inc., an Ohio corporation (“Civista”), and the undersigned shareholders (collectively, the “Shareholders”) of The Farmers Savings Bank, an Ohio state-chartered bank (“Farmers”).

WHEREAS, the Shareholders own the common shares, par value $100, of Farmers set forth on Exhibit A hereto (such common shares, together with all shares of Farmers which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Civista, Civista Bank, an Ohio-state chartered bank and wholly-owned subsidiary of Civista, and Farmers propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Farmers will merge with and into Civista Bank pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Civista, Civista Bank, and Farmers have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. Each Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of Farmers, however called, or at any adjournment or postponement thereof, and in any action by consent of the shareholders of Farmers, they shall:

(a) Appear at such meeting or otherwise cause all of such Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum;

(b) Vote or cause to be voted, in person or by proxy, all of the shares that are beneficially owned by such Shareholder or as to which such Shareholder has the direct or indirect right to vote or direct the voting, (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and the approval of the transactions contemplated thereby, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Farmers and any person or entity other than Civista or any of its Subsidiaries, and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Farmers under the Merger Agreement or that would result in any of the conditions to the obligations of Farmers under the Merger Agreement not being fulfilled.

The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director or fiduciary of Farmers with respect to any matter.

1.2 Irrevocable Proxy. By execution of this Agreement, each Shareholder does hereby appoint Civista as such Shareholder’s true and lawful attorney and irrevocable proxy, with full power of substitution and resubstitution, to the full extent of such Shareholders rights with respect to the Shares, to vote or cause to be voted, if Shareholder is unable to perform his or her obligations under this Agreement, all of the Shares that such

Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1.1 hereof at any meeting of the shareholders of Farmers, and at any adjournment or postponement thereof, and in connection with any action by consent of the shareholders of Farmers. Each Shareholder intends this proxy to be irrevocable and coupled with an interest until the termination of this Agreement pursuant to the terms of Section 4.1 hereof and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares. Notwithstanding anything to the contrary contained herein, this proxy shall automatically terminate upon the termination of this Agreement.

ARTICLE 2

Representations and Warranties

Each of the Shareholders hereby represents and warrants to Civista as follows:

2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Civista, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Civista shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CIVISTA BANCSHARES, INC.

By:
Name: Dennis G. Shaffer
Title: President and CEO

Exhibit A to Voting Agreement

Name	Common Shares

Total

ANNEX B

DISSENTERS’ RIGHTS UNDER SECTION 1701.85 OF THE OHIO GENERAL CORPORATION LAW

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

July 9, 2025

PERSONAL AND CONFIDENTIAL

Board of Directors

The Farmers Savings Bank

111 West Main Street

Spencer, OH 44275

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Company’s existing common shareholders of the Merger Consideration (as defined below) to be paid by Civista Bancshares, Inc. (the “Purchaser”) in connection with the proposed acquisition (the “Transaction”) of The Farmers Savings Bank (the “Company”) subject to the terms and conditions of the Agreement and Plan of Merger between the Purchaser and the Company (the “Agreement”).

Pursuant to the Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $69,850 in cash and 2,868.982 shares of the Purchaser’s common stock, subject to adjustment as described in the Agreement (the “Merger Consideration”). The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience in and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions in and hold securities of the Purchaser or the Company. To the extent that we have any such material position as of the date of this opinion, it has been disclosed to the Company. This opinion has been reviewed and approved by Janney’s Fairness Committee in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. Janney has otherwise provided no investment banking services to Purchaser during the past two years in which compensation was received or was intended to be received. Janney may provide services to the Purchaser in the future (and/or to the Company if the Transaction is not consummated), and Janney expects to serve as a co-manager in the Purchaser’s upcoming stock offering.

We were retained by the Company to act as financial advisor in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion, as well as a completion fee that is contingent upon the successful completion of the Transaction. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

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During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, dated July 8, 2025, and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)

familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of the Purchaser and the Company;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of the Purchaser and the Company, including quarterly reports filed with the Federal Reserve, Securities and Exchange Commission and/or the Federal Deposit Insurance Corporation;

(iv)

reviewed and discussed with senior management of Purchaser and the Company the future financial prospects of the Purchaser and the Company as related to financial projections and pro formas, including publicly available consensus analyst estimates of the Purchaser where applicable;

(v)	compared certain aspects of the financial performance of the Purchaser and the Company with similar data available for certain other institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of the Purchaser and the Company;

(vii)

reviewed the pro forma financial effects of the Transaction, taking into consideration the potential amount and timing of transaction costs and cost savings expected to be achieved as a result of the Transaction, in each case prepared by or at the direction of senior management of the Company and the Purchaser and approved for our use by the Company;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, with your consent we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Purchaser and the Company. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Purchaser or the Company or any of their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Purchaser or the Company nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

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We did not make an independent valuation of the quality of the Company’s or the Purchaser’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or the Purchaser. We did not make an independent valuation of the quality of the Company’s or the Purchaser’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment portfolio of the Company or the Purchaser. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs and expense savings) provided to or otherwise reviewed by or discussed with us, we have been advised by senior management of the Company and senior management of the Purchaser, and have assumed with your consent, that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of the Company and senior management of the Purchaser that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects, to the draft of the Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Purchaser and the Company. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. In rendering this opinion, we have been advised by both the Purchaser and the Company that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to any matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any of the Company’s officers, directors, or employees, or class of such persons, whether relative to the compensation received by the public shareholders of the Company or otherwise. We are not expressing any opinion as to the prices at which shares of the Purchaser’s common stock will trade.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or

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strategies could be achieved or are available. With your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement. We express no opinion as to any such matters. This letter is solely for the information of the Board of Directors of the Company in its evaluation of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by the

Purchaser in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

Janney Montgomery Scott LLC

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Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)	Second Amended and Restated Articles of Incorporation and Second Amended and Restated Regulations of Civista

The Second Amended and Restated Articles of Incorporation of Civista and Second Amended and Restated Regulations of Civista contain the following provisions with respect to the indemnification of directors and officers:

Pursuant to Article EIGHTH of the Second Amended and Restated Articles of Incorporation, Civista has the power to indemnify its present and past directors, officers, employees and agents to the fullest extent permitted under the Ohio Revised Code. Article VIII of the Second Amended and Restated Code of Regulations provides that Civista will indemnify, to the fullest extent permitted or authorized by applicable law, any person made or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Civista, or is or was serving at the request of Civista as a director, trustee, officer, employee, member, manager or agent of a bank, or other corporation, partnership, joint venture, trust or other enterprise. In order to receive indemnification, the person must have acted in good faith and in a manner that he or she reasonably believed to be in and not opposed to the best interest of Civista. With regard to any criminal action or proceeding, Civista will indemnify the person if he or she had no reasonable cause to believe his or her conduct was unlawful. Civista will not indemnify a person with respect to such person’s willful misconduct.

The indemnification provided by Civista’s Second Amended and Restated Code of Regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, such indemnification will continue as to a person who has ceased to be a director, trustee or officer and will inure to the benefit of such person’s heirs, executors and administrators.

Article VIII of the Second Amended and Restated Code of Regulations also provides that Civista will pay, to the fullest extent permitted or authorized by applicable law, expenses, as they are incurred, including attorneys’ fees, incurred by a director or officer of Civista in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of a written undertaking by or on behalf of the director or officer in which the director or officer agrees to: (a) repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s or officer’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Civista or undertaken with reckless disregard for the best interests of Civista; and (b) reasonably cooperate with Civista concerning such action, suit or proceeding (other than an action or suit by or in the right of Civista to procure a judgment in its favor).

(c) Insurance

Civista maintains insurance policies under which directors and officers of Civista are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Civista.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits below.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of July 10, 2025, by and among Civista Bancshares, Inc., Civista Bank and The Farmers Savings Bank	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

3.1	Second Amended and Restated Articles of Incorporation of Civista Bancshares, Inc., as filed with the Ohio Secretary of State on November 15, 2018	Filed as Exhibit 3.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on November 16, 2018 and incorporated herein by reference (File No. 001-36192).

3.2	Second Amended and Restated Code of Regulations of Civista Bancshares, Inc. (adopted July 22, 2025)	Filed as Exhibit 3.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on July 28, 2025 and incorporated herein by reference. (File No. 001-36192).

4.1	Indenture dated November 30, 2021, by and between Civista Bancshares, Inc. and UMB Bank, National Association, as Trustee.	Filed as Exhibit 4.1 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 001-36192).

4.2	Forms of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031.	Filed as Exhibit 4.2 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022 and incorporated herein by reference (File No. 001-36192).

4.3	Agreement to furnish instrument and agreements defining rights of holders of long-term debt.	Filed as Exhibit 4.3 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 10, 2025 and incorporated herein by reference (File No. 001-36192).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the securities being registered.	Filed herewith.

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters.	Filed herewith.

8.2	Opinion of Dinsmore & Shohl LLP regarding certain tax matters.	Filed herewith.

10.1*	Form of Change of Control Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on March 8, 2019 and incorporated herein by reference. (File No. 001-36192).

10.2*	Form of Amended and Restated Change of Control Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on March 8, 2019 and incorporated herein by reference. (File No. 001-36192).

Exhibit Number	Description	Exhibit Location

10.3*	Form of Pension Shortfall Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers.	Filed as Exhibit 10.2 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on October 29, 2015 and incorporated herein by reference. (File No. 001-36192).

10.4*	Civista Bancshares, Inc. Supplemental Nonqualified Executive Retirement Plan, as amended and restated as of January 1, 2024.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on February 22, 2024 (File No. 001-36192).

10.6*	First Amendment to Civista Bancshares, Inc. Supplemental Nonqualified Executive Retirement Plan, effective June 6, 2025	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on June 6, 2025 and incorporated herein by reference. (File No. 001-36192).

10.7*	Endorsement Split Dollar Insurance Agreement, dated as of June 6, 2025, between Civista Bank and Charles A. Parcher	Filed as Exhibit 10.3 to Civista Bancshares, Inc.’s Current Report on Form 8-K dated and filed on June 6, 2025 and incorporated herein by reference. (File No. 001-36192).

10.8*	Civista Bancshares, Inc. 2014 Incentive Plan.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Registration Statement on Form S-8 filed on February 26, 2015 and incorporated herein by reference (File No. 333-202316).

10.9*	Form of Restricted Stock Award Agreement under Civista Bancshares, Inc. 2014 Incentive Plan.	Filed as Exhibit 10.8 to Civista Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 15, 2019 and incorporated herein by reference. (File No. 1-36192).

10.10*	Civista Bancshares, Inc. 2024 Incentive Plan.	Filed as Exhibit 10.1 to Civista Bancshares, Inc.’s Registration Statement on Form S-8 filed on May 24, 2024 and incorporated herein by reference (File No. 333-279708).

21.1	Subsidiaries of Civista.	Filed as Exhibit 21.1 to Civista Bancshares, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 10, 2024 and incorporated herein by reference (File No. 1-36192).

23.1	Consent of Independent Registered Public Accounting Firm – Plante Moran, PLLC.	Filed herewith.

23.2	Consent of Independent Registered Public Accounting Firm – FORVIS MAZARS, LLP.	Filed herewith.

23.3	Consent of Vorys, Sater, Seymour and Pease LLP.	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

23.4	Consent of Vorys, Sater, Seymour and Pease LLP.	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

23.5	Consent of Dinsmore & Shohl LLP.	Included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference.

Exhibit Number	Description	Exhibit Location

24.1	Power of Attorney for Directors and Executive Officers of Civista.	Filed herewith.

99.1	Consent of Janney Montgomery Scott LLC.	Filed herewith.

99.2	Form of Proxy Card for Special Meeting of Shareholders of Farmers.	Filed herewith.

107	Filing Fee Table.	Filed herewith.

*	Management Compensation Plan or Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on September 10, 2025.

CIVISTA BANCSHARES, INC.

By:	/s/ Dennis G. Shaffer
Dennis G. Shaffer President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Darci L. Congrove * Darci L. Congrove	September 10, 2025	Director

/s/ Mark Macioce* Mark Macioce	September 10, 2025	Director

/s/ Julie A. Mattlin * Julie A. Mattlin	September 10, 2025	Director

/s/ Dennis E. Murray, Jr. * Dennis E. Murray, Jr.	September 10, 2025	Director

/s/ Mary Patricia Oliver* Mary Patricia Oliver	September 10, 2025	Director

/s/ Charles A. Parcher * Charles A. Parcher	September 10, 2025	Director

/s/ Clyde A. Perfect, Jr. * Clyde A. Perfect, Jr.	September 10, 2025	Director

/s/ Dennis G. Shaffer Dennis G. Shaffer	September 10, 2025	Director, President and Chief Executive Officer

/s/ Harry Singer * Harry Singer	September 10, 2025	Director

/s/ Nathan E. Weaks * Nathan E. Weaks	September 10, 2025	Director

/s/ Ian Whinnem * Ian Whinnem	September 10, 2025	Senior Vice President (Principal Financial and Accounting Officer)

/s/ Lorina W. Wise * Lorina W. Wise	September 10, 2025	Director

/s/ Gerald B. Wurm * Gerald B. Wurm	September 10, 2025	Director

*

The above-named directors and officers of the Registrant sign this Registration Statement on Form S-4 by Dennis G. Shaffer their attorney-in-fact, pursuant to Power of Attorney signed by the above-named directors and officer, which Power of Attorney is filed with this Registration Statement on Form S-4 as Exhibit 24.1

By:	/s/ Dennis G. Shaffer
Dennis G. Shaffer
President and Chief Executive Officer Attorney-in-Fact